Filed Pursuant to Rule 424(b)(3)
Registration No. 333-131045
PROSPECTUS SUPPLEMENT NO. 6
(To Prospectus dated April 19, 2007)
HEALTH FITNESS CORPORATION
6,681,000 Shares of Common Stock
     This Prospectus Supplement No. 6 should be read in conjunction with the Prospectus dated April 19, 2007 (as previously supplemented by the prospectus supplements dated May 15, 2007, May 21, 2007, May 22, 2007, June 5, 2007 and August 13, 2007, collectively, the “Prospectus”) relating to the offer and sale from time to time by the selling shareholders identified in the Prospectus of up to 6,681,000 shares of the common stock of Health Fitness Corporation. We will not receive any of the proceeds from the sale of the common stock covered by the Prospectus.
     On August 14, 2007, we filed with the U.S. Securities and Exchange Commission the attached Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 2007.
     The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 6 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 6 supersedes the information contained in the Prospectus.
     Investing in our common stock is speculative and involves risk. You should read the section entitled “Risk Factors” beginning on page 10 of our annual report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference in the Prospectus, for a discussion of certain risk factors you should consider before investing in our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 6. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 6 is August 14, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 10-Q
QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2007
Commission File No. 000-25064

HEALTH FITNESS CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	No. 41-1580506
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification No.)
3600 American Boulevard West, Bloomington, Minnesota 55431
(Address of Principal Executive Offices)
Registrant’s telephone number (952) 831-6830

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES ☑      NO ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer. See definition “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐      Accelerated filer ☐     Non-accelerated filer ☑
     Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). YES ☐      NO ☑
The number of shares outstanding of the registrant’s common stock as of August 13, 2007 was: Common Stock, $0.01 par value, 19,875,098 shares

Health Fitness Corporation
Consolidated Financial Statements

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PART I. – FINANCIAL INFORMATION
ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
HEALTH FITNESS CORPORATION
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2007	2006
ASSETS

CURRENT ASSETS
Cash	$131,753	$987,465
Trade and other accounts receivable, less allowances of $210,500 and $283,100	12,427,703	12,404,856
Inventories	809,400	326,065
Prepaid expenses and other	601,315	375,824
Deferred tax assets	217,476	217,476

Total current assets	14,187,647	14,311,686

PROPERTY AND EQUIPMENT, net	1,123,325	767,675

OTHER ASSETS
Goodwill	14,529,674	14,509,469
Software technology, less accumulated amortization of $577,900 and $370,200	1,614,815	1,658,575
Trademark, less accumulated amortization of $295,900 and $246,300	197,185	246,809
Other intangible assets, less accumulated amortization of $205,800 and $166,500	323,250	362,528
Deferred tax assets	437,010	437,010
Other	17,927	24,597

	$32,430,833	$32,318,349

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Trade accounts payable	$1,229,617	$1,811,939
Accrued salaries, wages, and payroll taxes	3,577,563	3,249,424
Accrued acquisition earnout	—	1,475,000
Other accrued liabilities	177,049	120,044
Accrued self funded insurance	196,956	201,053
Line of credit	274,491	—
Deferred revenue	1,210,020	1,663,121

Total current liabilities	6,665,696	8,520,581

LONG-TERM OBLIGATIONS	—	—

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; 50,000,000 shares authorized; 19,803,177 and 19,220,217 shares issued and outstanding	197,823	192,202
Additional paid-in capital	27,282,030	25,989,447
Accumulated comprehensive income	(50,692)	(35,186)
Accumulated deficit	(1,664,024)	(2,348,695)

	25,765,137	23,797,768

	$32,430,833	$32,318,349

See notes to consolidated financial statements.

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HEALTH FITNESS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
REVENUE	$16,979,167	$15,575,130	$33,569,200	$30,142,391

COSTS OF REVENUE	12,223,734	11,415,116	24,003,873	22,377,897

GROSS PROFIT	4,755,433	4,160,014	9,565,327	7,764,494

OPERATING EXPENSES
Salaries	2,645,073	2,146,470	5,043,875	4,142,369
Other selling, general and administrative	1,691,109	1,219,161	3,173,634	2,338,337
Amortization of acquired intangible assets	42,770	107,610	85,540	216,072

Total operating expenses	4,378,952	3,473,241	8,303,049	6,696,778

OPERATING INCOME	376,481	686,773	1,262,278	1,067,716

OTHER INCOME (EXPENSE)
Interest expense	(4,591)	(2,470)	(6,690)	(4,150)
Change in fair value of warrants	—	406,694	—	841,215
Other, net	4,090	14,071	2,576	10,061

EARNINGS BEFORE INCOME TAXES	375,980	1,105,068	1,258,164	1,914,842

INCOME TAX EXPENSE	202,976	377,594	573,493	527,695

NET EARNINGS	173,004	727,474	684,671	1,387,147

Dividend to preferred shareholders	—	—	—	96,410

NET EARNINGS APPLICABLE TO COMMON SHAREHOLDERS	$173,004	$727,474	$684,671	$1,290,737

NET EARNINGS PER SHARE:
Basic	$0.01	$0.04	$0.04	$0.08
Diluted	0.01	0.02	0.03	0.03

WEIGHTED AVERAGE COMMON SHARES:
Basic	19,702,693	18,831,169	19,508,107	17,005,769
Diluted	20,558,007	20,310,830	20,415,501	20,305,674
See notes to consolidated financial statements.

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HEALTH FITNESS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
	June 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$684,671	$1,290,737
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation	368,708	241,033
Amortization	88,901	219,434
Warrant valuation	—	(841,215)
Stock-based compensation	386,338	238,404
Deferred taxes	—	(1,701)
Loss on disposal of assets	—	158
Change in assets and liabilities:
Trade and other accounts receivable	(22,847)	(431,789)
Inventories	(482,223)	(115,406)
Prepaid expenses and other	(226,603)	(19,828)
Other assets	6,671	11,671
Trade accounts payable	(603,508)	(122,572)
Accrued liabilities and other	381,047	(69,927)
Deferred revenue	(453,101)	(115,583)

Net cash provided by operating activities	128,054	283,416

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(674,918)	(301,748)
Business acquisition, net of cash acquired	(20,205)	—
Accrued acquisition earnout	(737,500)	—
Other	—	(85,807)

Net cash used in investing activities	(1,432,623)	(387,555)

CASH FLOWS FROM FINANCING ACTIVITIES:
Costs from issuance of preferred stock	(17,415)	(161,725)
Proceeds from the issuance of common stock	21,249	85,698
Proceeds from the exercise of stock options	170,532	3,706
Borrowings under line of credit	7,229,742	—
Repayments under line of credit	(6,955,251)	—

Net cash provided by (used in) financing activities	448,857	(72,321)

NET DECREASE IN CASH	(855,712)	(176,460)

CASH AT BEGINNING OF PERIOD	987,465	1,471,505

CASH AT END OF PERIOD	$131,753	$1,295,045

Supplemental cash flow information:
Cash paid for interest	$3,153	$788
Cash paid for taxes	101,364	475,817

Non-cash investing and financing activities affecting cash flows:
Common stock issued for accrued acquisition earnout	737,500	—
Conversion of warrant liability to additional paid in capital	—	1,369,674
See notes to consolidated financial statements.

5

HEALTH FITNESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
NOTE 1. ORGANIZATION
Health Fitness Corporation, a Minnesota corporation (also referred to as “we,” “us,” “our,” the “Company,” or “Health Fitness”), is a leading provider of population health improvement services and programs to corporations, hospitals, communities and universities located in the United States and Canada. We currently manage 257 corporate fitness center sites and 162 corporate health improvement programs.
We provide staffing services as well as a comprehensive menu of programs, products and consulting services within our Health Management and Fitness Management business segments. Our broad suite of services enables our clients’ employees to live healthier lives, and our clients to control rising healthcare costs, through participation in our assessment, education, coaching, physical activity, weight management and wellness program services, which can be offered as follows: (i) through on-site fitness centers we manage; (ii) remotely via the web and; (iii) through telephonic health coaching.
NOTE 2. BASIS OF PRESENTATION
The accompanying unaudited consolidated financial statements for the three and six months ended June 30, 2007 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Financial information as of December 31, 2006 has been derived from our audited consolidated financial statements. In accordance with the rules and regulations of the United States Securities and Exchange Commission, the Company has omitted footnote disclosures that would substantially duplicate the disclosures contained in the audited financial statements of the Company. The unaudited consolidated financial statements should be read together with the financial statements for the year ended December 31, 2006, and the footnotes thereto included in the Company’s Form 10-K as filed with the United States Securities and Exchange Commission on March 30, 2007.
In the opinion of management, the interim consolidated financial statements include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of the results for interim periods presented. These financial statements include some amounts that are based on management’s best estimates and judgments. These estimates may be adjusted as more information becomes available, and any adjustment could be significant. The impact of any change in estimates is included in the determination of earnings in the period in which the change in estimate is identified. Operating results for the three and six months ended June 30, 2007 are not necessarily indicative of the operating results that may be expected for the year ended December 31, 2007.
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Consolidation – The consolidated financial statements include the accounts of our Company and our wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Reclassifications – Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no net effect on assets, liabilities, shareholders’ equity or results of operations as previously reported.
Cash – We maintain cash balances at several financial institutions, and at times, such balances exceed insured limits. We have not experienced any losses in such accounts and we believe we are not exposed to any significant credit risk on cash. At June 30, 2007 and December 31, 2006, we had cash of approximately $73,900 and $36,900 (U.S. Dollars) in a Canadian bank account.

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Trade and Other Accounts Receivable – Trade and other accounts receivable represent amounts due from companies and individuals for services and products. We grant credit to customers in the ordinary course of business, but generally do not require collateral or any other security to support amounts due. Management performs ongoing credit evaluations of customers. Accounts receivable from sales of services are typically due from customers within 30 to 90 days. Accounts outstanding longer than contractual payment terms are considered past due. We determine our allowance for discounts and doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, our previous loss history, the customer’s current ability to pay its obligation to us, and the condition of the general economy and the industry as a whole. We write off accounts receivable when they become uncollectible, and payments subsequently received on such receivable are credited to the allowance. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers and their geographic dispersion.
Property and Equipment – Property and equipment are stated at cost. Depreciation and amortization are computed using both straight-line and accelerated methods over the useful lives of the assets.
Software Development Costs - Software development costs are accounted for in accordance with Statement SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Accordingly, software development costs incurred subsequent to the determination of technological feasibility and marketability of a software product are capitalized. Capitalization of costs ceases and amortization of capitalized software development costs commences when the products are available for general release. Amortization is determined on a product by product basis using the greater of a ratio of current product revenues to projected current and future product revenues or an amount calculated using the straight-line method over the estimated economic life of the product, which is generally three to five years.
Capitalized software development costs are stated at the lower of amortized cost or net realizable value. Recoverability of these capitalized costs is determined by comparing the forecasted future revenues from the related products, based on management’s best estimates using appropriate assumptions and projections at the time, to the carrying amount of the capitalized software development costs. If the carrying value is determined not to be recoverable from future revenues, an impairment loss is recognized equal to the amount by which the carrying amount exceeds the future revenues.
During the three and six months ended June 30, 2007, we capitalized $38,500 and $164,000, respectively, of software development costs related to enhancements we made to our eHealth platform, a system we acquired through our acquisition of HealthCalc. Capitalized software development costs are captured within Software Technology. These software development costs will be amortized over the remaining economic life of the eHealth platform, or five years. We expect to recover our capitalized software development costs due to the growth of our Health Management segment.
Goodwill – Goodwill represents the excess of the purchase price and related costs over the fair value of net assets of businesses acquired. The carrying value of goodwill is tested for impairment on an annual basis or when factors indicating impairment are present. Projected discounted cash flows are used in assessing these assets. We elected to complete the annual impairment test of goodwill on December 31 each year and determined that our goodwill relates to two reporting units for purposes of impairment testing.
Intangible Assets – Our intangible assets include trademarks and tradenames, software and other intangible assets, all of which are amortized on a straight-line basis. Trademarks and tradenames represent the value assigned to acquired trademarks and tradenames, and are amortized over a period of five years. Software represents the value assigned to an acquired web-based software program and is amortized over a period of five years. Other intangible assets include the value assigned to acquired customer lists, which is amortized over a period of six years, as well as deferred financing costs, which are amortized over the term of the related credit agreement.

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Revenue Recognition – Revenue is recognized at the time the service is provided to the customer. We determine our allowance for discounts by considering historical discount history and current payment practices of our customers. For annual contracts, monthly amounts are recognized ratably over the term of the contract. Certain services provided to the customer may vary on a periodic basis and are invoiced to the customer in arrears. The revenues relating to theses services are estimated in the month that the service is performed.
We also provide services to companies located in Canada. Although we invoice these customers in their local currency, we do not believe there is a risk of material loss due to foreign currency translation.
Amounts received from customers in advance of providing contracted services are treated as deferred revenue and recognized when the services are provided.
We have contracts with third-parties to provide ancillary services in connection with their fitness and wellness management services and programs. Under such arrangements, the third-parties invoice and receive payments from us based on transactions with our customer. We do not recognize revenues related to such transactions as our customer assumes the risk and rewards of the contract and the amounts billed to the customer are either at cost or with a fixed markup.
Net Earnings Per Common Share – Basic net earnings per common share is computed by dividing net earnings applicable to common shareholders by the number of basic weighted average common shares outstanding. Diluted net earnings per share is computed by dividing net earnings applicable to common shareholders, plus dividends to preferred shareholders (net earnings), less the non-cash benefit related to a change in fair value of warrants by the number of diluted weighted average common shares outstanding, and common share equivalents relating to stock options, unearned restricted stock and stock warrants, if dilutive. Refer to Exhibit 11.0 attached hereto for a detailed computation of earnings per share.
Stock-Based Compensation – We maintain a stock option plan for the benefit of certain eligible employees and directors of the Company. Commencing January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123R, “Share Based Payment” (“SFAS 123R”), using the modified prospective method of adoption, which requires all share-based payments, including grants of stock options, to be recognized in the income statement as an operating expense, based on their fair values over the requisite service period. The compensation cost we record for these awards is based on their fair value on the date of grant. The Company continues to use the Black Scholes option-pricing model as its method for valuing stock options. The key assumptions for this valuation method include the expected term of the option, stock price volatility, risk-free interest rate and dividend yield. Many of these assumptions are judgmental and highly sensitive in the determination of compensation expense. Further information on our share-based payments can be found in Note 7 in the Notes to the Consolidated Financial Statements under Part I, Item 1.
Fair Values of Financial Instruments — Due to their short-term nature, the carrying value of our current financial assets and liabilities approximates their fair values. The fair value of long-term obligations, if recalculated based on current interest rates, would not significantly differ from the recorded amounts.
Valuation of Derivative Instruments – In accordance with the interpretive guidance in EITF Issue No. 05-4, “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” we valued warrants we issued in November 2005 in our financing transaction as a derivative liability. We were required to make certain periodic assumptions and estimates to value the derivative liability. Factors affecting the amount of this liability include changes in our stock price, the computed volatility of our stock price and other assumptions. The change in value is reflected in our statements of operations as non-cash income or expense, and the changes in the carrying value of derivatives can have a material impact on our financial statements.
Income Taxes – The Company records income taxes in accordance with the liability method of accounting. Deferred income taxes are provided for temporary differences between the financial reporting and tax basis of

8

assets and liabilities and federal operating loss carryforwards. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of the enactment. We do not record a tax liability or benefit in connection with the change in fair value of certain of our warrants. Income taxes are calculated based on management’s estimate of the Company’s effective tax rate, which takes into consideration a federal tax rate of 34% and a net effective state tax rate of 4%. This total effective tax rate of 38% is less than the tax rate resulting from income tax expense we recognized during the three and six months ended June 30, 2007, due to the tax rate effects related to compensation expense for incentive stock options.
Use of Estimates – Preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
NOTE 4. SEGMENT REPORTING
The Company discloses segment information in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” which defines an operating segment as a component of a company for which operating results are reviewed regularly by the chief operating decision-makers to determine resource allocation and assess performance. The Company has two reportable segments, Fitness Management and Health Management. Total assets are not allocated to the segments for internal reporting purposes.
Financial information by segment is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

REVENUE:
Fitness Management Revenue
Staffing Services	$9,848,487	$9,952,698	$19,841,171	$19,652,222
Program and Consulting Services	667,347	633,926	1,363,581	1,199,999

	10,515,834	10,586,624	21,204,752	20,852,221

Health Management Revenue
Staffing Services	3,893,275	3,345,243	7,560,613	6,415,255
Program and Consulting Services	2,570,058	1,643,263	4,803,835	2,874,915

	6,463,333	4,988,506	12,364,448	9,290,170

Total Revenue
Staffing Services	13,741,762	13,297,941	27,401,784	26,067,477
Program and Consulting Services	3,237,405	2,277,189	6,167,416	4,074,914

	$16,979,167	$15,575,130	$33,569,200	$30,142,391

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	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

GROSS PROFIT:
Fitness Management Revenue
Staffing Services	$2,012,802	$2,007,950	$4,121,983	$4,002,530
Program and Consulting Services	246,668	282,342	611,519	582,869

	2,259,470	2,290,292	4,733,502	4,585,399

Health Management Revenue
Staffing Services	999,876	884,922	1,907,113	1,540,998
Program and Consulting Services	1,496,087	984,800	2,924,712	1,638,097

	2,495,963	1,869,722	4,831,825	3,179,095

Total Gross Profit
Staffing Services	3,012,678	2,892,872	6,029,096	5,543,528
Program and Consulting Services	1,742,755	1,267,142	3,536,231	2,220,966

	$4,755,433	$4,160,014	$9,565,327	$7,764,494

NOTE 5. RECENT ACCOUNTING PRONOUNCEMENTS
In June 2006, the Financial Accounting Standards Bound (“FASB”) issued FIN No. 48, "Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes.” (“SFAS 109”) FIN 48 clarifies the application of SFAS No. 109 by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements. Additionally, FIN 48 provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 was effective for us on January 1, 2007.
Previously, the Company had accounted for tax contingencies in accordance with SFAS No. 5, "Accounting for Contingencies.” As required by FIN 48, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied FIN 48 to all tax positions for which the statute of limitations remained open. At January 1, 2007, the Company’s existing reserve for income tax uncertainties was not material. The Company recognized no additional liabilities for unrecognized tax benefits as a result of the implementation of FIN 48.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”). SFAS 157 does not address “what” to measure at fair value; instead, it addresses “how” to measure fair value. SFAS 157 applies (with limited exceptions) to existing standards that require assets or liabilities to be measured at fair value. SFAS 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data and requires new disclosures for assets and liabilities measured at fair value based on their level in the hierarchy. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We do not believe that the adoption of SFAS 157 will have a material effect on our financial position or results of operation.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” (“SFAS 159”) which permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact, if any, the adoption of SFAS 159 will have on our financial statements.
NOTE 6. FINANCING
On November 14, 2005 (the “Effective Date”), in a Private Investment in Public Equity transaction (the “PIPE Transaction”), we issued an aggregate of 1,000 shares of Series B Convertible Preferred Stock (the “Series B

10

Stock”), together with warrants to purchase 1,530,000 shares of common stock at $2.40 per share, to a limited number of accredited investors for aggregate gross proceeds of $10.2 million. After selling commissions and expenses, we received net proceeds of approximately $9.4 million. The Series B Stock automatically converted into 5,100,000 shares of our common stock on March 10, 2006, the date the Securities and Exchange Commission (the “SEC”) first declared effective a registration statement covering these shares. We used the proceeds from this PIPE Transaction to redeem our Series A Convertible Preferred Stock and to fund the acquisition of HealthCalc.Net, Inc.
In accordance with the terms of the PIPE Transaction, we were required to file with the SEC, within sixty (60) days from the Effective Date, a registration statement covering the common shares issued and issuable in the PIPE Transaction. We were also required to cause the registration statement to be declared effective on or before the expiration of one hundred twenty (120) days from the Effective Date. We would have been subject to liquidated damages of one percent (1%) per month of the aggregate gross proceeds ($10,200,000), if we failed to meet these date requirements. On March 10, 2006, the SEC declared effective our registration statement and, as a result, we did not pay any liquidated damages for failure to meet the filing and effectiveness date requirements. We could nevertheless be subject to the foregoing liquidated damages if we fail (subject to certain permitted circumstances) to maintain the effectiveness of the registration statement. On June 15, 2006, we entered into an agreement with the accredited investors to amend the Registration Rights Agreement to cap the amount of liquidated damages we could pay at 9% of the aggregate purchase price paid by each accredited investor.
The warrants, which were issued together with the Series B Stock, have a term of five years, and give the investors the option to require us to repurchase the warrants for a purchase price, payable in cash within five (5) business days after such request, equal to the Black Scholes value of any unexercised warrant shares, only if, while the warrants are outstanding, any of the following change in control transactions occur: (i) we effect any merger or consolidation, (ii) we effect any sale of all or substantially all of our assets, (iii) any tender offer or exchange offer is completed whereby holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) we effect any reclassification of our common stock whereby it is effectively converted into or exchanged for other securities, cash or property. On June 15, 2006, we entered into an agreement with the accredited investors to amend the Warrant Agreement to give us the ability to repurchase the warrants, in the case of a change in control transaction, using shares of stock, securities or assets, including cash.
Under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”), the fair value of the warrants issued under the PIPE Transaction have been reported as a liability due to the requirement to net-cash settle the transaction. There are two reasons for this treatment: (i) there are liquidated damages, payable in cash, of 1% of the gross proceeds per month ($102,000) should we fail to maintain effectiveness of the registration statement in accordance with the PIPE Transaction; and (ii) our investors may put their warrants back to us for cash if we initiate a change in control that meets the definition previously discussed. As a result of the amendments we structured with the accredited investors on June 15, 2006, we were allowed to account for the warrants as equity. As a result of this accounting change, we made a final valuation of our warrant liability on June 15, 2006, which resulted in non-cash income of $406,694 for our second quarter in 2006, and the remaining warrant liability of $1,369,674 was reclassified to additional paid in capital. We are no longer required to revalue these warrants on a prospective basis.

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NOTE 7. EQUITY
Stock Options – We maintain a stock option plan for the benefit of certain eligible employees and our directors. We have authorized 4,000,000 shares for grant under our Amended and Restated 2005 Stock Option Plan (the “2005 Stock Option Plan”), and a total of 927,150 shares of common stock are reserved for additional grants of options at June 30, 2007. Generally, the options outstanding are granted at prices equal to the market value of our stock on the date of grant, generally vest over four years and expire over a period of six or ten years from the date of grant.
Commencing January 1, 2006, we adopted Statement of Financial Accounting Standard No. 123R, “Share Based Payment” (“SFAS 123R”), which requires all share-based payments, including grants of stock options, to be recognized in the income statement as an operating expense, based on their fair values over the requisite service period. Prior to 2006, the compensation cost we recorded for option awards was based on their grant date fair value as calculated for the proforma disclosures required by Statement 123.
For the three and six months ended June 30, 2007, we recorded stock-based compensation expense of $196,600 and $292,900, respectively, compared to $162,900 and $238,400, respectively, for the three and six months ended June 30, 2006. The compensation expense reduced diluted earnings per share by approximately $0.01 for the three months ended June 30, 2007 and three and six months ended June 30, 2006, and $0.02 for the six months ended June 30, 2007.
As of June 30, 2007, approximately $1,041,400 of total unrecognized compensation costs related to non-vested awards is expected to be recognized over a weighted average period of approximately 2.94 years.
The following table summarizes information about stock options at June 30, 2007:

	Options Outstanding			Options Exercisable
		Weighted Average	Weighted		Weighted
		Remaining	Average		Average
Range of	Number	Contractual Life	Exercise	Number	Exercise
Exercise Prices	Outstanding	In Years	Price	Exercisable	Price
$0.30 - $0.39	147,900	1.12	$0.39	147,900	$0.39
0.47 - 0.69	362,900	1.03	0.52	362,900	0.52
0.95 - 1.25	239,000	2.76	1.15	179,250	1.16
1.26 - 2.27	451,100	4.08	1.85	374,575	1.84
2.28 - 3.00	1,169,250	4.42	2.73	377,375	2.68

	2,370,150	3.47	$1.92	1,442,000	$1.49

We use the Black-Scholes option pricing model to determine the weighted average fair value of options. The assumptions utilized to determine fair value of options at the date of grant are indicated in the following table:

	Three Months Ended
	June 30,
	2007	2006
Risk-free interest rate	4.72%	4.97%
Expected volatility	40.0%	52.6%
Expected life (in years)	3.0	3.0
Dividend yield	—	—

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Option transactions under the 2005 Stock Option Plan during the second quarter ended June 30, 2007 are summarized as follows:

		Weighted		Weighted
		Average	Aggregate	Average
		Exercise	Intrinsic	Remaining
	Options	Price	Value	Term
Outstanding at March 31, 2007	2,630,650	$1.90
Granted	105,000	2.83
Forfeited	(30,625)	2.76
Exercised	(144,875)	0.63
Expired	(190,000)	3.00

Outstanding at June 30, 2007	2,370,150	$1.92	$2,937,434	3.77
Exercisable at June 30, 2007	1,442,000	$1.49	$2,402,248	3.06
Option transactions under the 2005 Stock Option Plan during the six months ended June 30, 2007 are summarized as follows:

		Weighted		Weighted
		Average	Aggregate	Average
		Exercise	Intrinsic	Remaining
	Options	Price	Value	Term
Outstanding at December 31, 2006	2,250,900	$1.64
Granted	610,500	2.81
Forfeited	(34,375)	2.75
Exercised	(266,875)	0.69
Expired	(190,000)	3.00

Outstanding at June 30, 2007	2,370,150	$1.92	$2,937,434	3.77
Exercisable at June 30, 2007	1,442,000	$1.49	$2,402,248	3.06
Restricted Stock - In connection with our employment agreement dated as of December 1, 2006 with Gregg O. Lehman, Ph.D., our President and Chief Executive Officer, on January 1, 2007 we granted an award of 50,000 shares of restricted common stock to Mr. Lehman. This restricted common stock vests in three equal installments on the first of the year for each of 2007, 2008 and 2009. For the three and six months ended June 30, 2007, we recorded $16,600 and $77,300, respectively, of stock-based compensation related to this grant, which was valued using a price of $2.65 per share, which was the market value of our common stock on the date of grant. As of June 30, 2007, $55,200 of unrecognized compensation costs related to the non-vested portion of this award will be recognized through December 31, 2008.
Equity Incentive Plan – At our Annual Meeting of Shareholders on May 21, 2007, our shareholders approved the implementation of our 2007 Equity Incentive Plan (the “Equity Plan”). The Equity Plan was developed to provide our executives with restricted stock incentives if certain financial targets are achieved for calendar years 2007 through 2009. In lieu of selecting restricted stock, executives can choose to receive a cash bonus under our 2007 Cash Incentive Plan (the “Cash Plan”). The performance objectives, and monetary potential of the Cash Plan would be the same as those under the Equity Plan and participants would receive their cash bonuses at the same time as the restricted stock vests under the Equity Plan. Restricted stock granted under the Equity Plan is earned on an annual basis upon achievement of certain financial objectives for each of 2007, 2008 and 2009. All shares earned during these years will vest upon completion of our 2009 annual audit. For the three and six months ended June 30, 2007, we recorded $16,160 of stock-based compensation related to this program, which was valued using a price of $2.78 per share, which was the market value of our common stock on the date our shareholders approved the program. As of June 30, 2007, $1,778,337 of unrecognized compensation costs related to the non-vested portion of this program will be recognized through March 2010.

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Accrued Acquisition Earnout - In accordance with the Stock Purchase Agreement executed in connection with our acquisition of HealthCalc.Net, Inc. on December 23, 2005, we agreed to pay the shareholders of HealthCalc a contingent earnout payment based upon the achievement of specific 2006 revenue objectives. In accordance with this Stock Purchase Agreement, the contingent earnout payment could be made by us in cash, stock or a combination thereof. At December 31, 2006, we recorded a liability of $1,475,000 in favor of the former shareholders of HealthCalc representing the contingent earnout payment, with the offset reflected as an increase to goodwill. On March 27, 2007, our Board of Directors determined that this earnout payment would be made by a cash payment of $737,500 and the issuance of 262,590 shares of common stock, which was determined using an average closing share price of $2.81 for the twenty-one trading days preceding the date of payment. We made the cash payment on March 28, 2007 and issued the common stock effective on March 27, 2007.
NOTE 8. CONTINGENCIES
In March, 2007, we received a letter inquiring about our interest in negotiating a license for certain technology patents that pertain to certain aspects of the electronic collection, use and management of health-related electronic data. We do not believe these patents are material based on our initial review, and it is unlikely we will be interested in a license on any material terms. However, we are currently conducting a more detailed review of this matter.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our interim consolidated financial statements and related notes included in Item 1 of Part 1 of this Quarterly Report, and the audited consolidated financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
Critical Accounting Policies. Our most critical accounting policies, which are those that require significant judgment, include: revenue recognition, trade and other accounts receivable, goodwill and stock-based compensation. A more in-depth description of these can be found in Note 3 to the interim consolidated financial statements included in this Quarterly Report and Note 1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
General. We are a leading provider of population health improvement services and programs to corporations, hospitals, communities and universities located in the United States and Canada. We provide staffing services as well as a comprehensive menu of programs, products and consulting services within our Health Management and Fitness Management business segments. Our broad suite of services enables our clients’ employees to live healthier lives, and our clients to control rising healthcare costs, through participation in our assessment, education, coaching, physical activity, weight management and wellness program services, which can be offered as follows: (i) through on-site fitness centers we manage; (ii) remotely via the web and; (iii) through telephonic health coaching.
Results of Operations
The following table sets forth our statement of operations data as a percentage of total revenues for the three and six months ended June 30, 2007 and 2006:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
REVENUE	100.0%	100.0%	100.0%	100.0%

COSTS OF REVENUE	72.0	73.3	71.5	74.2

GROSS PROFIT	28.0	26.7	28.5	25.8

OPERATING EXPENSES
Salaries	15.6	13.8	15.0	13.7
Other selling, general and administrative	10.0	7.8	9.5	7.8
Amortization of acquired intangible assets	0.2	0.7	0.3	0.7

Total operating expenses	25.8	22.3	24.7	22.2

OPERATING INCOME	2.2	4.4	3.8	3.6

OTHER INCOME (EXPENSE)	—	2.7	(0.1)	2.8

EARNINGS BEFORE INCOME TAXES	2.2	7.1	3.7	6.4

INCOME TAX EXPENSE	1.2	2.4	1.7	1.8

NET EARNINGS	1.0	4.7	2.0	4.6

Dividend to preferred shareholders	—	—	—	0.3

NET EARNINGS TO COMMON SHAREHOLDERS	1.0%	4.7%	2.0%	4.3%

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Results of Operations for the quarter ended June 30, 2007 compared to the quarter ended June 30, 2006.
Revenue. Revenue increased $1,404,000 or 9.0%, to $16,979,000 for the three months ended June 30, 2007, from $15,575,000 for the three months ended June 30, 2006.
Of this growth in revenue, our Fitness Management segment experienced a slight decline of $71,000, which includes a decline of $104,000 from staffing services and growth of $33,000 from program and consulting services. Overall, the slight decline in Fitness Management segment revenue is primarily due to the termination of a large Fitness Management contract by an automotive client effective March 31, 2007. This revenue loss was partially offset by new staffing service contracts, the expansion of existing contracts, and by growth of program revenue at existing sites, including personal training and health coaching services.
Our Health Management segment contributed total growth of $1,475,000, which includes growth of $548,000 from staffing services and growth of $927,000 from program and consulting services. Overall, Health Management revenue growth is attributed to new contracts and the expansion of existing contracts. The significant increase in program and consulting services, compared to last year, was primarily driven by an increase in biometric screening services, health coaching services and eHealth platform sales and customizations.
During the quarter, we obtained eleven new customer commitments in our Health Management segment, which may realize incremental annualized revenue of approximately $2.2 million, which includes approximately $0.7 million of potential annualized revenue for two existing Fitness Management customers. In our Fitness Management segment, we obtained one new customer commitment, and received a commitment to expand our management services for an existing customer, all of which may realize incremental annualized revenue of approximately $0.7 million. The $2.9 million combined total for this potential new, incremental annualized revenue will be offset by a potential annualized revenue loss of $0.6 million from contract and site cancellations.
Gross Profit. Gross profit increased $595,000, or 14.3%, to $4,755,000 for the three months ended June 30, 2007, from $4,160,000 for the three months ended June 30, 2006.
Of this increase in gross profit, our Fitness Management segment contributed a slight decline of $31,000, which includes growth of $5,000 from staffing services and a decline of $36,000 from program and consulting services.
Our Health Management segment contributed total gross profit growth of $626,000, which includes growth of $115,000 from staffing services and growth of $511,000 from program and consulting services.
As a percent of revenue, total gross profit increased to 28.0%, from 26.7% for the same period last year. Gross profit from our Health Management segment, as a percent of revenue, increased to 38.6%, from 37.5% for the prior year period. This increase is primarily due to revenue growth in our higher margin program and consulting services. Gross profit from our Fitness Management segment, as a percent of revenue, slightly decreased to 21.5%, from 21.6% in the prior year period. This result is primarily due to a margin decrease in program and consulting services, which fell to 37.0% of revenue, from 44.5% for the same period last year, and is due primarily to partial utilization of new health coaches we added during the quarter. This decline was partially offset by margin growth in staffing services, which grew to 20.4% of revenue, from 20.2% for the same period last year.
Operating Expenses and Operating Income. Operating expenses increased $906,000 or 26.1%, to $4,379,000 for the three months ended June 30, 2007, from $3,473,000 for the three months ended June 30, 2006. This increase is attributable to a $499,000 increase in salaries, a $472,000 increase in other selling, general and administrative expenses, and a $65,000 decrease in amortization expense attributable to prior acquisitions. Operating expenses as a percent of revenue for the three months ended June 30, 2007 increased to 25.8%, from 22.3% for the three months ended June 30, 2006

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Of the increase in salaries, $433,000 is attributable to staff additions we made to strengthen our capabilities in certain functions, including research, development and outcomes, marketing, technology and account services, and $66,000 is attributable to an increase in stock-based compensation.
The $472,000 increase in other selling, general and administrative expenses is attributable to the costs associated with a higher employee count, including higher office rent, contract services, travel, legal fees and general office costs.
As a result of the previously discussed changes in gross profit and operating expenses, operating income decreased $311,000, or 45.2%, to $376,000 for the quarter ended June 30, 2007, from $687,000 for quarter ended June 30, 2006.
Operating margin for the three months ended June 30, 2007 declined to 2.2%, from 4.4% for the three months ended June 30, 2006. This decrease is primarily due to investments we have made to support our future growth plans.
Other Income and Expense. Interest expense was inconsequential during the quarters ended June 30, 2007 and 2006, respectively.
For the quarter ended June 30, 2006, we recorded a $407,000 non-cash benefit related to a change in fair value for 1,530,000 warrants we issued in connection with the sale of $10.2 million of our Series B Convertible Preferred Stock in November 2005. Refer to the section titled “Summary of Significant Accounting Policies,” Valuation of Derivative Instruments, contained elsewhere in this document for further discussion of the accounting we used to value these warrants. As of June 15, 2006, we were no longer required to revalue these warrants.
Income Taxes. Current income tax expense decreased $175,000 to $203,000 for the three months ended June 30, 2007, from $378,000 for 2006. The decrease is primarily due to the lower operating income in 2007 compared to 2006.
Our effective tax rate, as a percent of earnings before income taxes, increased to 54% for the second quarter of 2007, compared to 34% for the same period last year. In the second quarter of 2006, we did not reflect a tax liability on the $407,000 non-cash benefit related to the revaluation of warrants. Excluding this gain related to the revaluation of warrants, our effective tax rate would be 54% for the second quarter of 2006. Compared to our normal effective tax rate of 38%, our current effective tax rate is higher due to the tax rate effect of compensation expense for incentive stock options, which is deductible for tax purposes only when the underlying incentive stock options are exercised.
Net Earnings Applicable to Common Shareholders. As a result of the above, net earnings applicable to common shareholders for the quarter ended June 30, 2007 decreased approximately $554,000 to $173,000, compared to net earnings applicable to common shareholders of $727,000 for the quarter ended June 30, 2006.
Dividends to Preferred Shareholders. There were no dividends to preferred shareholders for the three months ended June 30, 2007 and 2006, respectively. This is attributable to the conversion of our Series B Convertible Preferred Stock to common stock on March 10, 2006.
Results of Operations for the six months ended June 30, 2007 compared to the six months ended June 30, 2006.
Revenue. Revenue increased $3,427,000 or 11.4%, to $33,569,000 for the six months ended June 30, 2007, from $30,142,000 for the six months ended June 30, 2006.

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Of this growth in revenue, our Fitness Management segment contributed total growth of $352,000, which includes growth of $189,000 from staffing services and growth of $163,000 from program and consulting services. Overall, the growth in Fitness Management revenue is attributed to new contracts, the expansion of existing contracts, and growth of program revenue at existing sites, including personal training, weight management and massage therapy. This growth was partially offset by the previously announced termination of a large Fitness Management contract by an automotive client effective March 31, 2007.
Our Health Management segment contributed total growth of $3,075,000, which includes growth of $1,146,000 from staffing services and growth of $1,929,000 from program and consulting services. Overall, Health Management revenue growth is attributed to new contracts and the expansion of existing contracts. The significant increase in program and consulting services, compared to last year, was primarily driven by an increase in biometric screening services, health coaching services and eHealth platform sales and customizations.
For the first six months of 2007, we obtained 23 new customer commitments in our Health Management segment that may realize incremental annualized revenue of approximately $5.1 million, which includes $0.7 million of potential annualized revenue from two existing Fitness Management customers. In our Fitness Management segment, we obtained four new customer commitments, and received a commitment to expand our management services for an existing customer, all of which may realize incremental annualized revenue of approximately $2.1 million. The $7.2 million combined total for this potential new, incremental annualized revenue will be offset by a potential annualized revenue loss of $2.1 million from contract and site cancellations.
Gross Profit. Gross profit increased $1,801,000, or 23.2%, to $9,565,000 for the six months ended June 30, 2007, from $7,764,000 for the six months ended June 30, 2006.
Of this increase in gross profit, our Fitness Management segment contributed a total of $148,000, which includes growth of $119,000 from staffing services and $29,000 from program and consulting services.
Our Health Management segment contributed total gross profit growth of $1,653,000, which includes $366,000 from staffing services and growth of $1,287,000 from program and consulting services.
As a percent of revenue, total gross profit increased to 28.5%, from 25.8% for the same period last year. Gross profit from our Health Management segment, as a percent of revenue, increased to 39.1%, from 34.2% for the prior year period. This increase was predominantly driven by the increase in gross margin for our program and consulting revenue, which increased to 60.9% for the six months ended June 30, 2007, from 57.0% for the same period last year. Gross profit from our Fitness Management segment, as a percent of revenue, increased to 22.3%, from 22.0% in the prior year period. This increase is due to margin growth for staffing services, which increased to 20.8% of revenue, from 20.4% for the same period last year. This margin growth was offset by a margin decrease in program and consulting services, which fell to 44.8% of revenue, from 48.6% for the same period last year.
Operating Expenses and Operating Income. Operating expenses increased $1,606,000, or 24.0%, to $8,303,000 for the six months ended June 30, 2007, from $6,697,000 for the six months ended June 30, 2006. This increase is attributable to a $902,000 increase in salaries, an $835,000 increase in other selling, general and administrative expenses, and a $131,000 decrease in amortization expense attributable to prior acquisitions. Operating expenses as a percent of revenue for the six months ended June 30, 2007 increased to 24.7%, from 22.2% for the six months ended June 30, 2006
Of the increase in salaries, $754,000 is attributable to staff additions we made to strengthen our capabilities in certain functions, including research, development and outcomes, marketing, technology and account services, and $148,000 is attributable to an increase in stock-based compensation.
The $835,000 increase in other selling, general and administrative expenses is attributable to the costs associated with a higher employee count, including higher office rent, contract services, travel, legal fees and general office costs.

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As a result of the previously discussed changes in gross profit and operating expenses, operating income increased $195,000, or 18.2%, to $1,262,000 for the six months ended June 30, 2007, from $1,067,000 for the six months ended June 30, 2006.
Operating margin for the six months ended June 30, 2007 expanded to 3.8%, from 3.5% for the six months ended June 30, 2006. This increase is primarily due to the gross margin expansion within our Health Management segment, which was partially offset by investments we have made to support our future growth plans.
Other Income and Expense. Interest expense was inconsequential during the six months ended June 30, 2007 and 2006, respectively.
For the six months ended June 30, 2006, we recorded a $841,000 non-cash benefit related to a change in fair value for 1,530,000 warrants we issued in connection with the sale of $10.2 million of our Series B Convertible Preferred Stock in November 2005. Refer to the section titled “Summary of Significant Accounting Policies,” Valuation of Derivative Instruments, contained elsewhere in this document for further discussion of the accounting we used to value these warrants. As of June 15, 2006, we were no longer required to revalue these warrants.
Income Taxes. Current income tax expense increased $46,000 to $573,000 for the six months ended June 30, 2007, from $527,000 for 2006. The increase is primarily due to higher operating income and stock-based compensation in 2007 compared to 2006.
Our effective tax rate, as a percent of earnings before income taxes, increased to 46% for the first six months of 2007, compared to 28% for the same period last year. For the first six months of 2006, we did not reflect a tax liability on the $841,000 non-cash benefit related to the revaluation of warrants. Excluding this gain related to the revaluation of warrants, our effective tax rate would be 49% for the first six months of 2006. Compared to our normal effective tax rate of 38%, our current effective tax rate is higher due to the tax rate effect of compensation expense for incentive stock options, which is deductible for tax purposes only when the underlying incentive stock options are exercised.
Net Earnings Applicable to Common Shareholders. As a result of the above, net earnings applicable to common shareholders for the six months ended June 30, 2007 decreased approximately $606,000 to $685,000, compared to net earnings applicable to common shareholders of $1,291,000 for the six months ended June 30, 2006.
Dividends to Preferred Shareholders. Dividend to preferred shareholders decreased $96,000 to $0 for the six months ended June 30, 2007, compared to $96,000 for the six months ended June 30, 2006. This decrease is attributable to the conversion of our Series B Convertible Preferred Stock to common stock on March 10, 2006.

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LIQUIDITY AND CAPITAL RESOURCES
Our working capital increased $1,731,000 to $7,522,000 for the six months ended June 30, 2007, from $5,791,000 at December 31, 2006. This increase is largely attributable to decreases in accounts payable, accrued expenses and accrued acquisition earnout.
In addition to cash flows generated from operating activities, our other primary source of liquidity and working capital is provided by a $7,500,000 Credit Agreement with Wells Fargo Bank, N.A. (the “Wells Loan”). At our option, the Wells Loan bears interest at prime, or the one-month LIBOR plus a margin of 2.25% to 2.75% based upon our Senior Leverage Ratio (effective rate of 8.25% at June 30, 2007 and December 31, 2006, respectively). The availability of the Wells Loan decreases $250,000 on the last day of each calendar quarter, beginning September 30, 2003, and matures on June 30, 2008, as amended. Working capital advances from the Wells Loan are based upon a percentage of our eligible accounts receivable, less any amounts previously drawn. The facility provided maximum borrowing capacity of $3,500,000 and $4,000,000 at June 30, 2007 and December 31, 2006, respectively, and $3,226,000 and $4,000,000 was available for drawing on such respective dates. All borrowings are collateralized by substantially all of our assets. At June 30, 2007, we were in compliance with all of our financial covenants.
On November 14, 2005 (the “Effective Date”), in a Private Investment in Public Equity transaction (the “PIPE Transaction”), we issued an aggregate of 1,000 shares of Series B Convertible Preferred Stock (the “Series B Stock”), together with warrants to purchase 1,530,000 shares of common stock at $2.40 per share, to a limited number of accredited investors for aggregate gross proceeds of $10.2 million. After selling commissions and expenses, we received net proceeds of approximately $9.4 million. The Series B Stock automatically converted into 5,100,000 shares of our common stock on March 10, 2006, the date the Securities and Exchange Commission (the “SEC”) first declared effective a registration statement covering these shares. We used the proceeds from this PIPE Transaction to redeem our Series A Convertible Preferred Stock and to fund the acquisition of HealthCalc.Net, Inc.
In accordance with the terms of the PIPE Transaction, we were required to file with the SEC, within sixty (60) days from the Effective Date, a registration statement covering the common shares issued and issuable in the PIPE Transaction. We were also required to cause the registration statement to be declared effective on or before the expiration of one hundred twenty (120) days from the Effective Date. We would have been subject to liquidated damages of one percent (1%) per month of the aggregate gross proceeds ($10,200,000), if we failed to meet these date requirements. On March 10, 2006, the SEC declared effective our registration statement and, as a result, we did not pay any liquidated damages for failure to meet the filing and effectiveness date requirements. We could nevertheless be subject to the foregoing liquidated damages if we fail (subject to certain permitted circumstances) to maintain the effectiveness of the registration statement. On June 15, 2006, we entered into an agreement with the accredited investors to amend the Registration Rights Agreement to cap the amount of liquidated damages we could pay at 9% of the aggregate purchase price paid by each accredited investor.
The warrants, which were issued together with the Series B Stock, have a term of five years, and give the investors the option to require us to repurchase the warrants for a purchase price, payable in cash within five (5) business days after such request, equal to the Black Scholes value of any unexercised warrant shares, only if, while the warrants are outstanding, any of the following change in control transactions occur: (i) we effect any merger or consolidation, (ii) we effect any sale of all or substantially all of our assets, (iii) any tender offer or exchange offer is completed whereby holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) we effect any reclassification of our common stock whereby it is effectively converted into or exchanged for other securities, cash or property. On June 15, 2006, we entered into an agreement with the accredited investors to amend the Warrant Agreement to give us the ability to repurchase the warrants, in the case of a change in control transaction, using shares of stock, securities or assets, including cash.
Under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (EITF 00-19”), the fair value of the warrants issued under the PIPE Transaction have been

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reported as a liability due to the requirement to net-cash settle the transaction. There are two reasons for this treatment: (i) there are liquidated damages, payable in cash, of 1% of the gross proceeds per month ($102,000) should we fail to maintain effectiveness of the registration statement in accordance with the PIPE Transaction; and (ii) our investors may put their warrants back to us for cash if we initiate a change in control that meets the definition previously discussed. As a result of the amendments we structured with the accredited investors on June 15, 2006, we were allowed to account for the warrants as equity. As a result of this accounting change, we made a final valuation of our warrant liability on June 15, 2006, which resulted in non-cash income of $406,694 for our second quarter in 2006, and the remaining warrant liability of $1,369,674 was reclassified to additional paid in capital. We are no longer required to revalue these warrants on a prospective basis.
On a short and long-term basis, we believe that sources of capital to meet our obligations will be provided by cash generated through operations and the Wells Loan. We also believe that our current and available resources will enable us to finance our expected 2007 operational investments without having to raise additional capital.
INFLATION
We do not believe that inflation has significantly impacted our results of operations in any of the last three completed fiscal years.
OFF-BALANCE SHEET ARRANGEMENTS
As of June 30, 2007, the Company had no off-balance sheet arrangements or transactions with unconsolidated, limited purpose entities.
PRIVATE SECURITIES LITIGATION REFORM ACT
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Such “forward-looking” information is included in this Form 10-Q, including the MD&A section, as well as in our Annual Report on Form 10-K for the year ended December 31, 2006 that was filed with the Securities and Exchange Commission, and in other materials filed or to be filed by the Company with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company).
Forward-looking statements include all statements based on future expectations and specifically include, among other things, all statements relating to increasing revenue, improving margins, growth of our Fitness and Health Management business segments, the development of new business models, our ability to expand our programs and services, the materiality of a letter inquiring about our interest in negotiating a license for certain technology patents or the materiality of such patents and the sufficiency of our liquidity and capital resources to meet our obligations and finance our expected operational investments. In addition, the estimated annualized revenue value of our new and lost contracts is a forward looking statement, which is based upon an estimate of the anticipated annualized revenue to be realized or lost. Such information should be used only as an indication of the activity we have recently experienced in our two business segments. These estimates, when considered together, should not be considered an indication of the total net, incremental revenue growth we expect to generate in 2007, or in any year, as actual net growth may differ from these estimates due to actual staffing levels, participation rates and contract duration, in addition to other revenue we may lose in the future due to contract termination. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking

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statements. Such statements are based upon the current beliefs and expectations of our management. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to those matters identified and discussed in Item 1A of the Company’s Form 10-K for the year ended December 31, 2006 under “Risk Factors.”
RECENTLY PASSED LEGISLATION
Sarbanes-Oxley. On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002, referred to herein as the Act, which immediately impacts Securities and Exchange Commission registrants, public accounting firms, lawyers and securities analysts. This legislation is the most comprehensive securities legislation since the passage of the Securities Acts of 1933 and 1934. It has far reaching effects on the standards of integrity for corporate management, board of directors, and executive management. Additional disclosures, certifications and procedures will be required of us. We do not expect any material adverse effect on our business as a result of the passage of this legislation. We expect to be in compliance with the Act by December 31, 2007.
Refer to management’s certifications contained elsewhere in this report regarding our compliance with Sections 302 and 906 of the Act.
HIPAA. The Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996, referred to herein as HIPAA, require group health plans and health care providers who conduct certain administrative and financial transactions electronically, referred to herein as Standard Transactions, to (a) comply with a certain data format and coding standards when conducting electronic transactions; (b) use appropriate technologies to protect the security and integrity of individually identifiable health information transmitted or maintained in an electronic format; and (c) protect the privacy of patient health information. Our occupational health, health risk assessment and health coaching services, in addition to the group health plan we sponsor for our employees, are subject to HIPAA’s requirements. We expect to be in compliance with HIPAA requirements within the timeline specified for our affected business segments. Our corporate, hospital, community and university-based fitness center management lines of business are not subject to the requirements of HIPAA.
ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are exposed to market risks related to changes in U.S. and international interest rates. All of the Company’s long-term obligations bear interest at a variable rate.
We have no history of, and do not anticipate in the future, investing in derivative financial instruments, derivative commodity instruments or other such financial instruments. Transactions with international customers are entered into in U.S. dollars, precluding the need for foreign currency hedges. As a result, our exposure to market risk is not material.
ITEM 4. CONTROLS AND PROCEDURES
Our Chief Executive Officer and Chief Financial Officer (collectively, the “Certifying Officers”) are responsible for establishing and maintaining disclosure controls and procedures for the Company. The Certifying Officers have concluded (based upon their evaluation of these controls and procedures as of the end of the period covered by this report) that our disclosure controls and procedures are effective to ensure that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules of the Securities and Exchange Commission. The Certifying Officers also have indicated that there were no significant changes in our internal control over financial reporting that occurred during the period covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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PART II. — OTHER INFORMATION
ITEM 1. LEGAL PROCEEDINGS
Refer to Item 3 (Legal Proceedings) in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
ITEM 1A. RISK FACTORS
In addition to the other information set forth in this report, including the important information in “Private Securities Litigation Reform Act,” you should carefully consider the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended December 31, 2006. Those factors, if they were to occur, could cause our actual results to differ materially from those expressed in our forward-looking statements in this report, and materially adversely affect our financial condition or future results. Although we are not aware of any other factors that we currently anticipate will cause our forward-looking statements to differ materially from our future actual results, or materially affect the Company’s financial condition or future results, additional risks and uncertainties not currently known to us or that we currently deem to be immaterial might materially adversely affect our actual business, financial condition and/or operating results.
ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
None
ITEM 3. DEFAULTS UPON SENIOR SECURITIES
None.
ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
(a) The Annual Meeting of the Company’s shareholders was held on Monday, May 21, 2007.
(b) Proxies for the Annual Meeting were solicited pursuant to Regulation 14A under the Securities Exchange Act of 1934. There was no solicitation in opposition to management’s nominees, and the shareholders elected the following persons as directors of the Company to serve until the next annual meeting of shareholders:

Nominee	Number of Votes For	Number of Votes Withheld
Gregg O. Lehman	14,267,186	176,103
K. James Ehlen, M.D	13,962,715	480,574
Robert J. Marzec	14,076,133	367,156
Jerry V. Noyce	14,267,286	176,003
John C. Penn	14,262,186	181,103
Mark W. Sheffert	14,076,233	367,056
Linda Hall Whitman	14,267,286	176,003
Rodney A. Young	14,267,186	176,103
(c) By a vote of 7,503,417 shares in favor, 357,763 shares opposed, 17,524 shares abstaining, and 6,564,585 shares represented by broker nonvotes, the shareholders approved our Amended and Restated Stock Option Plan.
(d) By a vote of 7,513,383 shares in favor, 346,764 shares opposed, 18,557 shares abstaining, and 6,564,585 shares represented by broker nonvotes, the shareholders approved our 2007 Equity Incentive Plan.

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(e) By a vote of 14,231,933 shares in favor, 198,553 shares opposed, 12,803 shares abstaining, and 0 shares represented by broker nonvotes, the shareholders ratified the selection of Grant Thornton LLP as the Company’s independent auditors for the current fiscal year.
ITEM 5. OTHER INFORMATION
We entered into a new Lease Agreement for our corporate headquarters with United Properties Investment LLC on May 2, 2007. The Lease is for approximately 28,272 square feet of office space at the Southpoint Office Center in Bloomington, Minnesota. The Lease commences on January 1, 2008 and continues for five years, with an option to extend the term for an additional five-year period if certain terms and conditions are met. The rent starts at $31,230.33 per month and increases at a rate of $.50 per square foot each year for only 24,283 square feet of the space. We expect to move into this new space in the first quarter of 2008. A copy of the Lease is attached hereto as Exhibit 10.1.
On May 9, 2007, we entered into a Third Amendment to Lease with Parkway Commons, L.P. to add additional space to our facility in Plano, Texas, which we originally assumed in connection with our acquisition of HealthCalc.Net, Inc. in December 2005. The Amendment added an additional 2,174 square feet for a total of 8,213 square feet. The Lease continues until December 31, 2012. The rent for the full 8,213 square feet is currently $14,030.54 per month and increases approximately $340 per month at the beginning of each calendar year thereafter. This Amendment was a result of an expansion of our staff in technology development, customer service and research, development and outcomes. A copy of this Amendment is attached hereto as Exhibit 10.5. In additional, the original Lease and the First and Second Amendments are attached hereto as Exhibits 10.2, 10.3 and 10.4, respectively.
ITEM 6. EXHIBITS
(a) Exhibits — See Exhibit Index on page following signatures

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SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 14, 2007	HEALTH FITNESS CORPORATION

	By	/s/ Gregg O. Lehman

Gregg O. Lehman
President and Chief Executive Officer
(Principal Executive Officer)

	By	/s/ Wesley W. Winnekins

Wesley W. Winnekins
Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

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EXHIBIT INDEX
HEALTH FITNESS CORPORATION
FORM 10-Q

Exhibit No.	Description
**10.1	Lease Agreement, dated as of May 2, 2007, by and between United Properties Investment LLC and the Company

**10.2	Office Lease, dated as of September 29, 2003, by and between CMD Realty Investment Fund II, L.P. and HealthCalc.Net, Inc.

**10.3	First Amendment to Lease, dated April 29, 2005, by and between Parkway Commons, L.P. (f/k/a CMD Realty Investment Fund II, L.P.) and HealthCalc.Net, Inc.

**10.4	Second Amendment to Lease, dated January 31, 2006, by and between Parkway Commons, L.P. and HealthCalc.Net, Inc.

**10.5	Third Amendment to Lease, dated May 9, 2007, by and between Parkway Commons, L.P. and the Company

10.6	Amended and Restated 2005 Stock Option Plan – incorporated by reference to Exhibit 10.1 to our Form 8-K dated May 21, 2007 (1)

10.7	Form of Incentive Stock Option Agreement – incorporated by reference to Exhibit 10.2 to our Form 8-K dated May 21, 2007 (1)

10.8	Form of Nonqualified Stock Option Agreement – incorporated by reference to Exhibit 10.3 to our Form 8-K dated May 21, 2007 (1)

10.9	2007 Equity Incentive Plan – incorporated by reference to Exhibit 10.4 to our Form 8-K dated May 21, 2007 (1)

10.10	Form of Restricted Stock Agreement – incorporated by reference to Exhibit 10.5 to our Form 8-K dated May 21, 2007 (1)

**11.0	Statement re: Computation of Earnings per Share

**31.1	Certification of President and Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

**31.2	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

**32.1	Certification of President and Chief Executive Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

**32.2	Certification of Chief Financial Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

**	Filed herewith

(1)	Indicates management contract or compensatory plan or arrangement

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EXHIBIT 10.1
STANDARD OFFICE LEASE AGREEMENT (NET)
     THIS LEASE AGREEMENT (hereafter called the “Lease Agreement”) made as of the 2nd day of May, 2007 by and between UNITED PROPERTIES INVESTMENT LLC, a Minnesota limited liability company having offices at Suite 200, 3500 American Boulevard West, Bloomington, Minnesota, 55431 (hereafter called the “Landlord”) and HEATLH FITNESS CORPORATION, a Minnesota corporation (hereafter called the “Tenant”).
WITNESSETH
     FOR AND IN CONSIDERATION of the sum of One Dollar ($1.00) in hand paid by each of the parties to the other, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE 1 — PREMISES AND TERM
     A. Landlord does hereby lease and let unto Tenant, and Tenant does hereby hire, lease and take from Landlord, those areas of the Building depicted on Exhibit A-1 attached hereto, and by this reference incorporated herein, containing approximately 28,222 square feet in the aggregate (hereafter called the “Premises”) and consisting of the following suites (each a “Suite”):

Suite	Square Footage
1100, Southpoint Tower	17,294 rentable square feet
100, Southpoint East	6,989 rentable square feet
50, Southpoint East	3,939 usable square feet
Said Premises are located in the City of Bloomington, County of Hennepin, State of Minnesota. The term “Building” as it is used herein means the land and the Southpoint Office Center consisting of three (3) interconnected buildings at 1600 West 82nd Street (“Southpoint East”), 1650 West 82nd Street (“Southpoint Tower”) and 1700 West 82nd Street (“Southpoint West”), all as depicted on Exhibit A-2 attached hereto.
     B. To have and to hold said Premises for a term of sixty (60) months commencing January 1, 2008 and terminating December 31, 2012 (hereafter called the “Term”) upon the rentals and subject to the conditions set forth in this Lease Agreement, and the Exhibits attached hereto. The commencement and termination dates are specifically subject to the provisions of Article 5 hereof.
ARTICLE 2 — USE
     The Premises shall be used by the Tenant solely for the following purposes: General office use
ARTICLE 3 — RENTALS
     Tenant agrees to pay to Landlord as minimum rental (hereafter called “Minimum Rental”) for the Premises, without notice, set-off or demand, the following amounts per month:

Month of Term	Annual Rate Per RSF	Monthly Minimum Rental
For Suite 1100 and Suite 100 together (24,283 rsf in the aggregate):
1 to 12	$13.00	$26,306.58
13 to 24	$13.50	$27,318.38
25 to 36	$14.00	$28,330.17
37 to 48	$14.50	$29,341.96
49 to 60	$15.00	$30,353.75
For Suite 50 (3,939 usf):
1 to 60	$15.00	$4,923.75
Said monthly installments shall be due and payable by Tenant in advance on the first day of each calendar month during the Term of this Lease Agreement, or any extension or renewal thereof, at the office of Landlord set forth in the preamble to this Lease Agreement or at such other place as Landlord may designate. In the event of any fractional calendar month, Tenant shall pay for each day in such partial month a rental equal to 1/30 of the Minimum Rental. Tenant agrees to pay, as Additional Rental, which shall be collectible to the same extent as Minimum Rental, all amounts which may become due to Landlord hereunder and any tax, charge or fee that may be levied, assessed or imposed upon or measured by the rents reserved hereunder by any governmental authority acting under any present or future law before any fine, penalty, interest or costs may be added thereto for non-payment. Pursuant to Article 6 hereof, Landlord’s estimated Operating Expenses and Real Estate Taxes for 2007 total $11.40 per rentable square foot.
ARTICLE 4 — CONSTRUCTION
     Preliminary plans (hereafter the “Preliminary Plans”) for the permanent improvements Tenant desires to have made to the Premises to modify the Premises to accommodate Tenant’s intended use thereof are attached hereto as Exhibit B. Tenant shall have until June 1, 2007 to make modifications to the Preliminary Plans. Upon approval of the Landlord to any modifications made to the Preliminary Plans by Tenant, which approval shall not be unreasonably withheld or delayed, Landlord shall cause Nelson Architecture, Inc. (the “Architect”) to prepare final plans, including a full set of construction drawings (hereafter the “Plans”) which shall be consistent with, except for mutually agreed upon changes, the Preliminary Plans. Upon approval of the Plans by Landlord and Tenant, which approval shall not be unreasonably withheld or delayed by either party and any required approval of the Plans by the City of Bloomington (“City”) and the issuance of a building permit by the City, Landlord shall be responsible for constructing the improvements as shown on the Plans (hereafter called “Tenant Improvements”) for and on behalf of Tenant. Landlord’s construction manager shall obtain bids for the construction of the Tenant Improvements from at least three (3) reputable subcontractors for each Major Subcontract (a “Major Subcontract” shall be deemed any contract in excess of $10,000.00). All Major Subcontract bids shall be disclosed and reviewed with Tenant and absent a compelling reason to do otherwise, Landlord shall select the lowest bidding subcontractor for each Major Subcontract. Landlord and Tenant have agreed that the costs of such Tenant Improvements shall be paid by Tenant, although Landlord shall provide Tenant an allowance of up to $450,000.00 to be utilized toward the cost of the Tenant Improvements (hereafter called the “T. I. Allowance”). The T. I. Allowance shall be used only for the payment of costs relating to the construction of the Tenant Improvements (including the costs of preparing the Preliminary Plans and Plans, demolition and building permit costs, Wiring costs, a construction management fee payable to Landlord’s construction manager in the total amount of eight percent (8%) of the total cost of the Tenant Improvements, and upon presentation to Landlord of paid receipts or other reasonable evidence of payment by Tenant, up to $20,000.00 of Tenant’s out-of-pocket moving costs) (hereafter collectively referred to as the “Improvement Costs”), which Improvement Costs Landlord shall pay directly out of the T. I. Allowance, for the credit of Tenant, and in no event shall any part of the T. I. Allowance be paid to or payable to Tenant. Any Improvement Costs which exceed the T. I. Allowance (hereafter the “Excess Improvement Costs”) shall be paid by Tenant to Landlord without further demand within fifteen (15) days of the day of submission by Landlord to Tenant of a statement of said costs (hereafter the “Improvement Costs Statement”); it being further agreed by the parties that at Tenant’s option, Tenant may elect to pay more of the Improvement Costs than just any Excess Improvement Costs, which payment would likewise be due within fifteen (15) days of the day of submission by Landlord to Tenant of the Improvement Costs Statement. Any improvements to the Premises, other than as shown on the Plans, and the furnishing of the Premises, shall be made by Tenant at the sole cost and expense of Tenant, subject to all other provisions of this Lease Agreement, including compliance with all applicable governmental laws, ordinances and regulations. If the Tenant Improvements cannot be substantially completed prior to the commencement of the Term, then the provisions of Article 5 shall apply.
ARTICLE 5 — POSSESSION
     A. Except as otherwise provided and subject to the provisions of Article 5 B below, Landlord shall deliver possession of the Premises on or before the date hereinabove specified for commencement of the Term, but delivery of possession prior to such commencement date shall not affect the expiration date of this Lease Agreement. Failure of Landlord to deliver possession of the Premises by the date hereinabove provided, due to a holding over by a prior tenant, delay by the City in approving the Plans or issuing a building permit or any other cause beyond Landlord’s reasonable control, or time required for construction delays due to labor or material shortages, strikes, or acts of God, shall automatically postpone the date of commencement of the Term of this Lease Agreement and shall extend the termination date by periods equal to those which shall have elapsed between and including the date hereinabove specified for commencement of the Term hereof and the date on which possession of the Premises is delivered to the Tenant. The rentals herein reserved shall commence on the first day of the Term, provided, however, in the event of any occupancy by Tenant prior to the beginning of the Term, such occupancy shall in all respects be the same as that of a tenant under this Lease Agreement, and the rental shall commence as of the date that Tenant enters into such occupancy of the Premises. Provided further, that if Landlord shall be delayed in delivery of the Premises to Tenant due to Tenant’s failure to agree to the Plans, changes in or additions to the Plans or the Tenant Improvements made at the request of Tenant or any other delay caused by a party employed by or the agent of Tenant, or by Tenant’s failure to pay for the costs of the Tenant Improvements in excess of the T. I. Allowance, then in such case the rental shall be accelerated by the number of days of such delay, and the rentals shall commence the same as if occupancy had been taken by Tenant. Prior to the commencement of the Term, Landlord shall have no responsibility or liability for loss or damage to fixtures, facilities or equipment installed or left on the Premises. By occupying the Premises as a Tenant, or to install fixtures, facilities or equipment, or to perform finishing work, Tenant shall be conclusively deemed to have accepted the same and to have acknowledged that the Premises are in the condition required by this Lease Agreement, except items which are not in compliance with the Plans and for which Tenant has given Landlord a written “punch list” within thirty (30) days of Tenant’s first occupancy of the Premises. Should the commencement of the rental obligations of Tenant under this Lease Agreement occur for any reason on a day other than the first day of a calendar month, then in that event solely for the purposes of computing the Term of this Lease Agreement, the commencement date of the Term shall become and be the first day of the first full calendar month following the date when Tenant’s rental obligation commences, or the first day of the first full calendar month following the commencement date set out in Article 1 (if such is other than the first date of a calendar month), whichever date is later, and the termination date shall be adjusted accordingly; provided however, that the termination date shall be the last day of a calendar month, which date shall in no event be earlier than the termination date set out in Article 1. Immediately after Tenant’s occupancy of the Premises the Landlord and Tenant shall execute a ratification agreement which shall set forth the final commencement and termination dates for the Term and shall acknowledge the Minimum Rental, the rentable square footage of the Premises, delivery of the Premises in the condition required by this Lease Agreement and the respective amounts of the Improvement Costs, Excess Improvement Costs, Letter of Credit, Unfurnished Allowance and Contingent Annual Payment.
     B. It is acknowledged by the parties that Suite 1100 of the Premises is currently occupied by a tenant required to vacate said Suite 1100 no later than November 4, 2007 and Suites 50 and 100 of the Premises are both currently vacant. Notwithstanding anything in Article 5 A above to the contrary, in the event Tenant desires to lease Suite 50 and/or Suite 100 (but not Suite 1100) prior to the scheduled commencement date of the Term of January 1, 2008, Tenant shall so notify Landlord in writing (hereafter “Tenant’s Early Lease Notice”) specifying therein the Suite(s) (Suite 50 and/or Suite 100) Tenant desires to lease early (hereafter each an “Early Lease Suite”). Following such Tenant’s Early Lease Notice for an Early Lease Suite, Landlord shall cause the Architect to prepare Plans for the Tenant Improvements to be made to such Early Lease Suite and upon approval of such Plans by the parties, Landlord shall construct the Tenant Improvements to such Early Lease Suite in accordance with the provisions of Article 4 above. Upon delivery of possession of such Early Lease Suite by Landlord to Tenant with the Tenant Improvements thereto substantially completed, the Term of this Lease Agreement shall commence as to such Early Lease Suite and Tenant shall begin paying for such Early Lease Suite, Minimum Rental as set forth in Article 3 above and as to Suite 100, Additional Rental under Article 6 of this Lease Agreement for Real Estate Taxes and Operating Expenses based on the 6,989 rentable square feet comprising said Suite 100. Notwithstanding anything herein to the contrary, the lease of an Early Lease Suite by Tenant in accordance with the foregoing provisions of this Article 5 B prior to the commencement date of the Term of this Lease Agreement for the remainder of the Premises, shall not affect the expiration date of the Term of this Lease Agreement, which expiration date shall continue to apply to all of the Premises being leased under this Lease Agreement and be the last day of the sixtieth (60th) full calendar month following the date the Term of this Lease Agreement has commenced as to all of the Premises.
ARTICLE 6 — TENANT’S PRO RATA SHARE OF REAL ESTATE TAXES AND OPERATING EXPENSES
     A. During each full or partial calendar year during the Term of this Lease Agreement, Tenant shall pay to Landlord, as Additional Rental, an amount equal to the Real Estate Taxes and Operating Expenses (both as hereafter defined) per square foot of rentable area in the Building multiplied by the number of square feet of rentable area in the Premises prorated for the period that Tenant occupied the Premises. In the event that during all or any portion of any calendar year, the Building is not fully rented and occupied Landlord may make any appropriate adjustment in occupancy-related Operating Expenses for such year for the purpose of avoiding distortion of the amount of such Operating Expenses to be attributed to Tenant by reason of variation in total occupancy of the Building, by determining on a commercially reasonable basis the Operating Expenses that would have been paid or incurred by Landlord had the Building been ninety-five percent (95%) rented and occupied, and the amount so determined shall be deemed to have been Operating Expenses for such year.
     Notwithstanding anything herein or elsewhere in this Lease Agreement to the contrary, Tenant shall have no obligation to pay Additional Rental under this Article 6 for Real Estate Taxes and Operating Expenses on the 3,939 usable square feet comprising Suite 50 only, it being acknowledged and agreed that the monthly installments of Minimum Rental payable under Article 3 of this Lease Agreement for Suite 50 only are being paid on a “gross rental” basis.
     B. Landlord shall, each year during the Term of this Lease Agreement, give Tenant an estimate of Operating Expenses and Real Estate Taxes payable per square foot of rentable area for the coming calendar year. Tenant shall pay, as Additional Rental, along with its monthly Minimum Rental payments required hereunder, one-twelfth (1/12) of such estimated Operating Expenses and Real Estate Taxes and such Additional Rental shall be payable until subsequently adjusted for the following year pursuant to this Article.
     C. As soon as possible after the expiration of each calendar year, Landlord shall determine and certify to Tenant the actual Operating Expenses and Real Estate Taxes for the previous year per square foot of rentable area in the Building and the amount applicable to the Premises. If such statement shows that Tenant’s share of Operating Expenses and Real Estate Taxes exceeds Tenant’s estimated monthly payments for the previous calendar year, then Tenant shall, within twenty (20) days after receiving Landlord’s certification, pay such deficiency to Landlord. In the event of an overpayment by Tenant, such overpayment shall be refunded to Tenant, at the time of certification, in the form of an adjustment in the Additional Rental next coming due, or if at the end of the Term by a refund.
     D. For the purposes of this Article, the term “Real Estate Taxes” means the total of all taxes, fees, charges and assessments, general and special, ordinary and extraordinary, foreseen or unforeseen, which become due or payable against or upon the Building, the parcel(s) of land upon which it is located

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or Landlord. All costs and expenses incurred by Landlord during negotiations for or contests of the amount of Real Estate Taxes shall be included within the term “Real Estate Taxes.” For purposes of this Article, the term “Operating Expenses” shall be deemed to mean all costs and expenses directly related to the Building incurred by Landlord in the repair, operation, management and maintenance of the Building including interior and exterior and common area maintenance, management fees, cleaning expenses, energy expenses, insurance premiums, and the amortization of capital investments made to reduce operating costs, that are necessary due to governmental requirements or that are required by the insurer under any insurance policy carried on the Building by Landlord, all as determined on a commercially reasonable basis by Landlord.
     E. Landlord may at any time designate a fiscal year in lieu of a calendar year and in such event, at the time of such a change, there may be a billing for the fiscal year which is less than 12 calendar months.
     F. Landlord reserves, and Tenant hereby assigns to Landlord, the sole and exclusive right to contest, protest, petition for review, or otherwise seek a reduction in the Real Estate Taxes.
ARTICLE 7 — UTILITIES AND SERVICE
     A. Landlord agrees to furnish water, electricity, elevator service, and janitorial service. In the event Tenant’s requirements and/or usage of such utilities and services is substantially greater than is customarily supplied to a typical tenant in the Building, Landlord or Tenant may request that the difference in such requirement and/or usage be determined and that appropriate adjustments be made in the Minimum Rental provided for in Article 3 of this Lease Agreement.
     B. Landlord agrees to furnish heat during the usual heating season and air conditioning during the usual air conditioning season, all during normal business hours as defined in this Lease Agreement. Notwithstanding the foregoing, upon reasonable advance notice given by Tenant from time to time, Landlord shall furnish HVAC services to the Premises outside normal business hours, provided that Tenant reimburses Landlord, as Additional Rental, for Landlord’s actual costs therefore.
     C. No temporary interruption or failure of such services incidental to the making of repairs, alterations or improvements, or due to accidents or strike or conditions or events not under Landlord’s control, shall be deemed as an eviction of the Tenant or relieve the Tenant from any of the Tenant’s obligations hereunder.
     D. For the purposes of this Article 7, normal business hours shall be deemed to mean the periods of time between 7:00 a.m. and 6:00 p.m. (7.00 p.m. for Suite 100 only), Monday through Friday and 9:00 a.m. to 1:00 p.m. on Saturdays, and specifically excluding Sundays and legal holidays.
ARTICLE 8 — NON-LIABILITY OF LANDLORD
     Except in the event of gross negligence of Landlord, its agents, employees or contractors, Landlord shall not be liable for any loss or damage for failure to furnish heat, air conditioning, electricity, elevator service, water, sprinkler system or janitorial service. Landlord shall not be liable for personal injury, death or any damage from any cause about the Premises or the Building except if caused by Landlord’s gross negligence.
ARTICLE 9 — CARE OF PREMISES
     A. Tenant agrees:
     1. To keep the Premises in as good condition and repair as they were in at the time Tenant took possession of same, reasonable wear and tear and damage from fire and other casualty for which insurance is normally procured excepted;
     2. To keep the Premises in a clean and sanitary condition;
     3. Not to commit any nuisance or waste on the Premises, overload the Premises or the electrical, water and/or plumbing facilities in the Premises or Building, throw foreign substances in plumbing facilities, or waste any of the utilities furnished by Landlord;
     4. To abide by such rules and regulations as may from time to time be reasonably promulgated by Landlord;
     5. To preserve and protect all carpeted areas and to provide and use carpet protector mats in all locations within the Premises where chairs with castors are used; and
     6. To obtain Landlord’s prior approval of the interior design of any portion of the Premises visible from the common areas or from the outside of the Building. “Interior design” as used in the preceding sentence shall include but not be limited to floor and wall coverings, furniture, office design, artwork and color scheme.
     B. If Tenant shall fail to keep and preserve the Premises in the state of condition required by the provisions of this Article 9, the Landlord may at its option put or cause the same to be put into the condition and state of repair agreed upon, and in such case the Tenant, on demand, shall pay the cost thereof.
ARTICLE 10 — NON-PERMITTED USE
     Tenant agrees to use the Premises only for the purposes set forth in Article 2 hereof. Tenant further agrees not to commit or permit any act to be performed on the Premises or any omission to occur which shall be in violation of any statute, regulation or ordinance of any governmental body or which will increase the insurance rates on the Building or which will be in violation of any insurance policy carried on the Building by the Landlord. Tenant, at its expense, shall comply with all governmental laws, ordinances, rules and regulations applicable to the use of the Premises and its occupancy and shall promptly comply with all governmental orders, rulings and directives for the correction, prevention and abatement of any violation upon, or in connection with the Premises or Tenant’s use or occupancy of the Premises, including the making of any alterations or improvements to the Premises, all at Tenant’s sole cost and expense. The Tenant shall not disturb other occupants of the Building by making any undue or unseemly noise or otherwise and shall not do or permit to be done in or about the Premises anything which will be dangerous to life or limb.
ARTICLE 11 — INSPECTION
     The Landlord or its employees or agents shall have the right without any diminution of rent or other charges payable hereunder by Tenant to enter the Premises at all reasonable times for the purpose of exhibiting the Premises to prospective tenants or purchasers or existing or prospective mortgagees of the Building (“Mortgagees”), inspection, cleaning, repairing, testing, altering or improving the same or said Building, but nothing contained in this Article shall be construed so as to impose any obligation on the Landlord to make any repairs, alterations or improvements.
ARTICLE 12 — ALTERATIONS
     Tenant will not make any alterations, repairs, additions or improvements in or to the Premises (for purposes of this Article 12, any of the foregoing being referred to as the “Work”) or add, disturb or in any way change any plumbing, wiring, life/safety or mechanical systems, locks, or structural portions of the Building without the prior written consent of the Landlord as to the character of the Work, the manner of doing the Work, and the

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contractor(s) doing the Work. Such consent shall not be unreasonably withheld or delayed, if such Work is required of Tenant or is the obligation of Tenant pursuant to this Lease Agreement. As a condition to Landlord’s consent to Work proposed by Tenant, Landlord may impose such conditions with respect thereto as Landlord deems appropriate, including, without limitation, requiring Tenant to furnish surety performance and/or payment bonds or other security for the payment of all costs incurred in connection with such Work, insurance against liabilities that may arise out of such Work, plans and specifications approved by Landlord and permits necessary for such Work. If such Work is performed by contractor(s) not retained by Landlord, Tenant shall upon completion of such Work, (i) deliver to Landlord evidence that payment for all such Work has been made by Tenant, contractors’ affidavits and full and final mechanic’s lien waivers and (ii) pay to Landlord a construction supervision fee of five percent (5%) of the total cost of such Work, but in no event less than $500.00 to reimburse Landlord for the costs incurred by its construction manager in inspecting and supervising such Work. All such Work shall be done in a good and workmanlike manner using quality materials and shall comply with all applicable governmental laws, ordinances, rules and regulations. Tenant agrees to indemnify and hold Landlord free and harmless from any liability, loss, cost, damage or expense (including attorney’s fees) by reason of any of such Work. The provisions of Article 27 of this Lease Agreement shall apply to all Work performed under this Article 12.
ARTICLE 13 — SIGNS
     Tenant agrees that no signs or other advertising materials shall be erected, attached or affixed to any portion of the interior or exterior of the Premises or the Building without the express prior written consent of Landlord.
ARTICLE 14 — COMMON AREAS
     A. Tenant agrees that the use of all corridors, passageways, elevators, toilet rooms, parking areas and landscaped areas in and around said Building, by the Tenant or Tenant’s employees, visitors or invitees, shall be subject to such rules and regulations as may from time to time be made by Landlord for the safety, comfort and convenience of the owners, occupants, tenants and invitees of said Building. Tenant agrees that no awnings, curtains, drapes or shades shall be used upon the Premises except as may be approved by Landlord.
     B. In addition to the Premises, Tenant shall have the right of non-exclusive use, in common with others, of (a) all unrestricted automobile parking areas, driveways and walkways, and (b) loading facilities, freight elevators and other facilities as may be constructed in the Building, all to be subject to the terms and conditions of this Lease Agreement and to reasonable rules and regulations for the use thereof as prescribed from time to time by Landlord.
     C. Landlord shall have the right to make changes or revisions in the site plan and in the Building so as to provide additional leasing area. Landlord shall also have the right to construct additional buildings on the land described on Exhibit A-2 for such purposes as Landlord may deem appropriate. Landlord also reserves all airspace rights above, below and to all sides of the Premises, including the right to make changes, alterations or provide additional leasing areas.
     D. Landlord and Tenant agree that Landlord will not be responsible for any loss, theft or damage to vehicles, or the contents thereof, parked or left in the parking areas of the Building and Tenant agrees to so advise its employees, visitors or invitees who may use such parking areas. The parking areas shall include those areas designated by Landlord, in its sole discretion, as either restricted or unrestricted parking areas. Any restricted parking areas shall be leased only by separate license agreement with Landlord. Tenant further agrees not to use or permit its employees, visitors or invitees to use the parking areas for overnight storage of vehicles.
ARTICLE 15 — ASSIGNMENT AND SUBLETTING
     A. Tenant agrees not to assign, sublet, license, mortgage or encumber this Lease Agreement, the Premises, or any part thereof, whether by voluntary act, operation of law, or otherwise, without the specific prior written consent of Landlord in each instance. If Tenant is a corporation, partnership or other legal entity, transfer of a controlling interest of Tenant shall be considered an assignment of this Lease Agreement for purposes of this Article. Consent by Landlord in one such instance shall not be a waiver of Landlord’s rights under this Article as to requiring consent for any subsequent instance. In connection with any assignment of this Lease Agreement or subletting of the Premises made or requested by Tenant, Tenant shall pay Landlord (i) a processing fee of $500.00 and (ii) all out-of-pocket costs incurred by Landlord, including reasonable attorneys’ fees. In the event Tenant desires to sublet a part or all of the Premises, or assign this Lease Agreement, Tenant shall give written notice to Landlord at least thirty (30) days prior to the proposed subletting or assignment, which notice shall state the name of the proposed subtenant or assignee, the terms of any sublease or assignment documents and copies of financial reports or other relevant financial information of the proposed subtenant or assignee. At Landlord’s option, any and all payments by the proposed assignee or subtenant with respect to the assignment or sublease shall be paid directly to Landlord. In any event no assignment or subletting shall release Tenant of its obligation to pay the rent and to perform all other obligations to be performed by Tenant hereunder for the Term of this Lease Agreement. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. At Landlord’s option, Landlord may terminate the Lease Agreement in lieu of giving its consent to any proposed assignment of this Lease Agreement or subletting of the Premises (which termination may be contingent upon the execution of a new lease with the proposed assignee or subtenant).
     B. Landlord’s right to assign this Lease Agreement is and shall remain unqualified upon any sale or transfer of the Building and, providing the purchaser succeeds to the interests of Landlord under this Lease Agreement, Landlord shall thereupon be entirely freed of all obligations of the Landlord hereunder and shall not be subject to any liability resulting from any act or omission or event occurring after such conveyance.
ARTICLE 16 — LOSS BY CASUALTY
     If the Building is damaged or destroyed by fire or other casualty, the Landlord shall have the right to terminate this Lease Agreement, provided it gives written notice thereof to the Tenant within ninety (90) days after such damage or destruction. If a portion of the Premises is damaged by fire or other casualty, and Landlord does not elect to terminate this Lease Agreement, the Landlord shall, at its expense, restore the Premises to as near the condition which existed immediately prior to such damage or destruction, as reasonably possible, and the rentals shall abate during such period of time as the Premises are untenantable, in the proportion that the untenantable portion of the Premises bears to the entire Premises.
ARTICLE 17 — WAIVER OF SUBROGATION
     Landlord and Tenant hereby release the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire or any of the extended coverage or supplementary contract casualties, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible.
ARTICLE 18 — EMINENT DOMAIN
     If the entire Building is taken by eminent domain, this Lease Agreement shall automatically terminate as of the date of taking. If a portion of the Building is taken by eminent domain, the Landlord shall have the right to terminate this Lease Agreement, provided it gives written notice thereof to the Tenant within ninety (90) days after the date of taking. If a portion of the Premises is taken by eminent domain and this Lease Agreement is not terminated by Landlord, the Landlord shall, at its expense, restore the Premises to as near the condition which existed immediately prior to the date of taking as reasonably possible, and the rentals shall abate during such period of time as the Premises are untenantable, in the proportion that the untenantable portion of the Premises bears to the entire Premises. All damages awarded for such taking under the power of eminent domain shall belong to and be the sole property of Landlord, irrespective of the basis upon which they are awarded, provided, however, that nothing contained herein shall prevent Tenant from making a separate claim to the condemning authority for its moving expenses and trade fixtures. For purposes of this Article, a taking by eminent domain shall include Landlord’s giving of a deed under threat of condemnation.

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ARTICLE 19 — SURRENDER
     On the last day of the Term of this Lease Agreement or on the sooner termination thereof in accordance with the terms hereof, Tenant shall peaceably surrender the Premises in good condition and repair consistent with Tenant’s duty to make repairs as provided in Article 9 hereof. On or before said last day, Tenant shall at its expense remove all of its equipment from the Premises, repairing any damage caused thereby, and any property not removed shall be deemed abandoned. All alterations, additions and fixtures other than Tenant’s trade fixtures, which have been made or installed by either Landlord or Tenant upon the Premises shall remain as Landlord’s property and shall be surrendered with the Premises as a part thereof, or shall be removed by Tenant, at the option of Landlord, in which event Tenant shall at its expense repair any damage caused thereby. It is specifically agreed that any and all telephonic, coaxial, ethernet, or other computer, wordprocessing, facsimile, or electronic wiring installed by Tenant within the Premises (hereafter "Wiring”) shall be removed at Tenant’s cost at the expiration of the Term, unless Landlord has specifically requested in writing that said Wiring shall remain, whereupon said Wiring shall be surrendered with the Premises as Landlord’s property. If the Premises are not surrendered at the end of the Term or the sooner termination thereof, Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, claims made by any succeeding tenant founded on such delay. Tenant shall promptly surrender all keys for the Premises to Landlord at the place then fixed for payment of rental and shall inform Landlord of combinations on any locks and safes on the Premises.
ARTICLE 20 — NON-PAYMENT OF RENT, DEFAULTS
     If any one or more of the following occurs: (1) a rent payment or any other payment due from Tenant to Landlord shall be and remain unpaid in whole or in part for more than ten (10) days after same is due and payable; (2) Tenant shall violate or default on any of the other covenants, agreements, stipulations or conditions herein, or in any parking agreement(s) or other agreements between Landlord and Tenant relating to the Premises, and such violation or default shall continue for a period of ten (10) days after written notice from Landlord of such violation or default; (3) if Tenant shall commence or have commenced against Tenant proceedings under a bankruptcy, receivership, insolvency or similar type of action; or (4) if Tenant shall vacate any substantial portion of the Premises for a period of more than fifteen (15) days; then it shall be optional for Landlord, without further notice or demand, to cure such default or to declare this Lease Agreement forfeited and the said Term ended, or to terminate only Tenant’s right to possession of the Premises, and to re-enter the Premises, with or without process of law, using such force as may be necessary to remove all persons or chattels therefrom, and Landlord shall not be liable for damages by reason of such re-entry or forfeiture; but notwithstanding re-entry by Landlord or termination only of Tenant’s right to possession of the Premises, the liability of Tenant for the rent and all other sums provided herein shall not be relinquished or extinguished for the balance of the Term of this Lease Agreement and Landlord shall be entitled to periodically sue Tenant for all sums due under this Lease Agreement or which become due prior to judgment, but such suit shall not bar subsequent suits for any further sums coming due thereafter. Tenant shall be responsible for, in addition to the rentals and other sums agreed to be paid hereunder, the cost of any necessary maintenance, repair, restoration, reletting (including related cost of removal or modification of tenant improvements) or cure as well as reasonable attorney’s fees incurred or awarded in any suit or action instituted by Landlord to enforce the provisions of this Lease Agreement, regain possession of the Premises, or the collection of the rentals due Landlord hereunder. Tenant shall also be liable to Landlord for the payment of a late charge in the amount of ten percent (10%) of the rental installment or other sum due Landlord hereunder if said payment has not been received within ten (10) days from the date said payment becomes due and payable, or cleared by Landlord’s bank within three (3) business days after deposit. Tenant agrees to pay interest at the rate of twelve percent (12%) per annum or the maximum permissible rate under the applicable usury statutes, whichever is less, on all rentals and other sums due Landlord hereunder not paid within ten (10) days from the date same become due and payable. Each right or remedy of Landlord provided for in this Lease Agreement shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease Agreement now or hereafter existing at law or in equity or by statute or otherwise.
ARTICLE 21 — LANDLORD’S DEFAULT
     Landlord shall not be deemed to be in default under this Lease Agreement until Tenant has given Landlord written notice specifying the nature of the default and Landlord does not cure such default within thirty (30) days after receipt of such notice or within such reasonable time thereafter as may be necessary to cure such default where such default is of such a character as to reasonably require more than thirty (30) days to cure.
ARTICLE 22 — HOLDING OVER
     Tenant will, at the expiration of this Lease Agreement, whether by lapse of time or termination, give up immediate possession to Landlord. If Tenant fails to give up possession the Landlord may, at its option, serve written notice upon Tenant that such holdover constitutes any one of (i) creation of a month-to-month tenancy, or (ii) creation of a tenancy at sufferance. If Landlord does not give said notice, Tenant’s holdover shall create a tenancy at sufferance. In any such event the tenancy shall be upon the terms and conditions of this Lease Agreement, except that the Minimum Rental shall be double the Minimum Rental Tenant was obligated to pay Landlord under this Lease Agreement immediately prior to termination (in the case of tenancy at sufferance such Minimum Rental shall be prorated on the basis of a 365 day year for each day Tenant remains in possession); excepting further that in the case of a tenancy at sufferance, no notices shall be required prior to commencement of any legal action to gain repossession of the Premises. In the case of a tenancy at sufferance, Tenant shall also pay to Landlord all damages sustained by Landlord resulting from retention of possession by Tenant. The provisions of this Article shall not constitute a waiver by Landlord of any right of re-entry as otherwise available to Landlord; nor shall receipt of any rent or any other act in apparent affirmance of the tenancy operate as a waiver of the right to terminate this Lease Agreement for a breach by Tenant hereof.
ARTICLE 23 — SUBORDINATION
     Tenant agrees that this Lease Agreement shall be subordinate to any mortgage(s) that may now or hereafter be placed upon the Building or any part thereof, and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements, and extensions thereof, provided the Mortgagee named in any such mortgage shall agree to recognize this Lease Agreement and not disturb Tenant’s rights hereunder in the event of foreclosure provided the Tenant is not in default. This subordination and non-disturbance shall be self-operative and no further certificate or instrument of subordination need be required by any such Mortgagee. In confirmation of such subordination and non-disturbance, however, Tenant shall promptly execute and deliver any instrument, in recordable form, as required by Landlord’s Mortgagee. In the event of any Mortgagee electing to have the Lease Agreement a prior encumbrance to its mortgage, then and in such event upon such Mortgagee notifying Tenant to that effect, this Lease Agreement shall be deemed prior in encumbrance to the said mortgage, whether this Lease Agreement is dated prior to or subsequent to the date of said mortgage.
ARTICLE 24 — INDEMNITY, INSURANCE AND SECURITY
     A. Tenant will keep in force at its own expense for so long as this Lease Agreement remains in effect public liability insurance with respect to the Premises in which Landlord shall be named as an additional insured, in companies and in form acceptable to Landlord with a minimum combined limit of liability of Two Million Dollars ($2,000,000.00). This limit shall apply per location. Said insurance shall also provide for contractual liability coverage by endorsement. Tenant shall further provide for business interruption insurance to cover a period of not less than six (6) months. Tenant will further deposit with Landlord the policy or policies of such insurance or certificates thereof, or other acceptable evidence that such insurance is in effect, which evidence shall provide that Landlord shall be notified in writing thirty (30) days prior to cancellation, material change, or failure to renew the insurance. Tenant further covenants and agrees to indemnify and hold Landlord and Landlord’s manager of the Building harmless for any claim, loss or damage, including reasonable attorney’s fees, suffered by Landlord, Landlord’s manager or Landlord’s other tenants caused by: i) any act or omission by Tenant, Tenant’s employees or anyone claiming through or by Tenant in, at, or around the Premises or the Building; ii) the conduct or management of any work or thing whatsoever done by Tenant in or about the Premises; or iii) Tenant’s failure to comply with any and all governmental laws, rules, ordinances or regulations applicable to the use of the Premises and its occupancy. Tenant’s indemnity obligations under this Article 24 shall survive the expiration or earlier termination of this Lease Agreement. If Tenant shall not comply with its covenants made in this Article 24, Landlord may, at its option, cause insurance as aforesaid to be issued and in such event Tenant agrees to pay the premium for such insurance promptly upon Landlord’s demand.
     B. Tenant shall be responsible for the security and safeguarding of the Premises and all property kept, stored or maintained in the Premises. Landlord will make available to Tenant, at Tenant’s request, the plans and specifications for construction of the Building and the Premises. Tenant represents that it is satisfied that the construction of the Building and the Premises, including the floors, walls, windows, doors and means of access thereto are suitable

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for the particular needs of Tenant’s business. Tenant further represents that it is satisfied with the security of said Building and Premises for the protection of any property which may be owned, held, stored or otherwise caused or permitted by Tenant to be present upon the Premises. The placement and sufficiency of all safes, vaults, cash or security drawers, cabinets or the like placed upon the Premises by Tenant shall be at the sole responsibility and risk of Tenant. Tenant shall maintain in force throughout the Term, insurance upon all contents of the Premises, including that owned by others and Tenant’s equipment and any alterations, additions, fixtures, or improvements in the Premises acknowledged by Landlord to be the Tenant’s.
     C. Landlord shall carry and cause to be in full force and effect a fire and extended coverage insurance policy on the Building, but not contents owned, leased or otherwise in possession of Tenant. The cost of such insurance shall be an Operating Expense.
ARTICLE 25 — NOTICES, DEMANDS AND OTHER INSTRUMENTS
     All notices, demands, requests, consents, approvals and other instruments required or permitted to be given pursuant to the terms of this Lease Agreement shall be in writing and shall be deemed to have been properly given if (a) with respect to Tenant, sent by certified or registered mail, postage prepaid, or sent by telegram, overnight express courier, facsimile followed by overnight express delivery or delivered by hand, in each case addressed to Tenant at the address for the Premises, and (b) with respect to Landlord, sent by certified or registered mail, postage prepaid, or sent by telegram, overnight express courier, facsimile followed by overnight express delivery or delivered by hand in each case, addressed to Landlord at its address first above set forth along with a copy to any Mortgagee, if Tenant has been advised of the address for such Mortgagee, delivered in the same manner; provided however that in no event shall Minimum Rental or Additional Rental be deemed to have been made, given or delivered until actually received by Landlord. Landlord and Tenant shall each have the right from time to time to specify as its address for purposes of this Lease Agreement any other address in the United States of America upon fifteen (15) days’ written notice thereof, similarly given, to the other party and any Mortgagee.
ARTICLE 26 — APPLICABLE LAW
     This Lease Agreement shall be construed under the laws of the State of Minnesota.
ARTICLE 27 — MECHANICS’ LIEN
     In the event any mechanic’s lien shall at any time be filed against the Premises or any part of the Building by reason of work, labor, services or materials performed or furnished to Tenant or to anyone holding the Premises through or under Tenant, Tenant shall forthwith cause the same to be discharged of record. If Tenant shall fail to cause such lien forthwith to be discharged within five (5) days after being notified of the filing thereof, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due, or by bonding, and the amount so paid by Landlord and all costs and expenses, including reasonable attorney’s fees incurred by Landlord in procuring the discharge of such lien, shall be due and payable in full by Tenant to Landlord on demand.
ARTICLE 28 — SECURITY INTEREST
     Tenant hereby grants to Landlord a security interest in all goods, chattels, fixtures and personal property belonging to Tenant, which now are or may hereafter be placed in the Premises, to secure all rents due hereunder and all other covenants and obligations of Tenant hereunder. In the event there exists any security interest in said property which security interest is paramount and superior to the security interest herein created, Landlord may satisfy said paramount security interest and all sums paid in satisfying said security interest will be considered additional sums owed Landlord by Tenant hereunder. Tenant hereby acknowledges receipt of a true, full and complete copy of this Lease Agreement. Landlord, in the event of a default by Tenant of any covenant or condition herein contained, may exercise, in addition to any rights and remedies herein granted, all the rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law. Tenant hereby authorizes Landlord to complete and file a financing statement(s) for the purpose of perfecting such security interest.
ARTICLE 29 — BROKERAGE
     Each of the parties represents and warrants that except only as may be provided below in this Article 29, there are no claims for brokerage commissions or finder’s fees (collectively “Leasing Commissions”) in connection with this Lease Agreement, and agrees to indemnify the other party against, and hold it harmless from all liabilities arising from any claim for Leasing Commissions asserted by a broker, agent or other person or entity claiming through the indemnifying party, including without limitation, the cost of attorney’s fees in connection therewith. Landlord agrees to pay any Leasing Commission payable to Landlord’s broker, United Properties Brokerage LLC on account of this Lease Agreement.
ARTICLE 30 — SUBSTITUTION
     Landlord reserves the right, on thirty (30) days written notice to Tenant, to substitute other premises within the Building for the Premises hereunder. The substituted premises shall contain substantially the same square footage as the Premises, shall contain comparable improvements, and the Minimum Rental shall not exceed the Minimum Rental per rentable square foot specified in Article 3 hereof.
ARTICLE 31 — ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS
     Each party hereto agrees that at any time, and from time to time during the Term of this Lease Agreement (but not more often than twice in each calendar year), within ten (10) days after request by the other party hereto, it will execute, acknowledge and deliver to such other party or to any prospective purchaser, assignee or mortgagee designated by such other party, an estoppel certificate in a form acceptable to Landlord. Tenant agrees to provide Landlord (but not more often than twice in any calendar year), within ten (10) days of request, the then most current financial statements of Tenant and any guarantors of this Lease Agreement, which shall be certified by Tenant, and if available, shall be audited and certified by a certified public accountant. Landlord shall keep such financial statements confidential, except Landlord shall, in confidence, be entitled to disclose such financial statements to existing or prospective Mortgagees or purchasers of the Building.
ARTICLE 32 — LETTER OF CREDIT
     Within three (3) business days following full execution of this Lease Agreement, Tenant at its sole cost and expense shall deliver to Landlord, from a commercially recognized financial institution in the Twin Cities metropolitan area, an irrevocable, unconditional standby letter of credit in the amount of $250,000.00, in substantially the form as set forth in Exhibit C attached hereto and incorporated herein by reference, with any revisions thereof to be approved, in advance, by Landlord (such letter of credit, together with any other renewal or replacement letters of credit delivered or to be delivered by Tenant hereunder shall be referred to herein collectively as the “Letter of Credit”); it being acknowledged and agreed by the parties, however, that pursuant to the provisions of Article 37 below of this Lease Agreement, the amount of the Letter of Credit may be subject to reduction. Subject to the provisions hereinafter provided with respect to a reduction in the principal amount of the Letter of Credit if Tenant is not in default under this Lease Agreement, the Letter of Credit shall be maintained until ninety (90) days following the expiration of the Term of this Lease Agreement. Tenant may periodically renew the Letter of Credit to assure that it is maintained throughout the entirety of said period; provided, any such periodic Letter of Credit must be extended, renewed and/or replaced with a new Letter of Credit at least thirty (30) days prior to the maturity date of the preceding periodic Letter of Credit. So long as Tenant is not in default under this Lease Agreement (and no event or condition exists which, but for the passage of time or the giving of notice, would constitute a default), the Letter of Credit may be reduced and/or replaced by a substitute Letter of Credit in the following lower amount at the following time:
Following the thirty-sixth (36th) full calendar month of the Term of this Lease Agreement, the Letter of Credit may be reduced by forty percent (40%) of its original principal amount.
     Landlord may draw on the Letter of Credit as follows:

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     A. Notwithstanding any provision to the contrary contained within this Lease Agreement, in the event of a default by Tenant beyond the passage of any applicable period of cure, grace or notice, in the payment of rent (whether denominated Minimum, Additional or otherwise) or any other default by Tenant beyond the passage of any applicable period of cure, grace or notice, under the terms of this Lease Agreement, then in such case Landlord may, at its option, draw upon the Letter of Credit for the amount necessary to cure such default and apply the proceeds to such cure. Tenant shall, within thirty (30) days following the date of such draw on the Letter of Credit by Landlord, deliver to Landlord a replacement Letter of Credit for the full amount of the Letter of Credit Landlord was holding prior to such draw. If Tenant shall fail to deliver such replacement Letter of Credit to Landlord within said thirty (30) day period, then in such case and notwithstanding anything in Article 20 of this Lease Agreement to the contrary, an incurable default by Tenant shall have occurred under this Lease Agreement and Landlord may, at its option, draw upon the Letter of Credit for the full remaining amount of the Letter of Credit.
     B. Anything herein to the contrary also notwithstanding, in the event Tenant’s right to possession of the Premises under this Lease Agreement is terminated by Landlord in compliance with applicable law, then in such case, Landlord may, at its option, draw upon the Letter of Credit for the full amount of the Letter of Credit.
     C. In the event of the failure by Tenant to extend, renew and/or replace a maturing periodic Letter of Credit with a substitute Letter of Credit at least thirty (30) days prior to the stated expiration date of said Letter of Credit, then in such case and notwithstanding anything in Article 20 of this Lease Agreement to the contrary, a default by Tenant shall have occurred under this Lease Agreement which may only be cured by delivering a replacement letter of credit as provided below and Landlord may, at its option, draw upon the Letter of Credit for the full amount of the Letter of Credit; provided, however, if within thirty (30) days following the date Landlord draws on the Letter of Credit, Tenant shall deliver to Landlord a replacement Letter of Credit for the full amount of the Letter of Credit drawn upon by Landlord and Tenant shall cure any other defaults by Tenant then existing under this Lease Agreement, Landlord shall return to Tenant the proceeds of the Letter of Credit drawn upon by Landlord.
     In the event Landlord shall draw upon the full amount (or in the case of subpart A above, the full remaining amount) of the Letter of Credit pursuant to the foregoing provisions of this Article 32, Landlord may, in addition to applying such proceeds to such other amounts as are payable to Landlord under Article 20 of this Lease Agreement following a default by Tenant, apply the proceeds of such Letter of Credit to Landlord’s Unamortized Transaction Costs, which Unamortized Transaction Costs shall be immediately due and payable. For purposes of this Article 32 , the “Transaction Costs” shall mean the T.I. Allowance furnished by Landlord pursuant to Article 4 above and any Leasing Commissions paid by Landlord to Landlord’s broker pursuant to Article 29 above. The “Unamortized Transaction Costs” shall mean the then unamortized amount of the Transaction Costs assuming that the total amount of such Transaction Costs together with interest thereon at the rate of twelve percent (12%) per annum is being amortized in equal monthly installments over the sixty (60) full calendar month initial Term of this Lease Agreement.
     Tenant understands that its potential liability under this Lease Agreement is not limited to the amount of the Letter of Credit. Application of the proceeds of the Letter of Credit from time to time by Landlord shall not constitute a waiver, but is in addition to all other remedies available to Landlord under this Lease Agreement and under law.
ARTICLE 33 — FIRST OFFER SPACE
     A, Subject to the provisions of Article 33 B below, Tenant shall have the following right of first offer to lease space on the tenth (10th) of Southpoint Tower (hereafter the “First Offer Space”). Provided there would be at least three (3) years remaining in the initial Term of this Lease Agreement when Tenant would begin paying rent for such First Offer Space and no default by Tenant under this Lease Agreement beyond the passage of any applicable period of cure, grace or notice has occurred and is then continuing, then in such case in the event First Offer Space becomes Available for Lease (as defined below) on or after January 1, 2009, Landlord shall notify Tenant in writing and identify such First Offer Space (“Landlord’s Notice”) and acting reasonably, Landlord shall include therewith the commencement date, the Market Rent (as defined in Article 35 below) for the Minimum Rental payable for such First Offer Space and any Tenant Inducements (as defined in Article 35 below) that Landlord is offering to provide (collectively, the “Lease Terms”). Tenant shall have a period of ten (10) days following receipt of Landlord’s Notice to elect to lease all, but not less than all, of the First Offer Space which is the subject of Landlord’s Notice (the “Subject Space”) for a term coterminous with the remainder of the Term of this Lease Agreement on the Lease Terms offered by Landlord, by giving written notice of such election to Landlord, time being of the essence (“Tenant’s Notice”). In the event such Tenant’s Notice is timely given by Tenant, the Subject Space shall be leased by Tenant from Landlord on the Lease Terms offered by Landlord and the parties shall enter into a written amendment to this Lease Agreement memorializing same. Conversely, in the event such Tenant’s Notice is not timely given by Tenant or if Tenant notifies Landlord that it will decline to lease the Subject Space, Landlord shall be free to lease such Subject Space to one or more third parties and Tenant shall have no further rights under this Article 33 A to lease such Subject Space. As used herein, First Offer Space shall be “Available for Lease” if such First Offer Space is not subject to any existing lease and is not subject to the expansion rights of any other tenant of the Building; provided, however, Landlord may make such First Offer Space Available for Lease and give Landlord’s Notice therefore as early as nine (9) months prior to the expiration of said existing lease and provided further that nothing in this Article 33 A shall be deemed to prohibit Landlord from renewing or extending the term of a lease with the existing tenant thereof.
     B. It is acknowledged and agreed by the parties that the right of Tenant to expand the Premises under this Lease Agreement pursuant to Article 33 A above to include First Offer Space is personal to Health Fitness Corporation (the “Original Tenant”) and should said Original Tenant either assign this Lease Agreement or sublet all or any part of the Premises to any person or entity, Article 33 A above shall automatically become null and void and of no further force or effect.
ARTICLE 34 — OPTION TO EXTEND TERM
     A. Subject to the provisions of Article 34 B below and provided this Lease Agreement or Tenant’s right of possession hereunder has not been earlier terminated, Tenant shall have the right to extend the Term of this Lease Agreement as to all, but not less than all, of the Premises then being leased hereunder, including any First Offer Space leased by Tenant pursuant to Article 33 above, for one (1) period of five (5) years beginning immediately following the initial Term (the “Extended Term”) subject to the following terms and conditions:
               (i) Tenant shall give written notice to Landlord of the exercise of Tenant’s right to extend the Term of this Lease Agreement no later than nine (9) months prior to the commencement of the Extended Term, time being of the essence (the “Renewal Notice”). If no such Renewal Notice is timely given, this Lease Agreement shall terminate as of the end of the initial Term;
               (ii) Tenant shall not be in default under this Lease Agreement beyond the passage of any applicable period of cure, grace or notice at the time of giving the Renewal Notice or at any time thereafter to and including the commencement of the Extended Term; and
               (iii) The extension of the Term hereunder for the Extended Term shall be on the same terms and conditions as are applicable to the initial Term; provided, however, (a) Tenant shall have no further right to extend the Term of this Lease Agreement beyond the end of the Extended Term, (b) Articles 4 and 33 shall not apply to the Extended Term and (c) the monthly Minimum Rental payable by Tenant to Landlord for the Extended Term shall be the Market Rent (as defined in Article 35 below) as reasonably determined by Landlord.
     B. It is acknowledged and agreed by the parties that the right of Tenant to extend the Term of this Lease Agreement under Article 34 A above is personal to Original Tenant and should said Original Tenant either assign this Lease Agreement or sublet all or any part of the Premises to any person or entity, Article 34 A above shall automatically become null and void and of no further force or effect.

7

ARTICLE 35 — MARKET RENT
     For purposes of Articles 33 and 34 above, “Market Rent” shall be the annual net rental rate per square foot of rentable area which a tenant would agree to pay, and a landlord would agree to accept, as of the date in question, for the space in question in its then existing condition, assuming reasonably prudent persons, each being fully knowledgeable in all the facts, and each being willing to deal but neither being under any compulsion to deal, and assuming a lease containing all of the terms, covenants and conditions of this Lease Agreement. Such Market Rent shall be based on prevailing rental rates being charged to tenants in comparable buildings of similar age and construction in the southwest suburban area, including the Building giving due consideration to the length of time the space will be leased and whether or not tenant inducements, i.e., improvement allowances or costs, free or abated rent, Leasing Commissions or other lease concessions (collectively, the “Tenant Inducements”) are then customarily being offered in connection with the lease of new space if Article 33 applies or in connection with the renewal of existing leases if Article 34 applies, it being the intention that the Landlord shall provide Tenant Inducements which are consistent with and determined contemporaneously with the determination of Market Rent.
ARTICLE 36 — GENERAL
     This Lease Agreement does not create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of landlord and tenant. No waiver of any default of Tenant hereunder shall be implied from any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. The covenants of Tenant to pay the Minimum Rental and the Additional Rental are each independent of any other covenant, condition, or provision contained in this Lease Agreement. The marginal or topical headings of the several Articles, paragraphs and clauses are for convenience only and do not define, limit or construe the contents of such Articles, paragraphs or clauses. All preliminary negotiations are merged into and incorporated in this Lease Agreement. This Lease Agreement can only be modified or amended by an agreement in writing signed by the parties hereto. All provisions hereof shall be binding upon the heirs, successors and assigns of each party hereto. If any term or provision of this Lease Agreement shall to any extent be held invalid or unenforceable, the remainder shall not be affected thereby, and each other term and provision of this Lease Agreement shall be valid and be enforced to the fullest extent permitted by law. If Tenant is a legal entity, each individual executing this Lease Agreement on behalf of said entity represents and warrants that he is duly authorized to execute and deliver this Lease Agreement on behalf of said entity in accordance with a duly adopted resolution of the governing body of said entity or in accordance with the organizational documents of said entity, and that this Lease Agreement is binding upon said entity in accordance with its terms. No receipt or acceptance by Landlord from Tenant of less than the monthly rent herein stipulated shall be deemed to be other than a partial payment on account for any due and unpaid stipulated rent; no endorsement or statement of any check or any letter or other writing accompanying any check or payment of rent to Landlord shall be deemed an accord and satisfaction, and Landlord may accept and negotiate such check or payment without prejudice to Landlord’s rights to (i) recover the remaining balance of such unpaid rent or (ii) pursue any other remedy provided in this Lease Agreement. Neither party shall record this Lease Agreement or any memorandum thereof, and any such recordation shall be a breach of this Lease Agreement void, and without effect. Time is of the essence with respect to the due performance of the terms, covenants and conditions herein contained. Submission of this instrument for examination does not constitute a reservation of or option for the Premises, and this Lease Agreement shall become effective only upon execution and delivery thereof by Landlord and Tenant.
ARTICLE 37 — REDUCTION IN AMOUNT OF LETTER OF CREDIT; CONTINGENT ANNUAL PAYMENTS
     Notwithstanding anything in Articles 4 and 32 of this Lease Agreement to the contrary, in the event Landlord does not actually furnish the entire $450,000.00 T.I. Allowance to Tenant for Improvement Costs pursuant to the provisions of Article 4 of this Lease Agreement (hereafter the portion of the $450,000.00 T.I. Allowance not furnished by Landlord is referred to as the “Unfurnished Allowance”) then the following shall apply: (i) Tenant shall be entitled to a reduction in the principal amount of the Letter of Credit furnished by Tenant to Landlord pursuant to Article 32 above of this Lease Agreement equal to the amount of the Unfurnished Allowance and if the amount of the Unfurnished Allowance equals or exceeds $250,000.00, said Letter of Credit shall be released in its entirety by Landlord; and (ii) so long as neither this Lease Agreement nor Tenant’s right to possession of the Premises hereunder has been terminated and Tenant is not in default under this Lease Agreement (and no event or condition exists which, but for the passage of time or the giving of notice or both, would constitute a default) at the time a Contingent Annual Payment is due hereunder, Landlord shall make the following annual payments to Tenant at the following times (herein each such annual payment is referred to as a “Contingent Annual Payment”): at the end of each of the twelfth (12th), twenty-fourth (24th), thirty-sixth (36th), forty-eighth (48th) and sixtieth (60th) full calendar months of the Term of this Lease Agreement, Landlord shall make a Contingent Annual Payment to Tenant equal to the product of (x) the amount of the Unfurnished Allowance and (y) 0.2374.
ARTICLE 38 — EXCULPATION
     Tenant agrees to look solely to Landlord’s interest in the Building for the recovery of any judgment from Landlord, it being agreed that Landlord and Landlord’s partners, whether general or limited (if Landlord is a partnership) or its directors, governors, officers, managers, members or shareholders (if Landlord is a limited liability company or corporation), shall never be personally liable for any such judgment.
ARTICLE 39 – SUBMISSION
     Submission of this Lease Agreement by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Lease Agreement unless and until this Lease Agreement is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Lease Agreement to Landlord shall constitute an irrevocable offer by Tenant of the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.
     IN WITNESS WHEREOF this Lease Agreement has been duly executed by the parties hereto as of the day and year indicated above.

TENANT: HEALTH FITNESS CORPORATION		LANDLORD: UNITED PROPERTIES INVESTMENT LLC

By:	/s/ Wesley W. Winnekins	By:	/s/ John Saunders

Wesley	W. Winnekins, Chief Financial Office and Treasurer
			Its:	Vice President

		By:	/s/ Eva Stevens

			Its:	Senior Vice President

Date: May 2, 2007		Date: May 2, 2007

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LIST OF EXHIBITS
               Exhibit A-1 – Diagram of Suite 50
               Exhibit A-2 – Diagram of Suite 100
               Exhibit A-3 – Diagram of Suite 1100
               Exhibit B – Diagrams of Office Layout
               Exhibit C – Form of Letter of Credit

9

EXHIBIT 10.2
CMD 103A (2/02)
Base Years
OFFICE LEASE
WITH
HEALTHCALC.NET, INC.

SUITE:	199

BUILDING:	PARKWAY COMMONS

CITY:	PLANO

EXHIBITS	Listed in Article 1.P

i

OFFICE LEASE
          THIS OFFICE LEASE (“Lease”) is made and entered into as of the 29th day of September, 2003, by and between CMD REALTY INVESTMENT FUND II, L.P. (“Landlord”), an Illinois limited partnership, and HEALTHCALC.NET, INC. (“Tenant”), a Texas corporation.
ARTICLE 1: BASIC PROVISIONS
          This Article contains the basic lease provisions between Landlord and Tenant.

A. Building:	Parkway Commons, located at 5068 West Plano Parkway, Plano, Texas (the “Property”, as further described in Article 30).

B. Premises:	Suite 199 located on the first floor of the Building as outlined or hatched on Exhibit A hereto.

C. Commencement Date:	December 1, 2003, subject to Articles 2 and 4.

D. Expiration Date:	December 31, 2006, subject to Articles 2 and 4.

E. Rentable Area:	The rentable area of the Premises shall be deemed to be 2,038 square feet, and the rentable area of the Property shall be deemed to be 100,810 square feet, for purposes of this Lease, subject to Article 30.

F. Tenant’s Share:	Two and 022/1,000 percent (2.022%), subject to Articles 3 and 30.

G. Base Rent:	Tenant shall pay monthly Base Rent pursuant to the following schedule and as described in Article 3:

Period	Monthly Base Rent
Commencement Date — Expiration Date	$2,887.17

Notwithstanding anything to the contrary herein, as a concession to enter this Lease and provided Tenant is not then in Default, Tenant’s obligations for Base Rent shall be abated for one (1) month commencing on the Commencement Date (except if the Commencement Date does not occur on the first day of a calendar month, the abatement period shall be thirty (30) days).

H. Additional Rent:	Tenant shall pay Tenant’s Share of Taxes and Expenses in excess of the amounts respectively for 2004 (“Base Tax Year”) and 2004 (“Base Expense Year”), as further described in Article 3.

I. Permitted Use:	General offices, subject to Article 7.

J. Security Deposit:	$2,887.17, subject to Article 16.

K. Broker (if any):	Transwestern Commercial Services, subject to Article 26.

L. Guarantor(s):	, who has/have concurrently herewith signed the Guaranty attached hereto.

M. Landlord’s Notice Address (subject to Article 25):

c/o CMD Realty Investors, L P., Suite 150, 14900 Landmark Blvd., Dallas, Texas 75254, Attn.: Regional Manager, with copies c/o CMD Realty Investors, L.P., 227 West Monroe Street, Suite 3900, Chicago, Illinois 60606, Attn.: General Counsel and Attn.: Asset Manager.

N. Tenant’s Notice Address (subject to Article 25):

Until the Commencement Date: Healthcalc.net, Inc., 16522 Westgrove Drive, Addison, Texas 75001, Attn.: Peter A. Egan, President

On the Commencement Date: Healthcalc.net, Inc., 5068 West Plano Parkway, Suite 199, Plano, Texas, Attn.: Peter A. Egan, President

O. Rent Payments:	Rent shall be paid to Landlord c/o Bank One, P.O. Box 73313, Chicago, Illinois 60673-7313, or such other parties and addresses as to which Landlord shall provide advance notice.

P. Exhibits:	This Lease includes, and incorporates by this reference:

Exhibit A: Premises
Exhibit B: Rules
Exhibit C: Work Letter
The provisions above shall be interpreted and applied in accordance with the other provisions of this Lease. The terms of this Article, and the terms defined in Article 30 and other Articles, shall have the meanings specified therefor when used as capitalized terms in other provisions of this Lease or related documentation (except as expressly provided to the contrary therein).
ARTICLE 2: TERM AND COMMENCEMENT
          A. Term. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Term, subject to the other provisions of this Lease. The term (“Term”) of this Lease shall commence on the Commencement Date and end on the Expiration Date set forth in Article 1, unless sooner terminated as provided in this Lease, subject to adjustment as provided below and the other provisions of this Lease.
          B. Early Access and Commencement. Landlord shall cooperate to provide three (3) weeks of early access for Tenant to install cabling and/or furniture while Landlord is completing Landlord’s Work as further described in Article 4 and the Work Letter attached as Exhibit C hereto, provided the parties shall reasonably coordinate their activities so Tenant’s early access does not delay Landlord’s Work. During any period that Tenant shall be permitted to enter the Premises prior to the Commencement Date other than to occupy the same for business purposes (e.g., to install cabling and/or furniture), Tenant shall comply with all provisions of this Lease, except those requiring the payment of Rent. The Commencement Date, Rent and Tenant’s other obligations shall only be advanced to such earlier date as Tenant actually commences occupying the Premises for business purposes. If such event occurs in a portion of the Premises, the Commencement Date, Rent and Tenant’s other obligations shall be so advanced and fairly prorated based on the rentable square footage of the area used by Tenant.
          C. Commencement Delays. Subject to Article 4, the Commencement Date, Rent and Tenant’s other obligations shall be postponed to the extent Tenant is not reasonably able to occupy the Premises because Landlord fails, by the Commencement Date set forth in Article 1, to: (i) deliver possession of the Premises, and (ii) substantially complete any improvements to the Premises required to be performed by Landlord under this Lease; except to the extent that Tenant, its space planners, architects, contractors, agents or employees cause such failure. If such failure occurs with respect to a portion of the Premises, the Commencement Date, Rent and Tenant’s other obligations shall be so postponed with respect to such portion (and fairly prorated based on the rentable square footage involved). If the Commencement Date is postponed pursuant to the foregoing provisions for a ninety (90) day initial grace period, Tenant shall have the right to terminate this Lease by notice to Landlord given within ten (10) days thereafter, subject to Landlord’s right to cure as provided in Article 21. Any such delay in the Commencement Date shall not subject Landlord to liability for loss or damage resulting therefrom, and Tenant’s sole recourse with respect thereto shall be the postponement of Rent and other obligations and right to terminate this Lease described herein.
          D. Adjustments and Confirmation. If the Commencement Date is advanced to an earlier date as provided above, the Expiration Date shall not be changed. If the Commencement Date is postponed as provided above, the Expiration Date shall be extended by the same length of time if Landlord so elects by notice to Tenant. If the adjusted Expiration Date occurs other than on the last day of a calendar month, Landlord may further elect by such notice to extend the Term so that the Expiration Date is the last day of such calendar month. Landlord and Tenant shall execute a confirmation of any dates as adjusted herein in such form as Landlord may reasonably request; any failure to respond within thirty (30) days after Landlord provides such written confirmation shall be deemed an acceptance of the dates set forth in Landlord’s confirmation. If Tenant disagrees with Landlord’s adjustment of such dates, Tenant shall pay Rent and perform all other obligations commencing and ending on the dates determined by Landlord, subject to refund or credit when the matter is resolved.

ARTICLE 3: BASE RENT AND ADDITIONAL RENT
          A. Base Rent. Tenant shall pay Landlord the monthly Base Rent set forth in Article 1 in advance on or before the first day of each calendar month during the Term; provided, Tenant shall pay Base Rent for the first full calendar month for which Base Rent shall be due (and any initial partial month) when Tenant executes this Lease.
          B. Taxes and Expenses. Tenant shall pay Landlord Tenant’s Share of Taxes and Expenses in excess of the amounts of Taxes and Expenses respectively for the Base Tax Year and Base Expense Year in the manner described below. The foregoing capitalized terms shall have the meanings specified therefor in Articles 1 and 30.
          C. Payments.
          (i) Landlord may reasonably estimate in advance the amounts Tenant shall owe for Taxes and Expenses for any full or partial calendar year of the Term. Tenant shall pay such estimated amounts, on a monthly basis, on or before the first day of each calendar month, together with Tenant’s payment of Base Rent. Landlord may reasonably adjust such estimate from time to time.
          (ii) Within 120 days after the end of each calendar year, or as soon thereafter as practicable, Landlord shall provide a statement (the “Statement”) showing: (a) the amount of actual Taxes and Expenses for such calendar year, with a listing of amounts for major categories of Expenses, (b) any amount paid by Tenant towards Taxes and Expenses during such calendar year on an estimated basis, and (c) any revised estimate of Tenant’s obligations for Taxes and Expenses for the current year.
          (iii) If the Statement shows that Tenant’s estimated payments were less than Tenant’s actual obligations for Taxes and Expenses for such year, Tenant shall pay the difference within thirty (30) days after Landlord delivers the Statement. If the Statement shows that Tenant’s estimated payments exceeded Tenant’s actual obligations for Taxes and Expenses, Landlord shall credit the difference against the payment of Rent next due. However, if the Term shall have expired and no further Rent shall be due, Landlord shall provide a prompt refund of such difference with the final Statement for such year.
          (iv) If the Statement shows a further increase in Tenant’s estimated payments for the current calendar year, Tenant shall: (a) thereafter pay the new estimated amount until Landlord further revises such estimated amount, and (b) pay the difference between the new and former estimates for the period from January 1 of the current calendar year through the month in which the Statement is sent within thirty (30) days after Landlord delivers the Statement.
          (v) In lieu of providing one Statement covering both Taxes and Expenses, Landlord may provide separate statements. So long as Tenant’s obligations hereunder are not materially adversely affected thereby, Landlord reserves the right to reasonably change, from time to time, the manner or timing of Tenant’s payments for Taxes and Expenses.

          D. Tax Refunds, Protest Costs, Fiscal Years and Special Assessments. Landlord shall each year: (i) credit against Taxes any refunds received during such year, whether or not for a prior year, (ii) include in Taxes any additional amount paid during such year involving an adjustment to Taxes for a prior year due to supplemental assessment or other reason, (iii) for Taxes payable in installments over more than one year, include only the minimum amounts payable each year and any interest thereon, and (iv) include, in either Taxes or Expenses, any reasonable fees for attorneys, consultants and experts, and other costs paid during such year in attempting to protest, appeal or otherwise seek to reduce or minimize Taxes, whether or not successful. Notwithstanding anything to the contrary contained in this Lease, if any taxing authority, at any time, uses a fiscal year other than a current calendar year, Landlord may elect to require payments by Tenant based on: (a) amounts paid or payable during each calendar year without regard to such fiscal years, or (b) amounts paid or payable for or during each fiscal tax year.
          E. Grossing Up and Tenant’s Share Adjustments. In order to allocate variable Expenses (i.e. those items that vary based on occupancy levels, such as janitorial and utility costs) among those parties who are leasing space when the Property is not fully occupied during all or a portion of any calendar year, Landlord may reasonably determine the amount of such variable Expenses that would have been paid had the Property been fully occupied, and the amount so determined shall be deemed to have been the amount of variable Expenses for such year (rather than adjusting Tenant’s Share by subtracting vacant space from the denominator). If Landlord does so in computing Expenses for any subsequent year, Landlord shall make a similar adjustment to Expenses for the Base Expense Year in such computation. Similarly, if Landlord is not furnishing any particular utility or service to a tenant during any period (the cost of which, if performed by Landlord, would be included in Expenses), Landlord may for such period: (i) exclude the rentable area of such tenant from the rentable area of the Property in computing Tenant’s Share of the component of Expenses for such utility or service, or (ii) adjust Expenses to reflect the additional amount that would reasonably have been incurred had Landlord furnished such utility or service to such tenant (rather than adjusting Tenant’s Share). “Tenant’s Share” shall be subject to other adjustments as provided in the definition thereof in Article 30 below.
          F. Prorations; Payments After Term Ends. If the Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, the Base Rent and any other amounts payable on a monthly basis shall be prorated on a per diem basis for such partial calendar months. If the Base Rent is scheduled to increase under Article 1 other than on the first day of a calendar month, the amount for such month shall be prorated on a per diem basis to reflect the number of days of such month at the then current and increased rates, respectively. If the Term commences other than on January 1, or ends other than on December 31, Tenant’s obligations to pay amounts towards Taxes and Expenses for such first or final calendar years shall be prorated on a per diem basis to reflect the portion of such years included in the Term. Tenant’s obligations to pay Taxes and Expenses (or any other amounts) accruing during, or relating to, the period prior to expiration or earlier termination of this Lease, shall survive such expiration or termination.

          G. Landlord’s Accounting Practices and Records. Landlord shall maintain records respecting Taxes and Expenses and determine the same. In accordance with sound accounting and management practices consistently applied in accordance with this Lease. Tenant’s employees (or any certified public accounting firm acting for Tenant on a non-contingent fee basis) shall have the right to review such records by sending notice to Landlord no later than thirty (30) days following the furnishing of the Statement specifying such records as Tenant reasonably desires to review. Such review shall be subject to the continuing condition that Tenant not be in Default, and subject to reasonable scheduling by Landlord during normal business hours at the place or places where such records are normally kept. No later than thirty (30) days after Landlord makes such records available for review, Tenant shall send Landlord notice specifying any exceptions that Tenant takes to matters included in such Statement, Tenant’s detailed reasons for each exception which support a conclusion that such exception properly identifies an error in such Statement, and a complete copy of the review report. Such Statement shall be considered final and binding on Tenant, except as to matters to which exception is taken after review of Landlord’s records in the foregoing manner and within the foregoing times. The foregoing times for sending Tenant’s notices hereunder are critical to Landlord’s budgeting process, and are therefore of the essence of this Paragraph. If Tenant takes timely exception as provided herein, Landlord may seek certification from an independent certified public accountant or financial consultant (who shall be subject to Tenant’s reasonable approval) as to the proper amount of Taxes and Expenses or the items as to which Tenant has taken exception. In such case: (i) such certification shall be considered final and binding on both parties (except as to additional amounts not then known or omitted by error), and (ii) Tenant shall pay Landlord for the cost of such certification, unless it shows that Taxes and Expenses were overstated by a net amount of five percent (5%) or more. Pending review of such records and resolution of any exceptions, Tenant shall pay Tenant’s Share of Taxes and Expenses in the amounts shown on such Statement, subject to credit, refund or additional payment after any such exceptions are resolved.
          H. Base Year Adjustments. If Taxes for the Base Tax Year are reduced as a result of protest or otherwise, Landlord may use the final reduced amount of Taxes for the Base Tax Year to compute Tenant’s obligations for increases in Taxes during the Term. In such case, Tenant shall pay Landlord, within thirty (30) days after notice, any additional amount of Taxes required by such computation for any period that has theretofore occurred during the Term following the Base Tax Year. Landlord may exclude from Base Year Expenses any non-recurring items, including market-wide extraordinary items or increases, e.g. utility price spikes or surcharges due to war, terrorism, boycotts, or brown-outs, and the amortization of capital expenditures otherwise permitted under Article 30 (provided amortization of capital expenditures shall only be included in subsequent year Expenses to the extent permitted under Article 30). If Landlord eliminates from any subsequent year Expenses a recurring category of Expenses previously included in Base Year Expenses, Landlord may subtract such category from Base Year Expenses commencing with such subsequent year.
          I. General Payment Matters. Base Rent Taxes, Expenses and any other amounts which Tenant is or becomes obligated to pay Landlord under this Lease or other agreement entered in connection herewith are sometimes herein referred to collectively as “Rent,” and all remedies applicable to the non-payment of rent shall be applicable thereto. Tenant shall pay

Rent in good funds and legal tender of the United States of America, together with any applicable sales tax or other taxes on Rent as further described in Article 14. Tenant shall pay Rent without any deduction, recoupment, set-off or counterclaim, and without relief from any valuation or appraisement laws, except as may be expressly provided in this Lease. No delay by Landlord in providing the Statement (or separate statements) shall be deemed a default by Landlord or a waiver of Landlord’s right to require payment of Tenant’s obligations for actual or estimated Taxes or Expenses. In no event shall a decrease in Taxes or Expenses serve to decrease Base Rent. Landlord may apply payments received from Tenant to any obligations of Tenant then accrued, without regard to such obligations as may be designated by Tenant.
ARTICLE 4: CONDITION OF PREMISES
          Tenant has inspected, or had an opportunity to inspect, the Premises (and portions of the Property, Systems and Equipment providing access to or serving the Premises), and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided under this Lease. With respect to the Work that Landlord shall perform under the Work Letter attached as Exhibit C, hereto: (i) Landlord shall use diligent, good faith efforts to substantially complete such Work to an extent that Tenant can reasonably occupy the Premises by the Commencement Date set forth in Article 1, subject to Article 2 and the other provisions of this Lease, (ii) Tenant shall use diligent, good faith efforts to cooperate, and to cause its space planners, architects, contractors, agents and employees to cooperate, diligently and in good faith with Landlord and any space planners, architects, contractors or other parties designated by Landlord, so that such Work can be planned, permits can be obtained, and the Work can be substantially completed by the Commencement Date set forth in Article 1, and (iii) the Commencement Date, Rent and Tenant’s other obligations shall be subject to adjustment as described in Article 2. In the event of any dispute as to whether such Work has been substantially completed, Landlord may refer the matter to a licensed architect (subject to Tenant’s reasonable approval), whose professional good faith decision shall be final and binding on the parties.
ARTICLE 5: QUIET ENJOYMENT
          Landlord agrees that, if Tenant timely pays the Rent and performs the terms and provisions hereunder, Tenant shall hold the Premises during the Term free of lawful claims by any party acting by or through Landlord, subject to all other terms and provisions of this Lease.
ARTICLE 6: UTILITIES AND SERVICES
          A. Standard Landlord Utilities and Services. Landlord shall provide the following utilities and services (the cost of which shall be included in Expenses):
          (i) Heat and air-conditioning to provide a temperature consistent with comparable office buildings in the vicinity, in Landlord’s reasonable opinion and in accordance with applicable Law, for reasonable occupancy of the Premises as offices during Building Hours (as defined in Article 30).

          (ii) Water from city mains for drinking, lavatory and toilet purposes, at those points of supply provided for nonexclusive general use of tenants at the Property, or points of supply in the Premises already existing or installed by or with Landlord’s written consent for such purposes.
          (iii) Cleaning and trash removal in and about the Premises comparable to that provided as a standard service by landlords for office space in comparable office buildings in the vicinity.
          (iv) Passenger elevator service at all times (if the Property has such equipment serving the Premises), and freight elevator service (if the Property has such equipment serving the Premises, and subject to reasonable scheduling by Landlord), in common with Landlord and other parties.
          (v) Electricity for building-standard overhead office lighting fixtures, and equipment and accessories customary for offices, where: (a) Tenant uses an amount of electricity that is generally consistent with average office use at comparable office buildings in the vicinity, as reasonably determined by Landlord, (b) the Systems and Equipment are suitable, and the safe and lawful capacity thereof is not exceeded, and (c) sufficient capacity remains for other tenants, as reasonably determined by Landlord. Landlord represents that, to its actual knowledge, the Systems and Equipment are suitable, safe and have adequate capacity for such average office use.
          B. Additional Utilities and Services. Landlord shall seek to provide such extra utilities or services as Tenant may from time to time request, if the same are reasonable and feasible for Landlord to provide and do not involve modifications or additions to the Property or existing Systems and Equipment, and if Landlord shall receive Tenant’s request within a reasonable period prior to the time such extra utilities or services are required. Landlord may comply with written or oral requests by any officer or employee of Tenant, unless Tenant shall notify Landlord of, or Landlord shall request, the names of authorized individuals (up to 3 for each floor on which the Premises are located) and procedures for written requests. Tenant shall pay, for any extra utilities or services, such standard charges as Landlord shall from time to time establish, Landlord’s out-of-pocket costs for architects, engineers, consultants and other parties relating to such extra utilities or services, and a fee equal to fifteen percent (15%) of such costs (provided, Landlord’s standard overtime HVAC charges shall not require an additional such percentage thereon). All payments for such extra utilities or services shall be due at the same time as the installment of Base Rent with which the same are billed, or if billed separately, shall be due within thirty (30) days after such billing. Landlord shall not be responsible for inadequate air-conditioning or ventilation whenever the use or occupancy of the Premises exceeds the normal capacity or design loads of, affects the temperature or humidity otherwise maintained by, or otherwise adversely affects the operation of, the Systems and Equipment for the Property, whether due to items of equipment or machinery generating heat, above-normal concentrations of personnel or equipment, or alterations to the Premises made by or through Tenant without balancing the air or installing supplemental HVAC equipment. In any such case, with at least thirty (30) days advance notice to Tenant, Landlord may: (i) elect to balance the air and/or install, operate, maintain and replace such supplemental HVAC equipment during the Term, at Tenant’s reasonable expense, as an extra utility or service, or (ii) require that Tenant arrange for the same as Work under Article 9. Notwithstanding the foregoing to the contrary, in lieu of charging separately for additional utilities and services, Landlord may reasonably elect from time to time to expand the amounts of services and utilities available without separate charge, in which case the costs thereof shall be included in Expenses.
          C. Monitoring. If Landlord in good faith believes that Tenant may be exceeding the standard utilities provided under Paragraph A above, then Landlord may install and operate meters, submeters or any other reasonable system for monitoring or estimating any services or utilities used by Tenant in excess of those required to be provided by Landlord under this Article (including a system for Landlord’s engineer to reasonably estimate any such excess usage). If such system indicates such excess services or utilities, Tenant shall pay Landlord’s charges and fees as described in Paragraph B above for installing and operating such system and any supplementary air-conditioning, ventilation, heat, electrical or other systems or equipment (or adjustments or modifications to the existing Systems and Equipment) which Landlord may make, and Landlord’s charges for such excess services or utilities used by Tenant; provided, Landlord shall first give Tenant at least thirty (30) days notice of Landlord’s determination that such excess use is occurring and a description of Landlord’s proposed installation of such system and equipment and estimated costs thereof, and shall afford Tenant a reasonable opportunity to discontinue the excess use within such thirty (30) days before Landlord installs such system and equipment.
          D. Interruptions and Changes. Landlord shall have no liability for interruptions, variations, shortages, failures, changes in quality, quantity, character or availability of any utilities or services caused by repairs, maintenance, replacements, alterations (including any freon retrofit work), labor controversies, accidents, inability to obtain services, utilities or supplies, governmental or utility company acts or omissions, requirements, guidelines or requests, or other causes beyond Landlord’s reasonable control (or under any circumstances with respect to utilities or services not required to be provided by Landlord hereunder). Under no circumstances whatsoever shall any of the foregoing be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, serve to abate Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. However, in any such event after receiving notice, Landlord shall use commercially reasonable efforts to restore such utilities or services required to be provided hereunder to reasonable levels.
ARTICLE 7: USE, COMPLIANCE WITH LAWS, AND RULES
          A. Use of Premises. Tenant shall use the Premises only for the permitted use identified in Article 1, and no other purpose whatsoever, subject to the other provisions of this Article and this Lease. Unless expressly permitted in Article 1, Tenant shall not use or permit the Premises to be used as a: (i) medical, dental, psychology, psychiatry or science office or laboratory, (ii) telemarketing “boiler-room,” or call center operation, (iii) “executive suite” or “legal suite” multi-party shared offices operation, (iv) travel agency or reservation center, (v) retail real estate brokerage, retail stock brokerage, or retail bank or financial institution, (vi) computerized vehicle sales, loan or “finder” service, (vii) social-welfare office or governmental, quasi-governmental, trade association or union office or activities, (viii) employment placement, recruiting or clerical support agency, (ix) radio or television studio or broadcasting or recording facility, or (x) school, educational facility or training center (except for training that is minor and ancillary to general office use and does not require parking in excess of code requirements for general office use).
          B. Compliance With Laws. Tenant shall comply with all Laws relating to the Premises and Tenant’s use of the Premises and Property, and shall promptly reimburse Landlord for any expenses Landlord incurs for work or other matters relating to areas outside of the Premises in order to comply with Laws as a result of Tenant’s use of the Premises or Property; provided, Tenant shall not be required by this provision to perform structural improvements to the Premises that involve a significant capital expenditure and will result in a benefit to Landlord extending beyond the Term, as it may be extended, unless required by a Law pertaining to: (i) Tenant’s particular use of the Premises (as opposed to a Law that applies to office tenants in general), (ii) Work performed by or for Tenant or any Transferee (i.e. excluding any improvements or work that Landlord is required to perform under this Lease), or (iii) other acts or omissions of Tenant or any Transferee.
          C. Rules. Tenant shall comply with the Rules set forth in Exhibit B attached hereto (the “Rules”). Landlord shall have the right, by notice to Tenant, to reasonably amend such Rules and supplement the same with other reasonable Rules relating to the Property, or the promotion of safety, care, efficiency, cleanliness or good order therein. Although Landlord shall not discriminate against Tenant in the enforcement of the Rules, nothing herein shall be construed to give Tenant or any other Person any claim, demand or cause of action against Landlord arising out of the violation of Laws or the Rules by any other tenant or visitor of the Property, or out of the enforcement, modification or waiver of the Rules by Landlord in any particular instance.
          D. Other Requirements. So long as Tenant receives written notification of the applicable requirements, Tenant shall not use or permit the Premises or Property to be used in a way that will: (i) violate the requirements of Landlord’s insurers, the American Insurance Association, or any board of underwriters, (ii) cause a cancellation of Landlord’s policies, impair the insurability of the Property, or increase Landlord’s premiums (any such increase shall be paid by Tenant without such payment being deemed permission to continue such activity or a waiver of any other remedies of Landlord), or (iii) violate the requirements of any Lenders, the certificates of occupancy issued for the Premises or the Property, or any other requirements, covenants, conditions or restrictions affecting the Property at any time (provided none of the foregoing shall prohibit normal office use of the Premises in compliance with this Lease).
ARTICLE 8: MAINTENANCE AND REPAIRS
          Except for customary cleaning and trash removal provided by Landlord under Article 6, and casualty damage to be repaired by Landlord under Article 11, Tenant shall keep and maintain (or cause to be kept and maintained) the Premises in good and sanitary condition, working order and repair, in compliance with all applicable Laws as described in Article 7, and as required under other provisions of this Lease, including the Rules (including any carpet and other flooring material, paint and wall-coverings, doors, ceilings, interior surfaces of walls, any non-Building standard lighting fixtures, and any plumbing and other fixtures, alterations, improvements, systems and equipment within or exclusively serving the Premises, whether installed by Landlord or Tenant); provided, Landlord shall maintain plumbing lines within and beyond the demising wall of the Premises (unless Tenant or its employees or visitors cause a blockage or other problem, in which case Tenant shall reimburse the reasonable costs in connection therewith). In the event that any repairs, maintenance or replacements are required, Tenant shall promptly notify Landlord and arrange for the same either (i) through Landlord for such reasonable charges as Landlord may establish from time to time, payable within thirty (30) days after billing, or (ii) by engaging such contractors as Landlord generally uses at the Property for such work, or such other contractors as Landlord shall first reasonably approve in writing to perform such work, all in a first class, workmanlike manner and otherwise in compliance with Article 9 respecting “Work”. Tenant shall promptly notify Landlord concerning the necessity for any repairs or other work hereunder and upon completion thereof. Tenant shall pay Landlord for any repairs, maintenance and replacements to areas of the Property outside the Premises caused, in whole or in part, as a result of moving any furniture, fixtures, or other property to or from the Premises, or otherwise by Tenant or its employees, agents, contractors, or visitors (notwithstanding anything to the contrary contained in this Lease). Except as provided in the preceding sentence, or for damage covered under Article 11, Landlord shall keep the roof, structure, exterior walls and windows, Systems and Equipment (including any Building-standard overhead lights), and any parking and other common areas of the Property, in good and sanitary condition, working order and repair (the cost of which shall be included in Expenses to the extent permitted in the definition thereof in Article 30).
ARTICLE 9: ALTERATIONS AND LIENS
          A. Alterations and Approval. Tenant shall not attach any fixtures, equipment or other items to the Premises, or paint or make any other additions, changes, alterations or improvements to the Premises or the Systems and Equipment serving the Premises (all such work is referred to collectively herein as the “Work”), without the prior written consent of Landlord. Landlord shall not unreasonably withhold consent, except that Landlord reserves the right to withhold consent in Landlord’s sole discretion for Work affecting the structure, safety, efficiency or security of the Property or Premises, the Systems and Equipment, or the appearance of the Premises from any common or public areas. Landlord may only require removal of Work installed by or for Tenant as provided under Article 23.
          B. Approval Conditions. Landlord reserves the right to impose reasonable requirements as a condition of such consent or otherwise in connection with the Work, including requirements that Tenant (i) use parties contained on Landlord’s approved list (if reputable and available on commercially reasonable terms) or submit for Landlord’s prior written approval the names, addresses and background information concerning all architects, engineers, contractors, subcontractors and suppliers Tenant proposes to use, (ii) submit for Landlord’s written approval detailed plans and specifications prepared by licensed and competent architects and engineers, (iii) obtain and post permits, (iv) provide additional insurance, bonds and/or other reasonable security and/or documentation protecting against damages, liability and liens, (v) use union labor (if Landlord uses union labor), (vi) permit Landlord or its representatives to inspect the Work at reasonable times, and (vii) comply with such other reasonable requirements as Landlord may impose concerning the manner and times in which such Work shall be done. If Landlord consents, inspects, supervises, recommends or designates any architects, engineers, contractors, subcontractors or suppliers, the same shall not be deemed a warranty as to the adequacy of the design, workmanship or quality of materials, or compliance of the Work with the plans and specifications or any Laws.
          C. Performance of Work. All Work shall be performed: (i) in a thoroughly first class, professional and workmanlike manner, (ii) only with materials that are new, high quality, and free of material defects, (iii) only by parties, and strictly in accordance with plans, specifications, and other matters, approved or designated by Landlord in advance in writing, (iv) so as not to adversely affect the Systems and Equipment or the structure of the Property, (v) diligently to completion and so as to avoid any disturbance, disruption or inconvenience to other tenants and the operation of the Property, and (vi) in compliance with all Laws, the Rules and other provisions of this Lease, and such other reasonable requirements as Landlord may impose concerning the manner and times in which such Work shall be done. Landlord may require that any floor, wall or ceiling coring work or penetrations or use of noisy or heavy equipment which may interfere with the conduct of business by other tenants be performed at times other than Building Hours (at Tenant’s sole cost). If Tenant fails to perform the Work as required herein or the materials supplied fail to comply herewith or with the specifications approved by Landlord, Landlord shall have the right to temporarily stop the applicable portions of the Work pending Tenant’s cure of such failure. Upon completion of any Work hereunder, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, and proof of payment for all labor and materials.
          D. Liens. Tenant shall pay all costs for the Work when due. Tenant shall keep the Property, Premises and this Lease free from any mechanic’s, materialman’s, architect’s, engineers or similar liens or encumbrances, and any claims therefor, or stop or violation notices, in connection with any Work. If contemplated under applicable statutory procedures, Tenant shall post and record appropriate notices of non-responsibility on behalf of Landlord, and shall give Landlord notice at least ten (10) days prior to the commencement of any Work (or such additional time as may be necessary under applicable Laws), to afford Landlord the opportunity of posting and recording any other notices of non-responsibility. Tenant shall remove any such claim, lien or encumbrance, or stop or violation notices of record, by bond or otherwise within thirty (30) days after Landlord provides notice. If Tenant fails to do so, Landlord may pay the amount (or any portion thereof) or take such other action as Landlord deems necessary to remove such claim, lien or encumbrance, or stop or violation notices, without being responsible for investigating the validity thereof. The amount so paid and costs incurred by Landlord shall be deemed additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord. Nothing contained in this Lease shall authorize Tenant to do any act that subjects Landlord’s title to, or any Lender’s interest in, the Property or Premises to any such claims, liens or encumbrances, or stop or violation notices, whether claimed pursuant to statute or other Law or express or implied contract.
          E. Landlord’s Fees and Costs. Tenant shall pay Landlord a fee for reviewing, scheduling, monitoring, supervising, and providing access for or in connection with the Work, in an amount equal to five percent (5%) of the total cost of the Work (including costs of plans and permits therefor), and Landlord’s reasonable out-of-pocket costs, including any costs for security, utilities, trash removal, temporary barricades, janitorial, engineering, architectural or consulting services, and other matters in connection with the Work, payable within thirty (30) days after billing.
ARTICLE 10: INSURANCE, SUBROGATION, AND WAIVER OF CLAIMS
          A. Required Insurance. Tenant shall maintain during the Term: (i) commercial general liability (“CGL”) insurance, with limits of not less than $1,000,000 for personal injury, bodily injury or death, and property damage or destruction (including loss of use thereof), combined single limit, for any one occurrence, and $2,000,000 in the aggregate per policy year, with endorsements: (a) for contractual liability covering Tenant’s indemnity obligations under this Lease, and (b) adding Landlord, the management company for the Property, and other parties reasonably designated by Landlord, as additional insureds, and (ii) primary, noncontributory, extended coverage or “all-risk” property damage insurance (including installation floater insurance during any alterations or improvements that Tenant makes to the Premises) covering any alterations or improvements beyond any work or allowance provided by Landlord under this Lease, and Tenant’s personal property, business records, fixtures and equipment, for damage or other loss caused by fire or other casualty or cause including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, explosion, business interruption (for at least nine (9) months), and other insurable risks in amounts not less than the full insurable replacement value of such property and full insurable value of such other interests of Tenant (subject to reasonable deductible amounts).
          B. Certificates and Other Matters. Tenant shall provide Landlord with certificates evidencing the coverage required hereunder prior to the Commencement Date, or Tenant’s entry to the Premises for delivery of materials or construction of improvements or any other purpose (whichever first occurs). Such certificates shall state that such insurance coverage may not be reduced, canceled or allowed to expire without at least thirty (30) days’ prior written notice to Landlord, and shall include, as attachments, originals of the additional insured endorsements to Tenant’s CGL policy required above Tenant shall provide renewal certificates to Landlord at least thirty (30) days prior to expiration of such policies Except as provided to the contrary herein, any insurance carried by Landlord or Tenant shall be for the sole benefit of the party carrying such insurance. Tenant’s insurance policies shall be primary to all policies of Landlord and any other additional insureds (whose policies shall be deemed excess and non-contributory). All insurance required hereunder shall be provided by responsible insurers licensed in the State in which the Property is located, and shall have a general policy holder’s rating of at least A- and a financial rating of at least X in the then current edition of Bests Insurance Reports. Landlord disclaims any representation as to whether the foregoing coverages will be adequate to protect Tenant.
          C. Mutual Waiver of Claims and Subrogation. The parties hereby mutually waive all claims against each other for all losses covered or required to be covered hereunder by their respective insurance policies, and waive all rights of subrogation of their respective Insurers; for purposes hereof, any deductible amount shall be treated as though it were recoverable under such policies. SUCH MUTUAL WAIVER OF CLAIMS SHALL APPLY REGARDLESS OF THE NEGLIGENCE OF THE OTHER PARTY OR ITS AFFILIATES, AGENTS OR EMPLOYEES. The parties agree that their respective insurance policies are now, or shall be, endorsed such that said waiver of subrogation shall not affect the right of the insured to recover thereunder.
ARTICLE 11: CASUALTY DAMAGE
          A. Restoration. Tenant shall promptly notify Landlord of any damage to the Premises by fire or other casualty. If the Premises or any common areas of the Property providing access thereto shall be damaged by fire or other casualty, Landlord shall use available Insurance proceeds to restore the same. Such restoration shall be to substantially the same condition as prior to the casualty, except for modifications required by zoning and building codes and other Laws or by any Lender, any other modifications to the common areas deemed desirable by Landlord (provided access to the Premises is not materially impaired), and except that Landlord shall not be required to repair or replace any of Tenant’s furniture, furnishings, fixtures, systems or equipment or any alterations or improvements in excess of any work or allowance provided by Landlord under this Lease Tenant shall reasonably cooperate in approving any plans for repairs to the Premises hereunder, and in vacating the Premises to the extent reasonably required to avoid any interference or delay in Landlord’s repair work. Promptly following completion of Landlord’s work, Tenant shall repair and replace Tenant’s furniture, furnishings, fixtures, systems or equipment, and any alterations or improvements made by Tenant in excess of those provided by Landlord, subject to and in compliance with the other provisions of this Lease.
          B. Abatement of Rent. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof. However, Landlord shall allow Tenant a proportionate abatement of Rent from the date of the casualty through the date that Landlord substantially completes Landlord’s repair obligations hereunder (or the date that Landlord would have substantially completed such repairs, but for delays by Tenant or any other occupant of the Premises, or any of their agents, employees, invitees, Transferees and contractors), provided such abatement (i) shall apply only to the extent the Premises are untenantable for the purposes permitted under this Lease and not used by Tenant as a result thereof, based proportionately on the square footage of the Premises so affected and not used, and (ii) shall not apply if the damage is caused by the intentional misconduct of Tenant or its Transferees or their respective agents, employees or contractors.
          C. Termination of Lease. Notwithstanding the foregoing to the contrary, in lieu of performing the restoration work, Landlord may elect to terminate this Lease by notifying Tenant in writing of such termination within ninety (90) days after the date of damage (such termination notice to include a termination date providing at least thirty (30) days for Tenant to vacate the Premises), if the Property shall be materially damaged by the intentional misconduct of Tenant or its Transferees or their respective agents, employees or contractors, or if the Property shall be damaged by fire or other casualty or cause such that: (i) repairs to the Premises and access thereto cannot reasonably be completed within 180 days after the casualty without the payment of overtime or other premiums, (ii) more than twenty-five percent (25%) of the Premises is affected by the damage and fewer than twenty-four (24) months remain in the Term, or any material damage occurs to the Premises during the last twelve (12) months of the Term, (iii) any Lender shall require that the insurance proceeds or any material portion thereof be used to retire the Mortgage debt (or shall terminate the ground lease, as the case may be), or the damage is not fully covered, except for reasonable deductible amounts, by Landlord’s insurance policies, or (iv) the cost of the repairs, alterations, restoration or improvement work would exceed thirty-five percent (35%) of the replacement value of the Building (whether or not the Premises are affected by the damage). Tenant agrees that the abatement of Rent provided herein shall be Tenant’s sole recourse in the event of such damage, and waives any other rights Tenant may have under any applicable Law to perform repairs or terminate the Lease by reason of damage to the Premises or Property.
ARTICLE 12: CONDEMNATION
          If at least fifty percent (50%) of the rentable area of the Premises shall be taken by power of eminent domain or condemned by a competent authority or by conveyance in lieu thereof for public or quasi-public use (“Condemnation”), including any temporary taking for a period of one year or longer, then either Landlord or Tenant may elect to terminate this Lease effective on the date possession for such use is so taken, by giving notice to the other party no later than one hundred and twenty (120) days after receiving notice of the filing of the Condemnation. If: (i) less than the foregoing amount of the Premises is taken, but the taking includes or affects a material portion of the Building or Property, or Landlord’s economical operation thereof, or (ii) the taking is temporary and will be in effect for less than the foregoing period but more than thirty (30) days, then in either such event, Landlord may elect to terminate this Lease upon at least thirty (30) days’ prior notice to Tenant. The parties further agree that: (a) if this Lease is terminated, all Rent shall be apportioned as of the date of such termination or the date of such taking, whichever shall first occur, (b) if the taking is temporary, Rent shall be abated for the period of the taking, and Landlord may seek a condemnation award therefor (and the Term shall not be extended thereby), and (c) if this Lease is not terminated but any part of the Premises is permanently taken, the Rent shall be proportionately abated based on the square footage of the Premises so taken Landlord shall be entitled to receive the entire award or payment in connection with such Condemnation and Tenant hereby assigns to Landlord any interest therein for the value of Tenant’s unexpired leasehold estate or any other claim and waives any right to participate therein, except that Tenant shall have the right to file any separate claim available to Tenant for moving expenses and any taking of Tenant’s personal property, provided such award is separately payable to Tenant and does not diminish the award available to Landlord or any Lender.
ARTICLE 13: ASSIGNMENT AND SUBLETTING
          A. Transfers. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld as further described below: (i) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, by operation of Law or otherwise, (ii) sublet the Premises or any part thereof, or (iii) permit the use of the Premises by any Persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any Person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice shall include: (a) the proposed effective date (which shall not be less than thirty (30) nor more than 180 days after Tenant’s notice), (b) the portion of the Premises to be Transferred (herein called the “Subject Space”), (c) the terms of the proposed Transfer and the consideration therefor, the name, address and background information concerning the proposed Transferee, and a true and complete copy of all proposed Transfer documentation, (d) financial statements (balance sheets and income/expense statements for the current and prior year) of the proposed Transferee, in form and detail reasonably satisfactory to Landlord, certified by an officer, partner or owner of the Transferee, (e) at least one favorable financial and business character/reputation reference respecting the Transferee from a current or recent commercial landlord, and (f) any other reasonable information to enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space or as Landlord may reasonably request. Any Transfer made without complying with this Article shall, at Landlord’s option, be null, void and of no effect, or shall constitute a Default under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay $500 towards Landlord’s review and processing expenses, as well as any reasonable legal fees incurred by Landlord, within thirty (30) days after Landlord’s written request.
          B. Approval. Landlord will not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in Tenant’s notice. If Tenant’s notice requesting consent to a Transfer contains a statement that Landlord’s consent shall be deemed granted if not denied within twenty (20) days of its receipt of such notice (and such statement is set forth prominently in bold and capitalized letters and refers to this Lease provision), and if Landlord fails to respond to such notice within twenty (20) days from the date on which Tenant has delivered such notice and provided all information required under the Paragraph A above, then Landlord’s consent to such notice shall be conclusively deemed granted. The parties hereby agree that it shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following applies (without limitation as to other reasonable grounds for withholding consent): (i) the Transferee is of a character or reputation or engaged in a business which is not consistent with the quality or nature of the Property or other tenants of the Property, (ii) the Transferee intends to use the Subject Space for purposes which are not permitted under this Lease, would result in more than a reasonable number of occupants, or would require increased services by Landlord, (iii) the Subject Space is not regular in shape with appropriate means of ingress and egress suitable for normal renting purposes in compliance with Laws, (iv) the Transferee is a government, or agency or instrumentality thereof, (v) the Transferee or any affiliate thereof is an occupant of the Property (or of any complex in which the Property is located) or has negotiated to lease space in the Property (or in such complex) from Landlord during the prior four (4) months, (vi) the Transferee does not have, in Landlord’s good faith determination, satisfactory references or a reasonable financial condition in relation to the obligations to be assumed in connection with the Transfer, (vii) the Transfer involves a partial or collateral assignment, mortgage or other encumbrance on this Lease, a sub-sublease or assignment of a sublease, (viii) the Transfer would cause Landlord to be in violation of any Laws or any other lease, Mortgage or agreement to which Landlord is a party, or would give a tenant of the Property a right to cancel its lease, or (ix) Tenant has committed and failed to cure a Default. If Tenant disagrees with Landlord’s decision to deny approval, Tenant’s sole remedy shall be to seek immediate declaratory and injunctive relief, and to recover attorneys’ fees and costs as a prevailing party under Article 17.
          C. Transfer Premiums. If Landlord consents to a Transfer, and as a condition thereto which the parties hereby agree is reasonable, Tenant shall retain fifty percent (50%) of any Transfer Premium, and shall pay Landlord fifty percent (50%) of any Transfer Premium, derived by Tenant from such Transfer. “Transfer Premium” shall mean: (i) for a lease assignment, all consideration paid or payable therefor, and (ii) for a sublease, all rent, additional rent or other consideration paid by such Transferee in excess of the Rent payable by Tenant under this Lease (on a monthly basis during the Term, and on a per rentable square foot basis, if less than all of the Premises is transferred). In any such computation, Tenant: (a) may subtract any reasonable direct out-of-pocket costs incurred in connection with such Transfer, such as advertising costs, brokerage commissions, attorneys’ fees and leasehold improvements for the Subject Space, and (b) shall include in the “Transfer Premium” any so-called “key money” or other bonus amount paid by Transferee to Tenant, and any payments in excess of fair market value for services rendered by Tenant to Transferee or in excess of fair market value for assets, fixtures, inventory, equipment or furniture transferred by Tenant to Transferee. Tenant shall pay the percentage of the Transfer Premium due Landlord within thirty (30) days after Tenant receives any Transfer Premium.
          D. Recapture. Notwithstanding anything to the contrary contained in this Article, Landlord shall have the option, by giving notice to Tenant within thirty (30) days after receipt of Tenant’s notice of any proposed Transfer, to recapture the Premises or Subject Space. Such recapture notice shall cancel and terminate this Lease with respect to the Premises or Subject Space, as the case may be, as of the date stated in Tenant’s notice as the effective date of the proposed Transfer (or at Landlord’s option, such notice shall cause the Transfer to be made to Landlord or its agent or nominee, in which case the parties shall execute reasonable Transfer documentation promptly thereafter). If this Lease shall be canceled with respect to less than the entire Premises, the Rent herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party the parties shall execute written confirmation of the same. Tenant shall surrender and vacate the Premises or Subject Space, as the case may be, when required hereunder in accordance with Article 23, and any failure to do so shall be subject to Article 24.
          E. Terms of Consent. If Landlord consents to a Transfer: (i) the terms and conditions of this Lease, including Tenant’s liability for the Subject Space, shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) no Transferee shall succeed to any rights provided in this Lease or any amendment hereto to extend the Term of this Lease, expand the Premises, or lease other space, any such rights being deemed personal to the initial Tenant, (iv) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (v)

Tenant shall furnish a statement setting forth in detail the computation of any Transfer Premium that Tenant has derived and shall derive from such Transfer. Landlord or its representatives shall have the right at reasonable times to audit the books, records and papers of Tenant and any Transferee relating to any Transfer, and to make copies thereof. If a Transfer Premium is found understated, Tenant shall pay the deficiency within thirty (30) days after billing (and if understated by more than five percent (5%), Tenant shall include with such payment Landlord’s reasonable costs of such audit). Any sublease hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease, whether based on Default or mutual agreement, Landlord shall have the right to: (a) deem such sublease as merged and canceled and repossess the Subject Space by any lawful means, or (b) require that such subtenant attorn to and recognize Landlord as its landlord under such sublease with respect to obligations arising thereafter, subject to the terms of Landlord’s standard form of adornment documentation. If Tenant shall commit a Default under this Lease, Landlord is hereby irrevocably authorized to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply toward Tenant’s obligations under this Lease).
          F. Certain Transfers. For purposes of this Lease, the term “Transfer” shall also include, and all of the foregoing provisions shall apply to: (i) the conversion, merger or consolidation of Tenant into a limited liability company or limited liability partnership, (ii) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of a majority of the partners or members, or a transfer of a majority of partnership or membership interests, within a twelve month period, or the dissolution of the partnership or company, and (iii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), the dissolution, merger, consolidation or other reorganization of Tenant, or within a twelve month period: (a) the sale or other transfer of more than an aggregate of 50% of the voting shares of Tenant (other than to immediate family members by reason of gift or death) or (b) the sale, mortgage, hypothecation or pledge of more than an aggregate of 50% of Tenant’s net assets.
ARTICLE 14: PERSONAL PROPERTY, RENT AND OTHER TAXES
          Tenant shall pay, prior to delinquency, all taxes, charges or other governmental impositions assessed against or levied upon all fixtures, furnishings, personal property, built-in and modular furniture, and systems and equipment located in or exclusively serving the Premises, notwithstanding that certain such items may become Landlord’s property under Article 23 upon termination of the Lease. Whenever possible, Tenant shall cause all such items to be assessed and billed separately from the other property of Landlord. In the event any such items shall be assessed and billed with the other property of Landlord, Tenant shall pay Landlord Tenant’s share of such taxes, charges or other governmental impositions within thirty (30) days after Landlord delivers a statement and a copy of the assessment or other documentation showing the amount of impositions applicable to Tenant’s property, Tenant shall pay any rent tax, sales tax, service tax, transfer tax, value added tax, or any other applicable tax on the Rent, utilities or services herein, the privilege of renting, using or occupying the Premises or collecting Rent therefrom, or otherwise respecting this Lease or any other document entered in connection herewith.

ARTICLE 15: LANDLORD’S REMEDIES
          A. Default. The occurrence of any one or more of the following events shall constitute a “Default” by Tenant and shall give rise to Landlord’s remedies set forth in Paragraph B below: (i) failure to make when due any payment of Rent, unless such failure is cured within five (5) days after notice; (ii) failure to observe or perform any term or condition of this Lease other than the payment of Rent (or the other matters expressly described herein), unless such failure is cured within any period of time following notice expressly provided with respect thereto in other Articles hereof, or otherwise within a reasonable time, but in no event more than thirty (30) days following notice (provided, if the nature of Tenant’s failure is such that more time is reasonably required in order to cure, Tenant shall not be in Default if Tenant commences to cure promptly within such period, and diligently seeks and keeps Landlord reasonably advised of efforts to cure such failure to completion); (iii) failure to cure immediately upon notice thereof any condition which is hazardous, interferes with another tenant or the operation or leasing of the Property, or may cause the imposition of a fine, penalty or other remedy on Landlord or its agents or affiliates, (iv) violating Article 13 respecting Transfers, or abandoning the Premises (“abandonment” under this Lease shall mean vacating or failing to occupy the Premises for more than thirty (30) days while Tenant is delinquent in paying Rent), or (v) (a) making by Tenant or any guarantor of this Lease (“Guarantor”) of any general assignment for the benefit of creditors, (b) filing by or for reorganization or arrangement under any Law relating to bankruptcy or insolvency (unless, in the case of a petition filed against Tenant or such Guarantor, the same is dismissed within thirty (30) days), (c) appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days, (d) attachment, execution or other judicial seizure of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease, (e) Tenant’s or any Guarantor’s convening of a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts, (f) Tenant’s or any Guarantor’s insolvency or failure, or admission of an inability, to pay debts as they mature, or (g) a violation by Tenant or any affiliate of Tenant under any other lease or agreement with Landlord or any affiliate thereof which is not cured within the time permitted for cure thereunder. If Tenant violates the same term or condition of this Lease on two (2) occasions during any twelve (12) month period, and Landlord has provided notice to Tenant thereof within thirty (30) days following each such violation, then Landlord shall have the right to exercise all remedies for any further violations of the same term or condition during the next twelve (12) months without providing further notice or an opportunity to cure such violation. The notice and cure periods herein are intended to satisfy and run concurrently with any notice and cure periods provided by Law, and shall not be in addition thereto.
          B. Remedies. If a Default occurs, Landlord shall have the rights and remedies hereinafter set forth to the extent permitted by Law:
          (1) Landlord may terminate Tenant’s right of possession, reenter and repossess the Premises by detainer suit, summary proceedings or other lawful means, with or without terminating this Lease (except as required by Law), and recover from Tenant: (i) any unpaid Rent as of the termination date, (ii) the amount by which: (a) any unpaid Rent which would have accrued after the termination date during the balance of the Term exceeds (b) the reasonable rental value of the Premises under a lease substantially similar to this Lease, taking into account, among other things, the condition of the Premises, market conditions, the period of time the Premises may reasonably remain vacant before Landlord is able to re-lease the same to a suitable replacement tenant, and Costs of Reletting (as defined in Paragraph G below) that Landlord may incur in order to enter such replacement lease, and (iii) any other amounts necessary to compensate Landlord for all damages proximately caused by Tenant’s failure to perform its obligations under this Lease. For purposes of computing the amount of Rent that would have accrued after the termination date, Tenant’s obligations for Taxes and Expenses shall be projected based upon the average rate of increase in such items from the Commencement Date through the termination date. The amounts computed in accordance with the foregoing subclauses (a) and (b) shall be discounted in accordance with accepted financial practice at five percent (5%) per annum to the then present value.
          (2) Landlord may terminate Tenant’s right of possession, reenter and repossess the Premises by detainer suit, summary proceedings or other lawful means, with or without terminating this Lease (except as required by Law), and recover from Tenant: (i) any unpaid Rent as of the date possession is terminated, (ii) any unpaid Rent which thereafter accrues during the Term from the date possession is terminated through the time of judgment (or which may have accrued from the time of any earlier judgment obtained by Landlord), less any consideration received from replacement tenants as further described and applied pursuant to Paragraph G, below, and (ii) any other amounts necessary to compensate Landlord for all damages proximately caused by Tenant’s failure to perform its obligations under this Lease, including all Costs of Reletting (as defined in Paragraph G below). Tenant shall pay any such amounts to Landlord as the same accrue or after the same have accrued from time to time upon demand. At any time after terminating Tenant’s right to possession as provided herein, Landlord may terminate this Lease as provided in clause (1) above by notice to Tenant and may pursue such other remedies as may be available to Landlord under this Lease or Law.
          C. Mitigation of Damages. If Landlord terminates this Lease or Tenant’s right to possession, Landlord shall use reasonable efforts to mitigate Landlord’s damages, and Tenant may submit proof of such failure to mitigate as a defense to Landlord’s claims for Rent, subject to the following clarifications: (i) Landlord shall not be required to use greater efforts or lower standards than Landlord generally uses to lease other space at the Property, (ii) Landlord will not have failed to mitigate if Landlord or its affiliates lease other portions of the Property or other projects in the vicinity before reletting the Premises, (iii) any failure to mitigate during any period shall reduce the Rent and other amounts to which Landlord is entitled by the reasonable rental value of the Premises during such period taking into account the factors described in clause B(1) above, (iv) in recognition that the value of the Property depends on the rental rates and terms of leases therein, Landlord’s rejection of a prospective replacement tenant based on an offer of rentals below Landlord’s published rates for new leases of comparable space at the Property at the time in question, or at Landlord’s option, below the rates provided in this Lease, or containing terms less favorable than those contained herein, shall not constitute a failure to mitigate, and (v) until Landlord terminates this Lease or Tenant’s right to possession, Landlord shall have no obligation to mitigate and may permit the Premises to remain vacant or abandoned;

in such case, Tenant may seek to mitigate damages by attempting to sublease the Premises or assign this Lease pursuant to Article 13.
          D. Reletting. If this Lease or Tenant’s right to possession is terminated, or Tenant abandons the Premises, Landlord may: (i) enter and secure the Premises, change the locks, install barricades, remove any improvements, fixtures or other property of Tenant therein, perform any decorating, remodeling, repairs, alterations, improvements or additions and take such other actions as Landlord shall determine in Landlord’s sole discretion to prevent damage or deterioration to the Premises or prepare the same for reletting, and (ii) relet all or any portion of the Premises (separately or as part of a larger space), for any rent use or period of time (which may extend beyond the Term hereof), and upon any other terms as Landlord shall determine in Landlord’s sole discretion, directly or as Tenant’s agent (if permitted or required by applicable Law). The consideration received from such reletting shall be applied pursuant to the terms of Paragraph G hereof, and if such consideration, as so applied, is not sufficient to cover all Rent and damages to which Landlord may be entitled hereunder, Tenant shall pay any deficiency to Landlord as the same accrues or after the same has accrued from time to time upon demand, subject to Paragraph C and the other provisions hereof.
          E. Late Charges, Interest, and Returned Checks. Tenant shall pay, as additional Rent, a service charge of Two Hundred Fifty Dollars ($250.00) or five percent (5%) of the delinquent amount, whichever is greater, if any portion of Rent is not received within five (5) days after due. Any Rent not paid within thirty (30) days after due shall also accrue interest from the due date at the Default Rate until paid. Such service charges and interest payments shall not be consent by Landlord to late payments, nor a waiver of Landlord’s right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of Rent. If Landlord receives two (2) or more checks that are returned by Tenant’s bank for insufficient funds, Landlord may require that all checks thereafter be bank certified or cashier’s checks (without limiting Landlord’s other remedies). All bank service charges resulting from any returned checks shall be borne by Tenant. Notwithstanding the foregoing to the contrary, Landlord shall not impose late charges on the first late payment in any period of twelve (12) consecutive full calendar months.
          F. Other Remedies. If Tenant fails to perform any obligation within the time required under this Lease (including any applicable notice and cure period hereunder except in emergencies), Landlord shall have the right (but not the duty), to perform such obligation on behalf and for the account of Tenant. In such event Tenant shall reimburse Landlord upon demand, as additional Rent, for all expenses incurred by Landlord in performing such obligation together with an amount equal to fifteen percent (15%) thereof for Landlord’s overhead, and interest thereon at the Default Rate from the date such expenses were incurred. Landlord’s performance of Tenant’s obligations hereunder shall not be deemed a waiver or release of Tenant therefrom. Landlord’s remedies set forth above are distinct, separate and cumulative with and in addition to any other right or remedy allowed under any Law or other provision of this Lease. Without limiting the generality of the foregoing, Landlord shall at all times have the right without prior demand or notice except as required by applicable Law to: (i) seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease or restrain or enjoin a violation of any provision hereof, (ii) sue for and collect any unpaid Rent which has accrued, and (iii) invoke any statutory possessory remedies available at Law.
          G. Other Matters. No re-entry or repossession, repairs, changes, alterations and additions, reletting, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, nor shall the same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express notice of such intention is sent by Landlord to Tenant (and if applicable Law permits, and Landlord shall not have expressly terminated this Lease in writing, then any termination shall be deemed a termination of Tenant’s right of possession only). Landlord may bring suits for amounts owed by Tenant hereunder or any portions thereof, as the same accrue or after the same have accrued, and no suit or recovery of any portion due hereunder shall be deemed a waiver of Landlord’s right to collect all amounts to which Landlord is entitled hereunder, nor shall the same serve as any defense to any subsequent suit brought for any amount not theretofore reduced to judgment. Landlord may pursue one or more remedies against Tenant and need not make an election of remedies until findings of fact are made by a court of competent jurisdiction. All rent and other consideration paid by any replacement tenants shall be applied at Landlord’s option: (i) first, to the Costs of Reletting, (ii) second, to the payment of all costs of enforcing this Lease against Tenant or any Guarantor, (iii) third, to the payment of all interest and service charges accruing hereunder, (iv) fourth, to the payment of Rent theretofore accrued, and (v) with the residue, if any, to be held by Landlord and applied to the payment of Rent and other obligations of Tenant as the same become due (and with any remaining residue to be retained by Landlord). “Costs of Reletting” shall include all costs and expenses incurred by Landlord for any repairs or other matters described in Paragraph D above, brokerage commissions, advertising costs, attorneys’ fees, and any other costs and incentives incurred in order to enter into leases with replacement tenants. Landlord shall be under no obligation to observe or perform any provision of this Lease on its part to be observed or performed which accrues while Tenant is in Default hereunder. The times set forth herein for the curing of Defaults by Tenant are of the essence of this Lease. Tenant agrees that the notice and cure rights set forth herein contain the entire agreement of the parties respecting such matters, and hereby waives any right otherwise available under any Law to redeem or reinstate this Lease or Tenant’s right to possession after this Lease or Tenant’s right to possession is properly terminated hereunder.
ARTICLE 16: SECURITY DEPOSIT
          Tenant shall deposit with Landlord the amount set forth in Article 1 (“Security Deposit”), upon Tenant’s execution and submission of this Lease. The Security Deposit shall serve as security for the prompt, full and faithful performance by Tenant of the provisions of this Lease. If Tenant commits a Default, or owes any amounts to Landlord upon the expiration or earlier termination of this Lease (including estimated amounts under Article 3, which shall remain subject to reconciliation against actual amounts as further provided therein), Landlord may use or apply the whole or any part of the Security Deposit for the payment of Tenant’s obligations hereunder. The use or application of the Security Deposit or any portion thereof shall not prevent Landlord from exercising any other right or remedy provided hereunder or under any Law and shall not be construed as liquidated damages. In the event the Security Deposit is reduced by such use or application, Tenant shall deposit with Landlord within ten (10) days after notice, an amount sufficient to restore the full amount of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from Landlord’s general funds or pay interest on the Security Deposit. Any remaining portion of the Security Deposit not used or applied hereunder shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s Interest in this Lease) within sixty (60) days after Tenant (or such assignee) has vacated the Premises in accordance with Article 23. If the Premises shall be expanded at any time, or if the Term shall be extended at an increased rate of Rent, the Security Deposit shall thereupon be proportionately increased, Tenant shall not assign, pledge or otherwise transfer any interest in the Security Deposit except as part of an assignment of this Lease approved by Landlord under Article 13, and any attempt to do so shall be null and void.
ARTICLE 17: ATTORNEYS’ FEES, JURY TRIAL AND VENUE
          In the event of any litigation or arbitration between the parties relating to this Lease, the Premises or Property (including pretrial, trial, appellate, administrative, bankruptcy or insolvency proceedings), the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs as part of the judgment, award or settlement therein. In the event of a breach of this Lease by either party which does not result in litigation but which causes the non-breaching party to incur attorneys’ fees or costs, the breathing party shall reimburse such reasonable fees and costs to the non-breaching party upon demand. If either party or any of its officers, directors, trustees, beneficiaries, partners, agents, affiliates or employees shall be made a party to any litigation or arbitration commenced by or against the other party and is not at fault, the other party shall pay all reasonable attorneys’ fees and costs incurred by such parties in connection with such litigation. IN THE INTEREST OF OBTAINING A SPEEDIER AND LESS COSTLY HEARING OF ANY DISPUTE, LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ARISING OUT OF OR RELATING TO THIS LEASE, THE PREMISES OR THE PROPERTY. Although such jury waiver is intended to be self-operative and irrevocable, Landlord and Tenant each further agree, if requested, to confirm such waivers in writing at the time of commencement of any such action, proceeding or counterclaim. Any action or proceeding brought by either party against the other for any matter arising out of or in any way relating to this Lease, the Premises or the Property, shall be heard, at Landlord’s option, in the court having jurisdiction located closest to the Property.
ARTICLE 18: SUBORDINATION, ATTORNMENT AND LENDER PROTECTION
          This Lease is subject and subordinate to all Mortgages now or hereafter placed upon the Property, and all other encumbrances and matters of public record applicable to the Property. Whether before or after any foreclosure or power of sale proceedings are initiated or completed by any Lender or a deed in lieu is granted (or any ground lease is terminated), Tenant agrees, upon written request of any such Lender or any purchaser at such sale, to attorn and pay Rent to such party, and recognize such party as Landlord (provided such Lender or purchaser shall agree not to disturb Tenant’s occupancy so long as Tenant does not Default hereunder, on a form of agreement customarily used by, or otherwise reasonably acceptable to, such party). However, in the event of attornment, no Lender shall be: (i) liable for any act or omission of Landlord, or subject to any offsets or defenses which Tenant might have against Landlord (arising prior to such Lender becoming Landlord under such attornment), (ii) liable for any security deposit or bound by any prepaid Rent not actually received by such Lender, or (iii) bound by any modification of this Lease not consented to by such Lender. Any Lender may elect to make this Lease prior to the lien of its Mortgage by written notice to Tenant, and if the Lender of any prior Mortgage shall require, this Lease shall be prior to any subordinate Mortgage; such elections shall be effective upon written notice to Tenant, or shall be effective as of such earlier or later date set forth in such notice. Tenant agrees to give any Lender by certified mail, return receipt requested, a copy of any notice of default served by Tenant upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of an assignment of leases, or otherwise) of the address of such Lender. Tenant further agrees that if Landlord shall have failed to cure such default within the time permitted Landlord for cure under this Lease, any such Lender whose address has been provided to Tenant shall have an additional period of thirty (30) days in which to cure (or such additional time as may be required due to causes beyond such Lenders reasonable control, including time to obtain possession of the Property by appointment of receiver, power of sale or judicial action). Except as expressly provided to the contrary herein, the provisions of this Article shall be self-operative; however Tenant shall execute and deliver, within ten (10) days after request therefor, such documentation as Landlord or any Lender may request from time to time, whether prior to or after a foreclosure or power of sale proceeding is initiated or completed, a deed in lieu is delivered, or a ground lease is terminated, in order to further confirm or effectuate the matters set forth in this Article in recordable form.
ARTICLE 19: ESTOPPEL CERTIFICATES
          Tenant shall from time to time, within ten (10) days after written request from Landlord, execute, acknowledge and deliver a statement certifying (subject to such exceptions or claims as Tenant may properly make and describe therein) the following: (i) this Lease is unmodified, and is valid and in full force and effect, (ii) the Commencement Date, Expiration Date, and rentable area of the Premises, (ii) no Rent has been paid more than one month in advance, and the annual and monthly Base Rent, Tenant’s Share of Taxes and Expenses (and the Base Years) and current payments thereof, and Security Deposit, (iv) Tenant is in possession of the Premises, and paying Rent on a current basis with no offsets, defenses or claims, (v) there are no uncured defaults on the part of Landlord or Tenant, and no events or conditions which, with the giving of notice or lapse of time or both, would constitute a default by Tenant or Landlord, (vi) Tenant has no options to purchase the Property or terminate this Lease, nor any expansion, reduction or extension rights, (vii) Landlord has satisfied any obligations to perform or reimburse Tenant for any leasehold improvements, and Tenant is not entitled to any Rent abatement period after the date of the certificate, and (viii) certifying such other matters, and including such current financial statements, as Landlord may reasonably request, or as may be requested by Landlord’s current or prospective Lenders, insurance carriers, auditors, and prospective purchasers (and including a comparable certification statement from any subtenant respecting its sublease). Any such statement may be relied upon by any such parties. If Tenant shall fail to execute and return such statement within the time required herein, Tenant shall be in Default, and shall be deemed to have agreed with the matters set forth therein (without limiting Landlord’s other remedies).

ARTICLE 20: RIGHTS RESERVED BY LANDLORD
          Except to the extent expressly limited herein, Landlord reserves full rights to control the Property (which rights may be exercised without subjecting Landlord to claims for constructive eviction, abatement of Rent damages or other claims of any kind), including more particularly, but without limitation, the following rights:
          A. General Matters. To: (i) change the name or street address of the Property or designation of the Premises, (ii) install and maintain signs on and about the Property, and grant any other Person the right to do so, (iii) retain at all times, and use in appropriate instances, keys to all doors within and into the Premises, subject to the limitations at the end of Paragraph B below, (iv) grant to any Person the right to conduct any business or render any service at the Property, whether or not the same are similar to the use permitted Tenant by this Lease, (v) have access for Landlord and other tenants of the Property to any mail chutes located on the Premises according to the rules of the United States Postal Service (and to install or remove such chutes), and (vi) in case of fire, invasion, insurrection, riot, civil disorder, public excitement or other dangerous condition, or threat thereof: (a) limit or prevent access to the Property, (b) shut down elevator service, (c) activate elevator emergency controls, and (d) otherwise take such action or preventative measures deemed necessary by Landlord for the safety of tenants of the Property or the protection of the Property and other property located thereon or therein (but this provision shall impose no duty on Landlord to take such actions, and no liability for actions taken in good faith).
          B. Access To Premises. Subject to the following provisions, to enter the Premises in order to: (i) inspect, (ii) supply cleaning service or other services to be provided Tenant hereunder, (iii) show the Premises to current and prospective Lenders, insurers, purchasers, governmental authorities, and their representatives, and during the last twelve (12) months of Tenant’s occupancy, show the Premises to prospective tenants and leasing brokers, and (iv) decorate, remodel or alter the Premises if Tenant abandons the Premises at any time or vacates the same during the last 120 days of the Term (without thereby terminating this Lease), and (v) perform any work or take any other actions under Paragraph C below, or exercise other rights of Landlord under this Lease or applicable Laws. If Tenant requests that any such access occur before or after Building Hours, and Landlord schedules the work accordingly, Tenant shall pay all overtime and other additional costs in connection therewith. In connection with any such access to the Premises, except in emergencies or for cleaning or other routine services to be provided to Tenant under this Lease, Landlord shall: (a) provide reasonable advance written or oral notice to Tenant’s on-site manager or other appropriate person, and (b) take reasonable steps to minimize any disruption to Tenant’s business.
          C. Changes To The Property. Subject to the last sentence of this Paragraph, to: (i) paint and decorate, (ii) perform repairs or maintenance, and (iii) make replacements, restorations, renovations, alterations, additions and improvements, structural or otherwise (including freon retrofit work), in and to the Property or any part thereof, including any adjacent building, structure, facility, land, street or alley, or change the uses thereof (other than Tenant’s permitted use under this Lease), inducing changes, reductions or additions of corridors, entrances, doors, lobbies, parking facilities and other areas, structural support columns and shear walls, elevators, stairs, escalators, mezzanines, solar tint windows or film, kiosks, planters, sculptures, displays, and other amenities and features therein, and changes relating to the connection with or entrance into or use of the Property or any other adjoining or adjacent building or buildings, now existing or hereafter constructed. In connection with such matters, Landlord may erect scaffolding, barricades and other structures, open ceilings, close entry ways, restrooms, elevators, stairways, corridors, parking and other areas and facilities, and take such other actions as Landlord deems appropriate. However, Landlord shall: (a) maintain reasonable access to the Premises, and (b) in connection with entering the Premises, comply with the last sentence of Paragraph B above.
          D. New Premises. To substitute for the Premises other premises (herein referred to as the “new premises”) in the Property or another building in the vicinity, provided: (i) the new premises shall be similar to the Premises in size (up to 10% larger or smaller with the Rent and any other rights and obligations of the parties based on the square footage of the Premises adjusted proportionately to reflect the increase or decrease), (ii) Landlord shall provide the new premises in a condition substantially comparable to the Premises at the time of the substitution (and Tenant shall diligently cooperate in the preparation or approval of any plans or specifications for the new premises as requested by Landlord or Landlord’s representatives), (iii) the parties shall execute an appropriate amendment to the Lease confirming the change within thirty (30) days after Landlord requests, and (iv) if Tenant shall already have taken possession of the Premises: (a) Landlord shall pay the direct, out-of-pocket, reasonable expenses of Tenant in moving from the Premises to the new premises, and (b) Landlord shall give Tenant at least thirty (30) days’ notice before making such substitution, and such move shall be made during evenings, weekends, or otherwise so as to reasonably minimize any inconvenience to Tenant. The new premises may include a portion of the then-current Premises, and Landlord may separately apply the foregoing substitution right to any space as to which Tenant has been, or is hereafter, granted a right, if any, to expand, lease or relocate under other provisions of this Lease or any future amendment hereto. Tenant shall surrender and vacate the Premises on the date required in Landlord’s notice of substitution, in the condition and as required under Article 23, and any failure to do so shall be subject to Article 24.
ARTICLE 21: LANDLORD’S RIGHT TO CURE
          If Landlord shall fail to perform any obligation under this Lease required to be performed by Landlord, Landlord shall not be deemed to be in default hereunder nor subject to any claims for damages of any kind, unless such failure shall have continued for a period of thirty (30) days after notice thereof by Tenant (provided, if the nature of Landlord’s failure is such that more time is reasonably required in order to cure, Landlord shall not be in default if Landlord commences to cure within such period and thereafter diligently seeks to cure such failure to completion). If Landlord shall default and fail to cure as provided herein, Tenant shall have such rights and remedies as may be available to Tenant under applicable Laws, subject to the other provisions of this Lease; provided, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set-off, or abate Rent, or terminate this Lease, except as may be expressly provided in this Lease, and Tenant hereby expressly waives the provisions of any Law to the contrary.

ARTICLE 22: INDEMNIFICATION
     Subject to the provisions of Articles 10 and 11, Tenant shall defend, indemnify and hold Landlord harmless from and against any and all claims, demands, losses, penalties, fines, fees, charges, assessments, liabilities, damages, judgments, orders, decrees, actions, administrative or other proceedings, costs and expenses (including reasonable attorneys’ and expert witness fees, and court costs), arising or alleged to arise from: (i) any violation or breach of this Lease or applicable Law by any Tenant Parties (as defined below), (ii) damage, loss or injury to persons, property or business directly or indirectly arising out of any Tenant Party’s use of the Premises or Property, or out of any other act or omission of any Tenant Parties, and (iii) any other damage, loss or injury to persons, property or business occurring in, about or from the Premises, except to the extent that such other damage, loss or injury to persons, property or business is caused by the negligence or intentional misconduct of Landlord. For purposes of this provision, “Tenant Parties” shall mean Tenant, any other occupant of the Premises and any of their respective agents, employees, invitees, Transferees and contractors.
ARTICLE 23: RETURN OF POSSESSION
     A. General Provisions. At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall vacate and surrender possession of the entire Premises in the condition required under Article 8 and the Rules, ordinary wear and tear excepted, shall surrender all keys and key cards, and any parking transmitters, stickers or cards to Landlord, and shall remove all personal property and office trade fixtures that may be readily removed without damage to the Premises or Property, subject to the following provisions.
     B. Landlord’s Property. All improvements, fixtures and other items, including ceiling light fixtures, HVAC equipment, plumbing fixtures, hot water heaters, fire suppression and sprinkler systems, Lines under Article 28, built-in shelves and cabinets, interior partitioning, interior stairs, wall coverings, carpeting and other flooring, blinds, drapes and window treatments, in or serving the Premises, whether installed by Tenant or Landlord, and any other items installed or provided by Landlord or at Landlord’s expense (including any modular furniture provided or paid for by Landlord), shall be Landlord’s property and shall remain upon the Premises, all without compensation, allowance or credit to Tenant, unless Landlord elects otherwise as provided in Paragraph C below.
     C. Removal of Items by Tenant. Notwithstanding the foregoing to the contrary, if prior to expiration or earlier termination of this Lease or within thirty (30) days thereafter Landlord so directs by notice, Tenant shall promptly remove such items described in Paragraph B above as are designated in such notice and restore the Premises to the condition prior to the installation of such items in a good and workmanlike manner, provided, Landlord shall not require removal of any such items that (i) already existed in the Premises before this Lease and Tenant’s occupancy of the Premises, or (ii) involve customary office improvements that are installed by or for Tenant pursuant to the provisions of this Lease (including any Exhibit hereto) to the extent that Tenant seeks, and Landlord grants, a written waiver of such removal requirement in connection with Landlord’s approval of the plans for such improvements.
     D. Tenant’s Failure to Remove Items. If Tenant shall fail to remove any items from the Premises as required hereunder, Landlord may do so and Tenant shall pay Landlord’s charges therefor upon demand. All such property removed from the Premises by Landlord pursuant to any provisions of this Lease or any Law may be handled or stored by Landlord at Tenant’s expense, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. All such property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after expiration or earlier termination of this Lease or Tenant’s right to possession shall, at Landlord’s option, be conclusively deemed to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord. Unless prohibited by applicable Law, Landlord shall have a lien against such property for the costs incurred in removing and storing the same.
ARTICLE 24: HOLDING OVER
     Unless Landlord expressly agrees otherwise in writing, Tenant shall pay Landlord 150% of the amount of Rent then applicable prorated on a per diem basis for each day that Tenant shall fail to vacate or surrender possession of the Premises or any part thereof after expiration or earlier termination of this Lease as required under Article 23, together with all damages (direct and consequential) sustained by Landlord on account thereof. Tenant shall pay such amount of Rent monthly in advance (subject to refund of any partial month occupancy prorated on a per diem basis), and such other amounts on demand. The foregoing provisions, and Landlord’s acceptance of any such amounts, shall not serve as permission for Tenant to hold-over, nor serve to extend the Term (although Tenant shall remain a tenant-at-sufferance bound to comply with all other provisions of this Lease until Tenant properly vacates the Premises, including Article 23), and Landlord shall have such other remedies to recover possession of the Premises as may be available to Landlord under applicable Laws. Notwithstanding the foregoing, before or after termination, Landlord may provide notice advising Tenant of the Rent and other terms on which Tenant may hold over on a month-to-month basis; if Tenant holds over more than one full calendar month after delivery of such notice, Tenant shall thereafter be a month-to-month tenant on the terms of this Lease prior to termination as modified by Landlord’s notice.
ARTICLE 25: NOTICES
     Except as expressly provided to the contrary in this Lease, every notice or other communication to be given by either party to the other with respect hereto or to the Premises or Property, shall be in writing and shall not be effective unless served personally or by national air courier service, or United States certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth in Article 1, or such other address or addresses as Tenant or Landlord may from time to time designate by notice given as above provided. Every notice or other communication hereunder shall be deemed to have been given as of the third business day following the date of such mailing (or as of any earlier date evidenced by a receipt from such national air courier service or the United States Postal Service) or immediately if personally delivered. Notices not sent in accordance with the foregoing shall be effective when received by the parties at the addresses required herein.

ARTICLE 26: REAL ESTATE BROKERS
     Landlord and Tenant hereby mutually: (i) represent and warrant to each other that they have dealt only with the broker, if any, designated in Article 1 (whose commission, if any, shall be paid pursuant to separate written agreement by the party signing such agreement) as broker, agent or finder in connection with this Lease, and (ii) agree to defend, indemnify and hold each other harmless from and against any and all claims, demands, losses, liabilities, damages, judgments, costs and expenses (including reasonable attorneys’ and expert witness fees, and court costs), arising or alleged to arise from any breach of their respective foregoing representation and warranty under this Article.
ARTICLE 27: NO WAIVER
     No provision of this Lease will be deemed waived by either party unless expressly waived in writing and signed by the waiving party. No waiver shall be implied by delay or any other act or omission of either party. No waiver by either party of any provision of this Lease shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision, and Landlord’s consent or approval respecting any action by Tenant shall not constitute a waiver of the requirement for obtaining Landlord’s consent or approval respecting any subsequent action. Acceptance of Rent by Landlord directly or through any agent or lock-box arrangement shall not constitute a waiver of any breach by Tenant of any term or provision of this Lease (and Landlord reserves the right to return or refund any untimely payments if necessary to preserve Landlord’s remedies). No acceptance of a lesser amount of Rent shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. The acceptance of Rent or of the performance of any other term or provision from, or providing directory listings or services for, any Person other than Tenant shall not constitute a waiver of Landlord’s right to approve any Transfer. No delivery to, or acceptance by, Landlord or its agents or employees of keys, nor any other act or omission of Tenant or Landlord or their agents or employees, shall be deemed a surrender, or acceptance of a surrender, of the Premises or a termination of this Lease, unless stated expressly in writing by Landlord.
ARTICLE 28: TELECOMMUNICATION LINES
     A. Telecommunication Lines. Subject to Landlord’s continuing right of supervision and reasonable approval, and the other provisions hereof, Tenant may: (i) install telecommunication lines (“Lines”) connecting the Premises to any Property terminal block already serving or available to serve the Premises, or (ii) use such Lines as may currently exist and already connect the Premises to such terminal block. Such terminal block may comprise, or be connected through riser or other Lines with, a main distribution frame (“MDF”) for the Property. Landlord disclaims any representations, warranties or understandings concerning the capacity, design or suitability of any such terminal or MDF, Property riser Lines, or related equipment. If there is, or will be, more than one tenant in the Property, at any time, Landlord may allocate, and periodically reallocate, connections to the terminal blocks and MDF based on the proportion of rentable area each tenant leases, or the type of business operations or requirements of such tenants, in Landlord’s reasonable discretion. Landlord may arrange for an independent contractor to review Tenant’s requests for approval hereunder, monitor or supervise Tenant’s installation, connection and disconnection of Lines, and provide other such services, or Landlord may provide the same, and Tenant shall pay Landlord’s reasonable charges therefor as provided in Article 9.
     B. Installation. Tenant may install and use Tenant’s Lines and make connections and disconnections at the terminal blocks as described above, provided Tenant shall: (i) obtain Landlord’s prior written reasonable approval of all aspects thereof, (ii) use an experienced and qualified contractor reasonably designated or approved in writing in advance by Landlord (whom Landlord may require to enter an access and indemnity agreement on Landlord’s then-standard form of agreement therefor), (iii) comply with such reasonable inside wire standards as Landlord may adopt from time to time, and all other provisions of this Lease, including Article 9 respecting Work, and the Rules respecting access to the wire closets, (iv) not install Lines in the same sleeve, chaseway or other enclosure in close proximity with electrical wire, and not install PVC-coated Lines under any circumstances, (v) thoroughly test any riser Lines to which Tenant intends to connect any Lines to ensure that such riser Lines are available and are not then connected to or used for telephone, data transmission or any other purpose by any other party (whether or not Landlord has previously approved such connections), and not connect to any such unavailable or connected riser Lines, and (vi) not connect any equipment to the Lines which may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, unless the Lines therefor (including riser Lines) are appropriately insulated to prevent such excessive electromagnetic fields or radiation (and such insulation shall not be provided by the use of additional unused twisted pair Lines). As a condition to permitting installation of new Lines, Landlord may require that Tenant remove any existing Lines located in or serving the Premises previously installed or utilized by Tenant.
     C. Limitation of Liability. Except to the extent due to Landlord’s intentional misconduct or grossly negligent acts, Landlord shall have no liability for damages arising, and Landlord does not warrant that the Tenant’s use of the Lines will be free, from the following (collectively called “Line Problems”): (i) any eavesdropping, wire-tapping or theft of long distance access codes by unauthorized parties, (ii) any failure of the Lines to satisfy Tenant’s requirements, or (iii) any capacitance, attenuation, cross-talk or other problems with the Lines, any misdesignation of the Lines in the MDF room or wire closets, or any shortages, failures, variations, interruptions, disconnections, loss or damage caused by or in connection with the installation, maintenance, replacement, use or removal of any other Lines or equipment at the Property by or for other tenants at the Property, by any failure of the environmental conditions at or the power supply for the Property to conform to any requirements of the Lines or any other problems associated with any Lines or by any other cause. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of any Rent or other charges under the Lease, or relieve Tenant from performance of Tenant’s obligations under the Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

ARTICLE 29: HAZARDOUS MATERIALS
     A. Hazardous Materials Generally Prohibited. Landlord represents that, to the actual knowledge of the Regional Manager for Landlord’s management company for the Property, as of the date of this Lease, there are no Hazardous Materials on or affecting the Premises or common areas of the Property serving the Premises in violation of any environmental Laws. Except as provided herein, Tenant and Landlord shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release, discharge, spill or leak any “Hazardous Material” (as defined in Article 30), or permit their respective employees, agents, contractors, or other occupants of the Premises to engage in such activities on or about the Property. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within, the Property by Landlord, or the Premises by Tenant, of substances customarily and lawfully used by Landlord in operating the Property, or by Tenant in the business which Tenant is permitted to conduct in the Premises under this Lease, as an incidental and minor part of such business, and provided: (i) such substances shall be properly labeled, contained, used and stored only in small quantities reasonably necessary for such permitted use and the ordinary course of such business operations, in accordance with applicable Laws, prevailing standards, and the manufacturers’ instructions therefor, and as Landlord shall reasonably require (but no warning notices or symbols shall be placed, or required to be placed, on or near any door to or within the Premises or Property), (ii) such substances shall not be disposed of, released, discharged or permitted to spill or leak in or about the Premises or the Property (and under no circumstances shall any Hazardous Material be disposed of within the drains or plumbing facilities in or serving the Premises or Property or in any other public or private drain or sewer, regardless of quantity or concentration), (iii) if any applicable Law or Landlord’s trash removal contractor requires that any such substances be disposed of from the Premises separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such, disposal in approved containers directly with a qualified and licensed disposal company at a lawful disposal site, (iv) any remaining such substances shall be completely, properly and lawfully removed from the Property upon expiration or earlier termination of this Lease, and (v) for purposes of removal and disposal of any such substances for which Tenant is responsible hereunder, Tenant shall be named as the owner, operator and generator, shall obtain a waste generator identification number, and shall execute all permit applications, manifests, waste characterization documents and any other required forms.
     B. Clean Up Responsibilities. If any Hazardous Material is released, discharged or disposed of, or permitted to spill or leak, by Tenant or its Transferees or their respective agents, employees or contractors, in violation of the foregoing provisions of Article 29 A, Tenant shall immediately and properly clean up and remove the Hazardous Materials from the Premises, Property and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord) in compliance with applicable Laws and then prevailing industry practices and standards, at Tenant’s expense (without limiting Landlord’s other remedies therefor). Such clean up and removal work (“Tenant Remedial Work”) shall be considered Work under Article 9 and subject to the provisions thereof, including Landlord’s prior written approval (except in emergencies), and any testing, investigation, feasibility and impact studies, and the preparation and implementation of any remedial action plan required by any court or regulatory authority having jurisdiction or reasonably required by Landlord. In connection therewith, Tenant shall provide documentation evidencing that all Tenant Remedial

Work or other action required hereunder has been properly and lawfully completed (including a certificate addressed to Landlord from an environmental consultant reasonably acceptable to Landlord, in such detail and form as Landlord may reasonably require). If any Hazardous Material is released, discharged, disposed of, or permitted to spill or leak on or about the Property and is not caused by Tenant or its Transferees or their respective agents, employees or contractors, such release, discharge, disposal, spill or leak shall be deemed casualty damage under Article 11 to the extent that the Premises and Tenant’s use thereof is affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under this Lease (including Landlord’s obligations to restore under Article 11A by lawfully abating the Hazardous Material, and Tenant’s rights to abate Rent under Article 11B).
     C. Miscellaneous. Tenant shall immediately upon written request provide Landlord with copies of all material safety data sheets, permits, approvals, memos, reports, correspondence, complaints, demands, claims, subpoenas, requests, remediation and cleanup plans, and all papers of any kind filed with or by any regulatory authority and any other books, records or items pertaining to Hazardous Materials that are subject to this Article (collectively referred to herein as “Tenant’s Hazardous Materials Records”). Tenant shall pay, prior to delinquency, any and all fees, taxes (including excise taxes), penalties and fines arising from or based on Tenant’s activities involving Hazardous Material on or about the Premises or Property, and shall not allow such obligations to become a lien or charge against the Property or Landlord. If Tenant violates any provision of this Article with respect to any Hazardous Materials, Landlord may: (i) require that Tenant immediately remove all Hazardous Materials from the Premises and discontinue using, storing and handling Hazardous Materials in the Premises, and/or (ii) pursue such other remedies as may be available to Landlord under this Lease or applicable Law.
ARTICLE 30: DEFINITIONS
     (A) “Building” shall mean the structure (or portion owned by Landlord) identified in Article 1.
     (B) “Building Hours” shall mean 8:00 A.M. to 6:00 P.M. Monday through Friday, and 9:00 A.M. to 1:00 P.M. on Saturday (if comparable buildings in the area have standard Saturday hours), except Holidays. “Holidays” means all federal and state holidays, including New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.
     (C) “Default Rate” shall mean one and one half percent (1 5%) per month, or the highest rate permitted by applicable Law, whichever shall be less.
     (D) “Expenses” shall mean all expenses, costs and amounts (other than Taxes) of every kind and nature relating to the ownership, management, repair, maintenance, replacement, insurance and operation of the Property, including, without limitation (except as expressly set forth herein): (i) Utility Costs, (ii) complying with Laws, subject to the exclusions below, (iii) insurance, including property damage and liability, and which may include, boiler, rent loss, workers’ compensation, builders’ risk, automobile, flood, earthquake and other coverages, including a reasonable allocation of costs under any blanket policies and self-retention funds, (iv) supplies, materials, tools and equipment, including rental, installment purchase and financing agreements therefor, (v) accounting, security, janitorial, property management and other services, (vi) compensation and benefits for personnel providing services at or below the level of senior property manager (but if personnel handle other properties or functions, the foregoing expenses shall be allocated appropriately between the Property and such other properties or functions), (vii) payments under any reciprocal easement, declaration or other agreement for sharing common area costs or other matters in any development or complex in which the Property is located, (viii) sales or other taxes on supplies or services for the Property, (ix) operating and maintaining a property management office, including the fair rental value, appropriately allocated between the Property and any other property served by such office, and (x) operation, maintenance, repair, installation, replacement, painting, decorating and cleaning of the Property and off-site items that benefit the Property, including signs, traffic signals, drainage and irrigation systems, sidewalks, driveways, parking facilities, loading and service areas, landscaping, common area fixtures, trash compactors, doors, windows, roofs, Systems and Equipment, and any other features of and services for the Property. The foregoing provision is for definitional purposes and shall not impose any obligation upon Landlord to incur such expenses, nor limit other Expenses that Landlord may incur for the Property. Landlord may retain independent contractors (or affiliated contractors at market rates) to provide any services or perform any work, in which case the costs thereof shall be deemed Expenses. Expenses shall, however, exclude:
          (1) the following items: (a) interest and amortization on Mortgages, and other debt costs or ground lease payments, if any, except as provided herein, (b) depreciation of buildings and other improvements (except permitted amortization of certain capital expenditures as provided below), (c) legal fees in connection with leasing, tenant disputes or enforcement of leases, (d) real estate brokers’ commissions or marketing costs, (e) improvements or alterations to tenant spaces, (f) the cost of providing any service directly to, and paid directly by, any tenant, (g) costs of any items to the extent Landlord receives reimbursement from insurance proceeds or from a warranty or other such third party (such proceeds to be deducted from Expenses in the year in which received); and
          (2) capital expenditures, except those: (a) made primarily to reduce Expenses or increases therein, or to comply with Laws or insurance requirements (excluding capital expenditures to cure violations of Laws or insurance requirements that existed prior to the date of this Lease), or (b) for replacements (as opposed to additions or new improvements) of roofs and parking areas, and other nonstructural items located in the common areas of the Property required to keep such areas in good condition; provided, any such permitted capital expenditure shall be amortized (with interest at the prevailing loan rate available to Landlord when the cost was incurred) over: (x) the period during which the reasonably estimated savings in Expenses equals the expenditure, if applicable, or (y) the useful life of the item as reasonably determined by Landlord.
     (E) “Hazardous Material” shall include, but not be limited to: (i) any flammable, explosive, toxic, radioactive, biological, corrosive or otherwise hazardous chemical, substance,

liquid, gas, device, form of energy, material or waste or component thereof, (ii) petroleum-based products, diesel fuel, paints, solvents, lead, radioactive materials, cyanide, biohazards, infectious or medical waste and “sharps”, printing inks, acids, DDT, pesticides, ammonia compounds, and any other items which now or subsequently are found to have an adverse effect on the environment or the health and safety of persons or animals or the presence of which require investigation or remediation under any Law or governmental policy, and (iii) any item defined as a “hazardous substance”, “hazardous material”, “hazardous waste”, “regulated substance” or “toxic substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.§9601, et seq., Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq., Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., Clean Water Act, 33 U.S.C.§1251, et seq., Safe Drinking Water Act, 14 U.S.C. §300f, et seq., Toxic Substances Control Act, 15 U.S.C. §2601, et seq., Atomic Energy Act of 1954, 42 U.S.C. §2014 et seq., and any similar federal, state or local Laws, and all regulations, guidelines, directives and other requirements thereunder, all as may be amended or supplemented from time to time.
     (F) “Landlord” shall mean only the landlord from time to time, except that for purposes of any provisions defending, indemnifying and holding Landlord harmless hereunder, “Landlord” shall include past, present and future landlords and their respective partners, beneficiaries, trustees, officers, directors, employees, shareholders, principals, agents, affiliates, successors and assigns.
     (G) “Law” or “Laws” shall mean all federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, orders and other such requirements, applicable equitable remedies and decisions by courts in cases where such decisions are considered binding precedents in the State in which the Property is located, and decisions of federal courts applying the Laws of such State, at the time in question. This Lease shall be interpreted and governed by the Laws of the State in which the Property is located.
     (H) “Lender” shall mean the holder of any Mortgage at the time in question, and where such Mortgage is a ground lease, such term shall refer to the ground lessor (and the term “ground lease” although not capitalized is intended throughout this Lease to include any superior or master lease).
     (I) “Mortgage” shall mean all mortgages, deeds of trust, ground leases and other such encumbrances now or hereafter placed upon the Property or Building, or any part thereof, and all renewals, modifications, consolidations, replacements or extensions thereof, and all indebtedness now or hereafter secured thereby and all interest thereon.
     (J) “Person” shall mean an individual, trust, partnership, limited liability company, joint venture, association, corporation and any other entity.
     (K) “Premises” shall mean the area within the Building identified in Article 1 and Exhibit A. Possession of areas necessary for utilities, services, safety and operation of the Property, including the Systems and Equipment, fire stairways, perimeter walls, space between the finished ceiling of the Premises and the slab of the floor or roof of the Property thereabove, and the use thereof together with the right to install, maintain, operate, repair and replace the Systems and Equipment, including any of the same in, through, under or above the Premises in locations that will not materially interfere with Tenant’s use of the Premises, are hereby excepted and reserved by Landlord, and not demised to Tenant.
     (L) “Property” shall mean the Building, and any common or public areas or facilities, easements, corridors, lobbies, sidewalks, loading areas, driveways, landscaped areas, skywalks, parking rights, garages and lots, and any and all other rights, structures or facilities operated or maintained in connection with or for the benefit of the Building, and all parcels or tracts of land on which all or any portion of the Building or any of the other foregoing items are located, and any fixtures, machinery, apparatus, Systems and Equipment, furniture and other personal property located thereon or therein and used in connection with the operation thereof. Landlord reserves the right to add land, buildings, easements or other interests to, or sell or eliminate the same from, the Property, and grant interests and rights in the Property to other parties. If the Building shall now or hereafter be part of a development or complex of buildings or structures collectively owned by Landlord or its affiliates, the Property shall, at Landlord’s option, also be deemed to include such other of those buildings or structures as Landlord shall from time to time designate, and shall initially include such buildings and structures (and related facilities and parcels on which the same are located) as Landlord shall have incorporated by reference to the total rentable area of the Property in Article 1.
     (M) “Rent” shall have the meaning specified therefor in Article 3.
     (N) “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply light, heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life/safety systems or equipment, or any elevators, escalators or other mechanical, electrical, electronic, computer or other systems or equipment for the Property, except to the extent that any of the same serves particular tenants exclusively (and “systems and equipment” without capitalization shall refer to such of the foregoing items serving particular tenants exclusively).
     (O) “Taxes” shall mean all amounts (unless required by Landlord to be paid under Article 14 or as Expenses) for federal, state, county, or local governmental, special district, improvement district, municipal or other political subdivision taxes, fees, levies, assessments, charges or other impositions of every kind and nature in connection with the ownership, leasing and operation of the Property, whether foreseen or unforeseen, general, special, ordinary or extraordinary (including real estate and ad valorem taxes, general and special assessments, transit taxes, water and sewer rents, license and business license fees, use or occupancy taxes, gross receipts or sales taxes, taxes on personal property and property management services, and taxes or charges for fire protection, streets, sidewalks, road maintenance, refuse or other services). If the method of taxation of real estate prevailing at the time of execution hereof shall be, or has been, altered so as to cause the whole or any part of the Taxes now, hereafter or heretofore levied, assessed or imposed on real estate to be levied, assessed or imposed on Landlord, wholly or partially, as a capital stock levy or otherwise, or on or measured by the rents, income or gross receipts received therefrom, then such new or altered taxes shall be included within the term “Taxes,” except that the same shall not include any portion of such tax attributable to other income of Landlord not relating to the Property. Tenant shall pay increased Taxes whether Taxes are increased as a result of increases in the assessment or valuation of the Property (whether based on a sale, change in ownership or refinancing of the Property or otherwise), increases in tax rates, reduction or elimination of any rollbacks or other deductions available under current law, scheduled reductions of any tax abatement, as a result of the elimination, invalidity or withdrawal of any tax abatement, or for any other cause whatsoever. Notwithstanding the foregoing, there shall be excluded from Taxes all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Property).
     (P) “Tenant” shall be applicable to one or more Persons as the case may be, the singular shall include the plural, and if there be more than one Tenant, the obligations thereof shall be joint and several. When used in the lower case, “tenant” shall mean any other tenant or occupant of the Property.
     (Q) “Tenant’s Share” of Taxes and Expenses shall be the percentage set forth in Article 1, but if the rentable area of the Premises changes due to the addition or subtraction of space under this Lease or by amendment, Landlord shall reasonably adjust Tenant’s Share to be based on the rentable area of the Premises divided by the rentable area of the Property, subject to further adjustment hereunder and under Article 3. If the Property shall now or hereafter be part of or shall include a development or complex of two or more buildings or structures collectively owned by Landlord or its affiliates, Landlord may allocate Expenses and Taxes (or components thereof) within such complex or development, and between such buildings and structures and the parcels on which they are located, in accordance with sound accounting and management practices. In the alternative, Landlord may determine Tenant’s Share of Expenses and Taxes (or components thereof) for all or any such buildings and structures, and any common areas and facilities operated or maintained in connection therewith and all parcels or tracts of land on which all or any portion of any of the other foregoing items are located, in accordance with sound accounting and management practices; provided, Landlord shall reasonably reduce Tenant’s Share to be based on the ratio of the rentable area of the Premises to the rentable area of all such buildings as to which such Expenses and Taxes (or components thereof) are included. In addition, if the Property, or any development or complex of which it is a part, shall contain non-office uses during any period, Landlord may determine, in accordance with sound accounting and management practices, Tenant’s Share of Taxes and Expenses for only the office portion of the Property or of such development or complex; in such event, Landlord shall reasonably adjust Tenant’s Share to be based on the ratio of the rentable area of the Premises to the rentable area of such office portion for such period. Tenant acknowledges that the “rentable area of the Premises” under this Lease includes the so-called “usable area,” without deduction for columns or projections, multiplied by one or more load or conversion factors to reflect a share of certain areas, which may include lobbies, corridors, mechanical, utility, janitorial, boiler and service rooms and closets, restrooms, and other public, common and service areas. Except as provided expressly to the contrary herein, the “rentable area of the Property” shall include all rentable area of all space leased or available for lease at the Property (excluding any parking facilities).

Landlord may reasonably re-determine the rentable area of the Property from time to time to reflect remeasurements, re-configurations, additions or modifications to the Property, and may reasonably adjust Tenant’s Share prospectively based thereon.
     R. “Utility Costs” shall include costs for electricity, power, gas, steam, oil or other fuel, water, sewer and other such services for the Property, including sales or other taxes thereon.
ARTICLE 31: OFFER
     The submission and negotiation of this Lease shall not be deemed an offer to enter the same by Landlord (nor an option or reservation for the Premises), but the solicitation of such an offer by Tenant. Tenant agrees that its execution of this Lease constitutes a firm offer to enter the same which may not be withdrawn for a period of twenty (20) business days after delivery to Landlord. During such period and in reliance on the foregoing, Landlord may, at Landlord’s option, deposit any Security Deposit and Rent, proceed with any plans, specifications, alterations or improvements, and permit Tenant to enter the Premises, but such acts shall not be deemed an acceptance of Tenant’s offer to enter this Lease, and such acceptance shall be evidenced only by Landlord signing and delivering this Lease to Tenant.
ARTICLE 32: MISCELLANEOUS
     A. Captions and Interpretation. The captions of the Articles and Paragraphs of this Lease, and any computer highlighting of changes from earlier drafts, are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation Tenant acknowledges that it has read this Lease and that it has had the opportunity to confer with counsel in negotiating this Lease; accordingly, this Lease shall be construed neither for nor against Landlord or Tenant, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms. The neuter shall include the masculine and feminine, and the singular shall include the plural. The term “including” shall be interpreted to mean “including, but not limited to.”
     B. Survival of Provisions. All obligations (including indemnity, Rent and other payment obligations) or rights of either party arising during or attributable to the period prior to expiration or earlier termination of this Lease shall survive such expiration or earlier termination.
     C. Severability. If any term or provision of this Lease or portion thereof shall be found invalid, void, illegal, or unenforceable generally, or with respect to any particular party, by a court of competent jurisdiction, it shall not affect, impair or invalidate any other terms or provisions or the remaining portion thereof or enforceability with respect to any other party.
     D. Perpetuities. If the Commencement Date is delayed in accordance with Article 2 for more than nine (9) months, Landlord may declare this Lease terminated by notice to Tenant, and if the Commencement Date is so delayed for more than three years, this Lease shall thereupon be deemed terminated without further action by either party.

     E. Short Form Lease. Neither this Lease nor any memorandum of lease or short form lease shall be recorded by Tenant, but Landlord or any Lender may elect to record a short form of this Lease, in which case Tenant shall promptly execute, acknowledge and deliver the same on a form prepared by Landlord or such Lender.
     F. Light, Air and Other Interests. This Lease does not grant any legal rights to “light and air” outside the Premises nor any particular view visible from the Premises, nor any easements, licenses or other interests unless expressly contained in this Lease.
     G. Authority. Tenant and all Persons signing for Tenant below, and Landlord and all Persons signing for Landlord below, hereby represent that this Lease has been fully authorized and no further approvals are required, and that Landlord and Tenant are duly organized, in good standing and legally qualified to do business in the Property and Premises (and have any required certificates, licenses, permits and other such items).
     H. Partnership Tenant. If Tenant is a partnership, all current and new general partners shall be jointly and severally liable for all obligations of Tenant hereunder and as this Lease may hereafter be modified, whether such obligations accrue before or after admission of future partners or after any partners die or leave the partnership. Tenant shall cause each new partner to sign and deliver to Landlord written confirmation of such liability, in form and content satisfactory to Landlord, but failure to do so shall not avoid such liability.
     I. Successors and Assigns; Transfer of Property and Security Deposit. Each of the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties’ respective heirs, executors, administrators, guardians, custodians, successors and assigns, subject to Article 13 respecting Transfers and Article 18 respecting rights of Lenders. Subject to Article 18, if Landlord shall convey or transfer the Property or any portion thereof in which the Premises are contained to another party, such party shall thereupon be and become landlord hereunder, shall be deemed to have fully assumed all of Landlord’s obligations under this Lease accruing during such party’s ownership, including the return of any Security Deposit, and Landlord shall be free of all such obligations accruing from and after the date of conveyance or transfer.
     J. Limitation of Liability. Tenant agrees to look solely to Landlord’s interest in the Property for the enforcement of any judgment, award, order or other remedy under or in connection with this Lease or any related agreement, instrument or document or for any other matter whatsoever relating thereto or to the Property or Premises. Under no circumstances shall any present or future, direct or indirect, principals or investors, general or limited partners, officers, directors, shareholders, trustees, beneficiaries, participants, advisors, managers, employees, agents or affiliates of Landlord, or of any of the other foregoing parties, or any of their heirs, successors or assigns have any liability for any of the foregoing matters. In no event shall Landlord be liable to Tenant for any consequential damages.
     K. Confidentiality. Tenant shall use commercially reasonable efforts to keep confidential the content and all copies of this Lease, related documents or amendments now or hereafter entered, and all proposals, materials, information and matters relating thereto, including the results of any review of Landlord’s records under Article 3, and not to disclose, disseminate or distribute any of the same, or permit the same to occur, except on an “as needed” basis to the extent reasonably required for proper business purposes by Tenant’s employees, attorneys, insurers, auditors, lenders, brokers and Transferees, and except as may be required by Law or court proceedings.
ARTICLE 33: ENTIRE AGREEMENT
     This Lease, together with the Exhibits and other documents listed in Article 1 (WHICH ARE HEREBY COLLECTIVELY INCORPORATED HEREIN AND MADE A PART HEREOF AS THOUGH FULLY SET FORTH), contains all the terms and provisions between Landlord and Tenant relating to the matters set forth herein and no prior or contemporaneous agreement or understanding pertaining to the same shall be of any force or effect, except for any such contemporaneous agreement specifically referring to and modifying this Lease and signed by both parties. Without limitation as to the generality of the foregoing, Tenant hereby acknowledges and agrees that Landlord’s leasing agents and field personnel are only authorized to show the Premises and negotiate terms and conditions for leases subject to Landlord’s final approval, and are not authorized to make any agreements, representations, understandings or obligations binding upon Landlord respecting the condition of the Premises or Property, suitability of the same for Tenant’s business, the current or future amount of Taxes or Expenses or any component thereof, the amount of rent or other terms applicable under other leases at the Property, whether Landlord is furnishing the same utilities or services to other tenants at all, on the same level or on the same basis, or any other matter, and no such agreements, representations, understandings or obligations not expressly contained herein or in such contemporaneous agreement shall be of any force or effect. TENANT HAS RELIED ON TENANTS INSPECTIONS AND DUE DILIGENCE IN ENTERING THIS LEASE, AND NOT ON ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE HABITABILITY, CONDITION OR SUITABILITY OF THE PREMISES OR PROPERTY FOR ANY PARTICULAR PURPOSE OR ANY OTHER MATTER NOT EXPRESSLY CONTAINED HEREIN. This Lease, including the Exhibits referred to above, may not be modified, except in writing signed by both parties.
     IN WITNESS WHEREOF, the parties have executed this Lease as of the date first set forth above.

LANDLORD:	CMD REALTY INVESTMENT FUND II, L.P. [SEAL]
an Illinois limited partnership

	By:	CMD/Fund II GP Investments, L.P.,
an Illinois limited partnership, its general partner

		By:	CMD REIM II, Inc., an Illinois corporation,
its general partner

			By:	/s/ Robert C. Gibbons
Robert C. Gibbons, Vice President

TENANT:	HEALTHCALC.NET, INC. [SEAL]
a Texas corporation

	By:	/s/ Peter A. Egan

Peter A. Egan, President
CERTIFICATE
     I,                                                                  , as                                                                  of the aforesaid Tenant, hereby certify that the individual(s) executing the foregoing Lease on behalf of Tenant was/were duly authorized to act in his/their capacities as set forth above, and his/their action(s) are the action of Tenant.

(Corporate Seal)

EXHIBIT A: PREMISES
PARKWAY COMMONS
SUITE 199
(Floor Plate Showing Premises Cross-Hatched)
[GRAPHIC]

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EXHIBIT B: RULES
     (1) Access to Property. Before or after Building Hours, or such other hours as Landlord shall determine from time to time, access to and within the Property and/or to the lobbies, entrances, exits, elevators and other areas in and about the Property may be restricted to the use of a key or keycard to the outside doors of the Property, or pursuant to such other reasonable security procedures as Landlord may from time to time impose. Landlord shall in all cases retain the right to control and prevent access to such areas by Persons engaged in activities which are illegal or violate these Rules, or whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Property and its tenants (and Landlord shall have no liability in damages for such actions taken in good faith). No Tenant and no employee or invitee of Tenant shall enter areas reserved for the exclusive use of Landlord, its employees or invitees or other Persons. Tenant shall keep doors to corridors and lobbies closed except when persons are entering or leaving.
     (2) Signs. Landlord shall prescribe the suite number for the Premises and cause building standard suite identification signage to be placed on or adjacent to the main entrance door of the Premises, and shall provide directory flips for any Property directory consistent with Landlord’s standard practices at the Property. Tenant shall bear the expense of initial building standard signage and directory strips, and Tenant shall pay Landlord’s standard charges for changes requested by Tenant and approved by Landlord thereafter promptly after billing thereof. Tenant shall not paint, display, inscribe, maintain or affix any sign, placard, picture, advertisement name, notice, lettering or direction on any part of the outside or inside of the Property, or on any part of the inside of the Premises which can be seen from the outside of the Premises, without the prior consent of Landlord, and then only such name or names or matter and in such color, size, style, character and material, and with professional designers, fabricators and installers as may be first approved or designated by Landlord in writing; Landlord reserves the right, without notice to Tenant, to remove at Tenant’s expense all matter not so installed or approved.
     (3) Window and Door Treatments. Tenant shall not place anything or allow anything to be placed in the Premises near the glass of any door, partition, wall or window which may be unsightly from outside the Premises, and Tenant shall not place or permit to be placed any article of any kind on any window ledge or on the exterior walls; blinds, shades, awnings or other forms of inside or outside window devices shall not be placed in or about the outside windows or doors in the Premises except to the extent, if any, that the design, character, shape, color, material and make thereof is first approved or designated by Landlord. Tenant shall not install or remove any solar tint film from the windows.
     (4) Balconies and Patios. If the Premises has access to a patio or balcony, Tenant shall have a license to enter such area, subject to the following provisions: (i) Tenant’s access to such area shall be limited to the area immediately adjoining the Premises (and bounded by an extension of the demising lines of the Premises), and Landlord reserves the right to install materials separating Tenant’s area from the area adjoining other tenants’ premises, (ii) Tenant shall use such area only in a manner that is quiet and compatible with the nature of the Building as an office building, which only involves the use of benches or outdoor furniture approved by

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Landlord in writing, and which will not bother, disturb or annoy any other occupants of the Property, and (iii) Tenant’s use thereof shall be subject to the other provisions of this Lease, including the other Rules.
     (5) Lighting and General Appearance of Premises. Landlord reserves the right to designate and/or approve in writing all internal lighting that may be visible from the public, common or exterior areas. The design, arrangement, style, color, character, quality and general appearance of the portion of the Premises visible from public, common and exterior areas, and contents of such portion of the Premises, including furniture, fixtures, signs, art work, wall coverings, carpet and decorations, and all changes, additions and replacements thereto shall at all times have a neat, professional, attractive, first class office appearance.
     (6) Property Tradename, Likeness, Trademarks. Tenant shall not in any manner use the name of the Property for any purpose other than as Tenant’s business address, or use any tradenames or trademarks of Landlord, any other tenant, or their affiliates, or any picture or likeness of the Property, for any purpose, in any letterheads, circulars, notices, advertisements or other material whatsoever.
     (7) Deliveries and Removals. Furniture, freight and other large or heavy articles, and all other deliveries may be brought into the Property only at times and in the manner designated by Landlord, and always at the Tenant’s sole responsibility and risk. Landlord may inspect items brought into the Property or Premises with respect to weight or dangerous nature or compliance with this Lease or Laws. For security purposes, Landlord may (but shall have no obligation to) require that all furniture, equipment, cartons and other articles removed from the Premises or the Property first be listed in a removal authorization signed by a Tenant representative and delivered to Landlord. Tenant shall not take or permit to be taken in or out of other entrances or elevators of the Property any item normally taken, or which Landlord otherwise reasonably requires to be taken, in or out through service doors or on freight elevators. Landlord may impose reasonable requirements for the use of freight elevators and loading areas, and reserves the right to alter schedules, if necessary, without notice (but freight elevators and loading areas will normally be available for use on a first come-first served basis, and shall not require extra charges for standard use). Any hand-carts shall have rubber wheels and sideguards, and no other material-handling equipment may be used without Landlord’s prior written approval.
     (8) Outside Vendors. Tenant shall not obtain for use upon the Premises janitor or other services, except from Persons designated or approved by Landlord. Any Person engaged by Tenant to provide any other services shall be subject to scheduling and direction by the manager or security personnel of the Property. Vendors must use freight elevators and service entrances.
     (9) Overloading Floors; Vaults. Tenant shall not overload any floor or part thereof in the Premises or Property, including any public corridors or elevators therein, by bringing in or removing any large or heavy articles, and Landlord may prohibit, or direct and control the location and size of, safes and all other heavy articles and require at Tenant’s expense

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supplementary supports of such material and dimensions as Landlord may deem necessary to properly distribute the weight.
     (10) Locks and Keys. Tenant shall use such standard key system designated by Landlord on all keyed doors to and within the Premises, excluding any permitted vaults or safes (but Landlord’s designation shall not be deemed a representation of adequacy to prevent unlawful entry or criminal acts, and Tenant shall maintain such additional insurance as Tenant deems advisable for such events). Tenant shall not attach or permit to be attached additional locks or similar devices to any door or window, change existing locks or the mechanism thereof, or make or permit to be made any keys for any door other than those provided by Landlord. If more than two keys for one lock are desired, Landlord will provide them upon payment of Landlord’s charges. In the event of loss of any keys furnished by Landlord, Tenant shall pay Landlord’s reasonable charges therefor. The term “key” shall include mechanical, electronic or other keys, cards and passes.
     (11) Safety And Security Devices, Services And Programs. Safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in Article 10. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law.
     (12) Utility Closets and Connections. Landlord reserves the right to control access to and use of, and monitor and supervise any work in or affecting, the “wire” or telephone, electrical, plumbing or other utility closets, the Systems and Equipment, and any changes, connections, new installations, and wiring work relating thereto (or Landlord may engage or designate an independent contractor to provide such services). Tenant shall obtain Landlord’s prior written reasonable consent for any such access, use and work in each instance, and shall comply with such requirements as Landlord may reasonably impose, and the other provisions of Article 6 respecting electric installations and connections, Article 28 respecting telephone Lines and connections, and Article 9 respecting Work in general. Tenant shall have no right to use any broom closets, storage closets, janitorial closets, or other such closets, rooms and areas whatsoever. Tenant shall not install in or for the Premises any equipment which requires more electric current than Landlord is required to provide under this Lease, without Landlord’s prior written approval, and Tenant shall ascertain from Landlord the maximum amount of load or demand for or use of electrical current which can safely be permitted in and for the Premises, taking into account the capacity of electric wiring in the Property and the Premises and the needs of tenants of the Property, and shall not in any event connect a greater load than such safe capacity.
     (13) Plumbing Equipment. The toilet rooms, urinals, wash bowls, drains, sewers and other plumbing fixtures, equipment and lines shall not be misused or used for any purpose other

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than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein.
     (14) Trash. All garbage, refuse, trash and other waste shall be kept in the kind of container, placed in the areas, and prepared for collection in the manner and at the times and places reasonably specified by Landlord, subject to Article 29 respecting Hazardous Materials. Landlord reserves the right to require that Tenant participate in any recycling program designated by Landlord.
     (15) Alcohol, Drugs, Food and Smoking. Landlord reserves the right to exclude or expel from the Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules. Tenant shall not at any time manufacture, sell, use or give away, any spirituous, fermented, intoxicating or alcoholic liquors on the Premises, nor permit any of the same to occur. Tenant shall not at any time cook, sell, purchase or give away, food in any form by or to any of Tenant’s agents or employees or any other parties on the Premises, nor permit any of the same to occur (other than in microwave ovens and coffee makers properly maintained in good and safe working order and repair in lunch rooms or kitchens for employees as may be permitted or installed by Landlord, and which do not violate any Laws or bother or annoy any other tenant). Tenant and its employees shall not smoke tobacco on any part of the Property (including exterior areas) except those areas, if any, that are designated or approved as smoking areas by Landlord.
     (16) Use of Common Areas; No Soliciting. Tenant shall not use the common areas, including areas adjacent to the Premises, for any purpose other than ingress and egress, and any such use thereof shall be subject to the other provisions of this Lease, including these Rules. Without limiting the generality of the foregoing, Tenant shall not allow anything to remain in any passageway, sidewalk, court, corridor, stairway, entrance, exit, elevator, parking or shipping area, or other area outside the Premises. Tenant shall not use the common areas to canvass, solicit business or information from, or distribute any article or material to, other tenants or invitees of the Property. Tenant shall not make any room-to-room canvass to solicit business or information or to distribute any article or material to or from other tenants of the Property and shall not exhibit, sell or offer to sell, use, rent or exchange any products or services in or from the Premise unless ordinarily embraced within the Tenant’s use of the Premises expressly permitted in the Lease.
     (17) Energy and Utility Conservation. Tenant shall not waste electricity, water, heat or air conditioning or other utilities or services, and agrees to cooperate fully with Landlord to assure the most effective and energy efficient operation of the Property and shall not allow the adjustment (except by Landlord’s authorized Property personnel) of any controls. Tenant shall not obstruct, alter or impair the efficient operation of the Systems and Equipment, and shall not place any item so as to interfere with air flow. Tenant shall keep corridor doors closed and shall not open any windows, except that if the air circulation shall not be in operation, windows which are openable may be opened with Landlord’s consent (not to be unreasonably withheld). If reasonably requested by Landlord (and as a condition to claiming any deficiency in the air-conditioning or ventilation services provided by Landlord), Tenant shall close any blinds or drapes in the Premises to prevent or minimize direct sunlight.

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     (18) Landlord Access to Systems and Equipment. Tenant shall not place partitions, furniture or other obstructions in the Premises which may prevent or impair Landlord’s access to the Systems and Equipment for the Property or the systems and equipment for the Premises.
     (19) Unattended Premises. Before leaving the Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Premises and shut off all lights and water faucets in the Premises (except heat to the extent necessary to prevent the freezing or bursting of pipes).
     (20) Going-Out-Of-Business Sales and Auctions. Tenant shall not use, or permit any other party to use, the Premises for any distress, fire, bankruptcy, close-out, “lost our lease” or going-out-of-business sale or auction. Tenant shall not display any signs advertising the foregoing anywhere in or about the Premises. This prohibition shall also apply to Tenant’s creditors.
     (21) Labor Harmony. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment, or labor and employment practices that, in Landlord’s good faith judgment, may cause strikes, picketing or boycotts or disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Property.
     (22) Prohibited Activities. Tenant shall not: (i) use strobe or flashing lights in or on the Premises, (ii) install or operate any internal combustion engine, boiler, machinery, refrigerating, heating or air conditioning equipment in or about the Premises, (iii) use the Premises for housing, lodging or sleeping purposes or for the washing of clothes, (iv) place any radio or television antennae other than inside of the Premises, (v) operate or permit to be operated any musical or sound producing instrument or device which may be heard outside the Premises, (vi) use any source of power other than electricity, (vii) operate any electrical or other device from which may emanate electrical, electromagnetic, x-ray, magnetic resonance, energy, microwave, radiation or other waves or fields which may interfere with or impair radio, television, microwave, or other broadcasting or reception from or in the Property or elsewhere, or impair or interfere with computers, faxes or telecommunication lines or equipment at the Property or elsewhere, or create a health hazard, (viii) bring or permit any bicycle or other vehicle, or dog (except in the company of a blind person or except where specifically permitted) or other animal or bird in the Property, (ix) make or permit objectionable noise, vibration or odor to emanate from the Premises, (x) do anything in or about the Premises or Property that is illegal, immoral, obscene, pornographic, or anything that may in Landlord’s good faith opinion create or maintain a nuisance, cause physical damage to the Premises or Property, interfere with the normal operation of the Systems and Equipment, impair the appearance, character or reputation of the Premises or Property, create waste to the Premises or Property, cause demonstrations, protests, loitering, bomb threats or other events that may require evacuation of the Building, (xi) advertise or engage in any activities which violate the spirit or letter of any code of ethics or licensing requirements of any professional or business organization, (xii) throw or permit to be thrown or dropped any article from any window or other opening in the Property, (xiii) use the Premises for any purpose, or permit upon the Premises or Property anything, that may be

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dangerous to persons or property (including firearms or other weapons (whether or not licensed or used by security guards) or any explosive or combustible articles or materials), (xiv) place vending or game machines in the Premises, except vending machines for employees, (xv) adversely affect the indoor air quality of the Premises or Property, or (xvi) do or permit anything to be done upon the Premises or Property in any way tending to disturb, bother, annoy or interfere with Landlord or any other tenant at the Property or the tenants of neighboring property, or otherwise disrupt orderly, quiet use and occupancy of the Property.
     (23) Transportation Management. Tenant shall comply with all present or future programs intended to manage parking, transportation or traffic in and around the Property, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Property or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.
     (24) Parking. If the Property contains, or Landlord has the right to use for the Property, a parking garage, structure, facility or area (“Parking Facility”), the following Rules shall apply therein:
     (i) Except as may be expressly provided to the contrary in any other Exhibit to this Lease: (a) Tenant and Tenant’s employees and visitors shall not use more parking spaces than the number derived by applying, the Building-standard parking ratio of 3.6 spaces for every 1,000 square feet of rentable area (which equals a total of seven (7) spaces for the initial Premises), and (b) parking for Tenant and its employees and visitors shall be in areas designated by Landlord from time to time, on a “first come, first served,” unassigned, unreserved basis, in common with Landlord and other tenants at the Property, and their employees and visitors, and other Persons to whom Landlord shall grant the right or who shall otherwise have the right to use the same. In addition, Landlord reserves the right to: (x) adopt additional requirements or procedures pertaining to parking, including systems with charges favoring carpooling, and validation systems, (y) assign specific spaces, and reserve spaces for small and other size cars, disabled persons, and other tenants, customers of tenants or other parties, and (z) restrict or prohibit full size vans and other large vehicles.
     (ii) Parking stickers, key cards or any other devices or forms of identification or entry shall remain the property of Landlord. Such devices must be displayed as requested and may not be mutilated in any manner. Devices are not transferable and any device in the possession of an unauthorized holder will be void. Loss or theft of such devices must be reported to Landlord or any garage manager immediately. Any parking devices reported lost or stolen which are found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen devices found by Tenant or its employees must be reported to Landlord or the office of the garage immediately. Cars must be parked entirely within the stall lines, and only

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small or other qualifying cars may be parked in areas reserved for such cars; all directional signs, arrows and speed limits must be observed; spaces reserved for disabled persons must be used only by vehicles properly designated; washing, waxing, cleaning or servicing of any vehicle is prohibited; every parker is required to park and lock his own car, except to the extent that Landlord adopts a valet parking system; in areas requiring an attendant or security personnel, hours shall be reasonably established by Landlord or its parking operator from time to time; parking is prohibited in areas: (a) not striped or designated for parking, (b) aisles, (c) where “no parking” signs are posted, (d) on ramps, and (e) loading areas and other specially designated areas. Delivery trucks and vehicles shall use only those areas designated therefor.
     (iii) Except for the general unassigned spaces that Tenant may use under subclause (i) above (which shall be free of separate parking charges), Landlord reserves the right to impose such daily or monthly parking charges as Landlord may establish from time to time. Any such monthly fees shall be paid in advance prior to the first of each month. In case of any violation of these rules, Landlord may also refuse to permit the violator to park, and may remove the vehicle owned or driven by the violator from the Property without liability whatsoever, at such violator’s risk and expense. Landlord reserves the right to close all or a portion of the Parking Facility in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the same, or if required by casualty, strike, condemnation, act of God, Law or governmental requirement or guideline, termination or modification of any lease or other agreement by which Landlord obtained parking rights, or any other reason beyond Landlord’s reasonable control.
     (25) Responsibility for Compliance. Tenant shall be responsible for ensuring compliance with these Rules, as they may be amended, by Tenant’s employees and as applicable, by Tenant’s agents, invitees, contractors, subcontractors, and suppliers. Tenant shall cooperate with any reasonable program or requests by Landlord to monitor and enforce the Rules, including providing vehicle numbers and taking appropriate action against such of the foregoing parties who violate these provisions.

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EXHIBIT C
WORK LETTER
CMD 108B (12/00)
Minor Work
Landlord Performance
Turn-Key
     This Work Letter is an Exhibit to the foregoing document (referred to herein for convenience as the “Lease Document”).
     I. The Work
     Landlord shall arrange for the following items of work (the “Work”) to be performed in the Premises, provided that Tenant is not then in violation of the Lease Document:
     1. Repaint currently painted walls (Tenant to select color from Landlord’s Building-standard selections). Existing wall-paper shall be either removed or the wall floated or treated to create a professional look with no wall-paper visible through paint.
     2. Recarpet currently carpeted areas (Tenant to select from Landlord’s Building-standard selections).
     3. Remove broken half-wall from reception area.
     4. Remove dry-erase board in the office with built-in desks.
     5. Repair or replace doors and hardware, ceiling tiles, thermostats, and blinds, as needed.
     6. Tighten existing built-in desks, as needed.
     II. Building-Standard Materials and Other Matters
     The Work shall consist of Landlord’s current building standard materials and finishes, unless otherwise expressly specified above. If Landlord requires further choices or plans to be approved by Tenant respecting the above Work (e.g. color choices or locations respecting the above items), Tenant shall: (i) choose from such choices, if any, that Landlord makes available to Tenant as building standard, and (ii) approve/sign/initial any such further plans as requested by Landlord. If any such further choices or approvals are required, Tenant shall not unreasonably withhold or delay such choices or approvals. If Tenant’s representative fails to provide such choices or approvals within five (5) business days after Landlord requests the same from such representative, Landlord may make such choices and approvals for Tenant and proceed with the Work. Landlord reserves the right to substitute comparable or better materials and items for those specified, so long as they do not materially and adversely affect the appearance of the Premises. Notwithstanding that any plan may show other items, the Work to be provided by Landlord shall include only those items specifically listed above. Without limiting the generality of the foregoing, any personal property, trade fixtures or equipment including, but not limited to, modular or other furniture, and cabling or other items for communications or computer systems, whether or not shown on any plan, shall be provided by Tenant, at Tenant’s sole cost.

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     III. Costs and Additional Items
     Landlord shall pay the full cost of the Work listed above, including any permits and contractors fees. However, Tenant shall pay Landlord any additional costs for work or items that are beyond the items of Work set forth above, if such additional work or items involve changes requested by Tenant. Any amounts that Tenant is required to pay under this Exhibit shall be referred to as ‘Tenant’s Cost’ herein. Tenant’s Cost shall be deemed additional “Rent” under the Lease Document Landlord may at any time reasonably estimate Tenant’s Cost in advance, in which case, Tenant shall deposit such estimated amount with Landlord within five (5) business days after Landlord so requests. If such estimated amount exceeds the actual amount of Tenant’s Cost Tenant shall receive a refund of the difference, and if the actual amount shall exceed the estimated amount, Tenant shall pay the difference to Landlord within five (5) business days after Landlord so requests.

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EXHIBIT 10.3
1st AMENDMENT TO LEASE
This First Amendment To Lease is made and entered into this 29th day of April, 2005, by and between HEALTHCALC NEI, INC., hereinafter referred to as “Tenant” and Parkway Commons, LP, an Oklahoma limited partnership (formerly CMD Realty Investment Fund, II. Ltd), hereinafter referred to as “Landlord”;
Whereas, Landlord and Tenant agree that they are the rightful parties to that certain lease agreement dated September 29, 2003 for Suite 199 at 5068 W. Plano Parkway, Plano, Texas 75093, and whereas Parkway Commons LP (successor Landlord) and Tenant desire to modify and extend said lease;
Now, therefore, in consideration of the premises and other good and valuable consideration receipt of which is hereby acknowledged the above referenced lease is amended as follows:
1.	Anytime after June 1, 2005, Tenant will relocate to Suite 290 (“The Premises”) comprised of 4,036 rentable square feet as indicated on “Exhibit A”, attached hereto and made a part of this lease. Tenant will have no further obligations(s) regarding Suite 199 after July 1, 2005

2.	The lease shall be extended to June 30, 2008

3.	Tenant’s minimum monthly base rent for May, 2005 shall be $2,887.17

4.	Tenant’s minimum monthly base rent for June, 2005 shall be $1,887.17

5.	Tenant’s minimum monthly base rent beginning July 1, 2005 shall be as follows:

Period	Monthly Rent
July 1, 2005 to June 30, 2006	$6,222.00
July 1, 2006 to June 30, 2007	$6,390.00
July 1, 2007 to June 30, 2008	$7,399.00
6.	Tenant accepts the Space in its “as is” condition, however, landlord agrees to install one building standard door, install four power poles, paint and re-carpet the premises with building standards materials

7.	Landlord agrees Tenant has the Right of First Offer on Suite 295, consisting of approximately 1,222 RSF, contiguous with the premises, and as indicated on “Exhibit A” attached hereto, at the same rental rate which is then in effect under said First Amendment to Lease when Tenant exercises its Right of First Offer. Tenant agrees to either accept or decline the space within 5 business days of Landlord’s written notice of intent to lease. If written notice is not received by Landlord by the close of business on the fifth day, Tenant’s option becomes null and void

8.	Tenant agrees to pay all real estate commission for broker services rendered in negotiation of said lease to Transwestern Commercial Services totaling $7,5000.00
Except with the express provision hereof, the lease shall remain in full force and effect in accordance with all the terms and provisions contained therein and each and every term of said lease shall apply.

LANDLORD			TENANT

Parkway Commons, Limited Partnership			HEALTHCALC NEI, INC.
an Oklahoma limited partnership

By:	Acron Parkway Commons, L.L.C.		By:	/s/ Peter A. Egan
	An Oklahoma limited liability company			Peter A. Egan, President
its Managing Member

	By:	Acron (USA) LP
A Texas limited partnership
its sole member

	By:	Acron US Management, Inc.
A Nevada Corporation
its General Partner

	By:	/s/ Greg W. Wilson
Greg W. Wilson, President

EXHIBIT 10.4
2nd AMENDMENT TO LEASE
     This Second Amendment to Lease is made and entered into this 31st day of January, 2006, by and between, HEALTH FITNESS CORPORATION d.b.a. HEALTHCALC.NET, INC., hereinafter referred to as “Tenant” and Parkway Commons, L.P., an Oklahoma limited partnership (formerly CMD Realty Investment Fund II, Ltd.), hereinafter referred to as “Landlord”;
Whereas, Landlord and Tenant agree that they are the rightful parties to that certain lease agreement dated September 29, 2003 and Amended April 29, 2005, for Suite 290 at 5068 W. Plano Parkway, Plano, Texas 75093, and whereas Parkway Commons, L.P. (successor Landlord) and Tenant desire to modify and extend said lease:
Now, therefore, in consideration of the premises and other good and valuable consideration receipt of which is hereby acknowledged, the above-referenced lease is amended as follows:
1.	Expansion. Commencing on March 1, 2007 (“Expansion Date”) or as soon as space is available, Landlord and Tenant agree that Tenant shall expand into suite 256 consisting of approximately 2,003 rentable square feet as indicated on “Exhibit A”, attached hereto and made apart of this lease, for a new total of 6,039 rentable square feet.

2.	Extension. The lease shall be extended to February 28, 2010.

3.	Base Rent. Effective March 1, 2007, the Base Rental Rate shall be as follows for Expansion Premises (2,003) sf):

March 1, 2007 – March 31, 2007:	$ 0.00/Month
April 1, 2007 – December 31, 2007:	$3,505.25/Month
January 1, 2008 – June 30, 2008:	$3,672.17/Month
Current rent for Existing Premises, Suite 290 (4,036 sf), shall remain the same through June 30, 2008 as per existing Lease (2/1/07 – 6/30/07 at $6,390/mo. and 7/1/07 – 6/30/08 at $7,399/mo. in addition to expansion space noted above).

Base Rent for Expansion Premises and Existing Premises (6,039 sf) shall be modified as follows:

July 1, 2008 – December 31, 2008:	$11,071.50/Month
January 1, 2009 – February 28, 2010:	$11,574.75/Month
4.	Tenant Improvements. Landlord shall finish out expansion Premises according to mutually agreed upon space plan not to exceed $700 per square foot.

5.	Right of First Refusal. Tenant shall have an ongoing Right of First Refusal on contiguous space, namely Suite 295 comprised of 1,222 rsf available after 1-31-09 and Suite 250 comprised of 2,174 rsf available after 5-31-07. In the event either current tenant in Suites 295 or 250 do not vacate the premises on or not later than the aforementioned respective dates, Tenant shall have the option to terminate said lease by providing Landlord notice in writing, delivered via certified registered mail with return receipt with sixty days advance notice of its desire to terminate said lease. (See Exhibit B and Exhibit B-1).

6.	Security Deposit. Tenant shall pay an additional Security Deposit for Expansion Space; $3,839.08.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

LANDLORD:	PARKWAY COMMONS, L.P.
an Oklahoma Limited Partnership,

	By:	Acron Parkway Commons, L.L.C.,
an Oklahoma limited liability company
it’s general partner

		By:	Acron (USA), L.P.
a Texas Limited Partnership,
it’s Managing Member

			By:	Acron U.S. Management, Inc.
a Nevada Corporation
it’s general partner

				By:	/s/ Greg W. Wilson
Greg W. Wilson, President

TENANT:	HEALTH FITNESS CORPORATION

	By:	/s/ Wesley W. Winnekins

	Name:	Wesley W. Winnekins

	Its:	Chief Financial Officer

EXHIBIT B
Right of First Refusal
     Provided (a) that no Event of Default, assignment or sublease exists under any term or provision contained in this Lease and no condition exists which with the passage of time or the giving of notice or both would constitute an Event of Default pursuant to this Lease, (b) that Tenant has continuously occupied the Premises for the Permitted Use during the Lease Term, and (c) subject to the pre-existing rights of existing tenants in the Building and other prospective tenants, Tenant (but not any assignee or subtenant) shall have the ongoing right, subject to the terms and conditions set forth below, to lease that certain space as described on Exhibit B-1 attached to this Lease (the “Right of First Refusal Space”) before it is leased to any third party during the initial Lease Term.
     Subject to the terms above, in the event any third party expresses interest in leasing all or any portion of the Right of First Refusal Space during the Lease Term (“Third Party Interest”), Landlord shall offer the entire Right of First Refusal Space to Tenant in writing by certified mail to either Peter Egan, John Ellis or authorized agent upon the same terms, covenants and conditions as provided in this Lease for the original Premises, given that the base rent, the length of lease term, the base year, and the tenant improvement allowance (if any) shall be the same as the terms included in a written bona fide third party offer for the Right of First Refusal Space which are acceptable to Landlord. Tenant shall accept the space “As-Is”, and Tenant shall have no further rights with respect to the Right of First Refusal Space. If Tenant notifies Landlord in writing of the acceptance of such offer within five days after Landlord has delivered such offer to Tenant, Landlord and Tenant shall enter into a written agreement modifying and supplementing the Lease and specifying that such Right of First Refusal Space accepted by Tenant is a part of the Premises demised pursuant to the Lease for the remainder of the Lease Term and any renewal thereof, if applicable, and containing other appropriate terms and conditions relating to the addition of the Right of First Refusal Space to this Lease (including specifically any increase or adjustment of the rent as a result of such addition). Any termination of the Lease shall terminate all rights of Tenant with respect to the Right of First Refusal Space. The rights of Tenant with respect to the Right of First Refusal Space shall not be severable from the Lease, nor many such rights be assigned or otherwise conveyed in connection with any permitted assignment of the Lease. Landlord’s consent to any assignment of the Lease shall not be construed as allowing an assignment or a conveyance of such rights to any assignee (except for a Permitted Transfer). Nothing herein contained should be construed so as to limit or abridge Landlord’s ability to deal with the Right of First Refusal Space or to lease the Right of First Refusal Space to other tenants on the terms set forth herein, Landlord’s sole obligation being to offer, and if such offer is accepted, to deliver the Right of First Refusal Space to Tenant in accordance with this provision.

EXHIBIT A
Expansion Premises
[GRAPHIC]

EXHIBIT B-1
Right of First Refusal Space
[GRAPHIC]

EXHIBIT 10.5
3rd AMENDMENT TO LEASE
     This Third Amendment To Lease is made and entered into this 9th day of May, 2007, by and between, HEALTH FITNESS CORPORATION d.b.a. HEALTHCALC NET, INC, hereinafter referred to as “Tenant” and Parkway Commons, L.P., an Oklahoma limited partnership (formerly CMD Realty Investment Fund II, ltd), hereinafter referred to as “Landlord”;
Whereas, Landlord and Tenant agree that they are the rightful parties to that certain lease agreement dated September 29, 2003, Amended April 29, 2005, for Suite 290, and Amended January 31, 2006 for suite 256 at 5068 W. Plano Parkway, Plano, Texas 75093, and whereas Parkway Commons, L P. (successor Landlord) and Tenant desire to modify and extend said lease:
Now, therefore, in consideration of the premises and other good and valuable consideration receipt of which is hereby acknowledged the above referenced lease is amended as follows:
1.	Expansion. Commencing on June 1, 2007 (“Expansion Date”), or as soon as space is available, Landlord and Tenant agree that Tenant shall expand into suite 250 consisting of approximately 2,174 rentable square feet as indicated on “Exhibit A”, attached hereto and made a pert of this lease, for a new total of 8,213 rentable square feet.

2.	Extension. The lease shall be extended to December 31, 2012.

3.	Base Rent. Effective June 1, 2007, the Base Rental Rate shall be as follows for premises totaling 8,213rsf:

June 1, 2007 - June 30, 2007:	$13,699.75/Month
July 1, 2007 - December 31, 2007:	$14,030.54/Month
January 1, 2008 - December 31, 2008:	$14,372.75/Month
January 1, 2009 - December 31, 2009:	$14,714.96/Month
January 1, 2010 - December 31, 2010:	$15,057.17/Month
January 1, 2011 - December 31, 2011:	S15,399.38/Month
January 1, 2012 - December 31, 2012	$15,741.58/Month
4.	Tenant Improvements. Landlord shall finish out expansion Premises according to mutually agreed upon space plan not to exceed $7.00 per square foot.

5.	Right of First Offer. Landlord agrees Tenant has the Right of First Offer on any space which becomes available for lease on the second floor at the same rental rate which is then in effect under said Third Amendment to Lease when Tenant exercises it Right of First Offer. Tenant agrees to either accept or decline the space within 5 business days of Landlord’s written notice. If written notice is not received by Landlord by the close of business on the fifth day, Tenant’s option becomes null and void.

6.	Security Deposit. Tenant shall pay an additional Security Deposit for Expansion Space; $4,166.83.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.
LANDLORD: PARKWAY COMMONS, L.P.

an Oklahoma Limited Partnership,

By:	Acron Parkway Commons, LL.C.,
an Oklahoma limited liability company
it’s general partner

By:	Acron (USA), L.P.
a Texas Limited Partnership,
it’s Managing Member

	By:	Acron U.S. Management, Inc.
a Nevada Corporation
it’s general partner

		By:	/s/ Greg W. Wilson

Greg W. Wilson, President
TENANT: HEALTH FITNESS CORPORATION

By:	/s/ Wesley W. Winnekins

Name:	Wesley W. Winnekins

Its:	Chief Financial Officer

EXHIBIT A
Expansion Premises
[GRAPHIC]

EXHIBIT B
Right of First Refusal
     Provided (a) that no Event of Default, assignment or sublease exists under any term or provision contained in this Lease and no condition exists which with the passage of time or the giving of notice or both would constitute an Event of Default pursuant to this Lease, (b) that Tenant has continuously occupied the Premises for the Permitted Use during the Lease Term, and (c) subject to the pre-existing rights of existing tenants in the Building and other prospective tenants, Tenant (but not any assignee or subtenant) shall have the ongoing right, subject to the terms and conditions set forth below, to lease that certain space as described on Exhibit B-1 attached to this Lease (the “Right of First Refusal Space”) before it is leased to any third party during the initial Lease Term.
     Subject to the terms above, in the event any third party expresses interest in leasing all or any portion of the Right of First Refusal Space during the Lease Term (“Third Party Interest”), Landlord shall offer the entire Right of First Refusal Space to Tenant in writing by certified mail to either Peter Egan, John Ellis or authorized agent upon the same terms, covenants and conditions as provided in this Lease for the original Premises, given that the base rent, the length of lease term, the base year, and the tenant improvement allowance (if any) shall be the same as the terms included in a written bona fide third patty offer for the Right of First Refusal Space which are acceptable to Landlord. Tenant shall accept the space “As-Is”, and Tenant shall have no further rights with respect to the Right of First Refusal Space. If Tenant notifies Landlord in writing of the acceptance of such offer within five days after Landlord has delivered such offer to Tenant, Landlord and Tenant shall enter into a written agreement modifying and supplementing the Lease and specifying that such Right of First Refusal Space accepted by Tenant is a part of the Premises demised pursuant to the Lease fin the remainder of the Lease Term and any renewal thereof, if applicable, and containing other appropriate terms and conditions relating to the addition of the Right of First Refusal Space to this Lease (including specifically any increase or adjustment of the rent as a result of such addition). Any termination of the Lease shall terminate all rights of Tenant with respect to the Right of First Refusal Space. The rights of Tenant with respect to the Right of First Refusal Space shall not be severable from the Lease, nor may such rights be assigned or otherwise conveyed in connection with any permitted assignment of the Lease. Landlord’s consent to any assignment of the Lease shall not be construed as allowing an assignment or a conveyance of such rights to any assignee (except for a Permitted Transfer). Nothing herein contained should be construed so as to limit or’ abridge Landlord’s ability to deal with the Right of First Refusal Space or to lease the Right of First Refusal Space to other tenants on the terms set forth herein, Landlord’s sole obligation being to offer, and if such offer is accepted, to deliver the Right of First Refusal Space to Tenant in accordance with this provision.

EXHIBIT “B”
Demised Premises
Suite 295
1,222 Rentable Square Feet
[GRAPHIC]

EXHIBIT B-1
Right of First Refusal Space
[GRAPHIC]

EXHIBIT 11.0
Computation of Earnings per Share
The following represents the computation of earnings per share reflecting the assumption that the granted shares under the option and warrants plan which would be dilutive will be exercised.

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net earnings applicable to common shareholders, basic	$173,004	$727,474	$684,671	$1,290,737

Add: Dividend to preferred shareholders	—	—	—	96,410
Less: Change in fair value of warrants	—	(406,694)	—	(841,215)

Net earnings, diluted	$173,004	$320,780	$684,671	$545,932

Weighted average common shares outstanding, basic	19,702,693	18,931,169	19,508,107	17,005,769
Common share equivalents relating to:
Preferred stock	—	—	—	1,916,022
Stock options	591,132	719,502	639,016	786,722
Warrants	230,849	660,158	235,229	597,161
Restricted stock	33,333	—	33,149	—

Weighted average common shares outstanding	20,558,007	20,310,829	20,415,501	20,305,674

Net earnings per share:
Basic	$0.01	$0.04	$0.04	$0.08
Diluted	$0.01	$0.02	$0.03	$0.03

Anti-dilutive preferred stock, stock options and warrants not included in the diluted earnings per share computations	421,250	1,955,272	421,250	1,988,270
See notes to consolidated financial statements.